Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made as of July 29, 2026 (the “Execution Date”),

AMONG:

MANGOCEUTICALS, INC., a corporation incorporated under the Laws of the State of Texas, with its principal executive office at 17130 N. Dallas Parkway, Suite 240, Dallas, Texas 75248 (“Mango” or the “Public Company”);

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NUCLEA ENERGY INC., a corporation existing under the Laws of British Columbia, with an office at 2425 Skymark Ave., Unit 5, Mississauga, Ontario L4W 4Y6 (“Nuclea” or the “Company”);

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the Persons listed on Schedule A as principal shareholders of Nuclea, solely for the purposes of the provisions of this Agreement and the applicable Transaction Documents expressly applicable to them;

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the Persons listed and identified on Schedule B as principal shareholders of Mango, solely for the purposes of the provisions of this Agreement and the applicable Transaction Documents expressly applicable to them.

Mango, Nuclea and, where applicable, the Principal Nuclea Shareholders and Mango Principals are each a “Party” and collectively, the “Parties”.

RECITALS:

WHEREAS Mango is a corporation existing under the Laws of the State of Texas, the common stock of which is listed for trading on the Nasdaq Capital Market under the symbol “MGRX”;

AND WHEREAS Nuclea is a corporation existing under the Laws of British Columbia and is engaged in the development of advanced nuclear technology, including its Morpheus Microreactor;

AND WHEREAS the Parties have agreed to effect a business combination of Mango and Nuclea (the “Transaction”) through a Canadian exchangeable share structure, pursuant to which the shareholders of Nuclea will acquire, on an as-exchanged basis, approximately 96% of the equity interests of Mango, on a fully diluted basis, immediately following Completion (and prior to giving effect to the PIPE Share Issuance), subject to the terms and conditions of this Agreement;

AND WHEREAS the Parties intend to effect the Transaction pursuant to this Agreement and the other Transaction Documents through an amalgamation and exchangeable share structure, pursuant to which, among other things, holders of Nuclea Shares will become entitled to receive Exchangeable Shares and having the rights contemplated by the Transaction Documents, subject to the terms and conditions of this Agreement, including the Nasdaq Cap until the Required Approvals have been obtained;

AND WHEREAS, on the Effective Date, the PIPE Investors and Mango will consummate the PIPE Financing and the PIPE Share Issuance, both of which are conditions to Closing;

AND WHEREAS, on the Effective Date, Mango and its current CEO Jacob D. Cohen will terminate Mr. Cohen’s employment agreement and execute (i) a release and separation agreement and (ii) a consulting agreement, in the forms attached hereto as Schedule C (together, the “Cohen Executive Agreements”);

AND WHEREAS, following Closing, Mango will seek the approval of its stockholders for the removal of the Nasdaq Cap restrictions applicable to the economic rights, voting rights and exchange rights associated with the Exchangeable Shares and the issuance of Mango Common Stock in excess of the Nasdaq Cap in connection with the transactions contemplated hereby, and will seek the approval by Nasdaq of the Mango Initial Listing Application;

AND WHEREAS each of the parties hereto intends that, for United States federal and applicable state income tax purposes, (i) the Exchangeable Shares shall be treated as stock in Mango and not as equity in ExchangeCo or Amalco and (ii) the Amalgamation shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code (a “Plan of Reorganization”) with respect to the Amalgamation;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATION

(a) Definitions

For the purposes of this Agreement, the following terms have the following meanings:

“Act” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57, together with the regulations made thereunder, in each case as amended from time to time.

“Adjustment Event” has the meaning given in the Exchangeable Share Provisions attached as Schedule D.

“Affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia).

“Amalco” means the corporation resulting from the Amalgamation pursuant to Article 2, under the name “Nuclea Amalco Inc.” or such other name as Mango and Nuclea may agree.

“Amalco Sub” means the corporation to be incorporated under the Laws of British Columbia prior to Closing by ExchangeCo as a direct wholly owned subsidiary of ExchangeCo, under such name as Mango and Nuclea may agree.

“Amalgamation” means the amalgamation of Amalco Sub and Nuclea under the Act on the terms set out in Article 2 and the Amalgamation Agreement.

“Amalgamation Agreement” means the amalgamation agreement to be entered into among Nuclea, Amalco Sub and ExchangeCo in connection with the Amalgamation.

“Articles of Amalgamation” means the articles of amalgamation of Amalco to be filed under the Act in connection with the Amalgamation.

“Automatic Exchange Right” has the meaning specified in the Voting and Exchange Trust Agreement.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia or Dallas, Texas.

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“Call Rights” means, collectively, the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, each as defined in the Exchangeable Share Provisions.

“CallCo” means the British Columbia unlimited liability company to be incorporated under the Laws of British Columbia prior to Closing by Mango as a direct wholly owned subsidiary of Mango, under such name as Mango and Nuclea may agree.

“Certificate of Amalgamation” means the certificate of amalgamation issued by the Registrar under the Act giving effect to the Amalgamation.

“Closing” means the completion of the Transaction on the Effective Date in accordance with 11.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Completion” has the meaning set forth in Section 11.2.

“Current Market Price” has the meaning specified in the Exchangeable Share Provisions.

“Dissenting Shareholder” means a registered holder of Nuclea Shares who has validly exercised, and has not withdrawn or been deemed to have withdrawn, rights of dissent in accordance with the Act.

“Effective Date” means the date shown on the certificate of Amalgamation issued under the Act giving effect to the Amalgamation.

Effective Time” means the time at which the Closing takes place.

“Encumbrance” means any mortgage, charge, pledge, lien, security interest, adverse claim, preemptive or similar right, defect, tax, right of first refusal, security interest or other third-party right or other encumbrance or restriction of any kind.

“Escrow Account” means the escrow account to be established by the Escrow Agent for the purposes of the PIPE Financing.

“Escrow Agent” means the escrow agent appointed by Mango and the PIPE Investors in connection with the PIPE Financing.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“ExchangeCo” means the British Columbia unlimited liability company to be incorporated under the Laws of British Columbia prior to Closing by Mango as a direct wholly owned subsidiary of Mango, under such name as Mango and Nuclea may agree.

“Exchange Ratio” means the product of (a) the quotient of (i) Fully Diluted Mango Shares, divided by (ii) Fully Diluted Nuclea Shares; multiplied by (b) Twenty-Four (24). The Exchange Ratio shall be used to determine the entitlement of holders of Nuclea Shares to receive Exchangeable Shares pursuant to the Transaction.

“Exchange Right” has the meaning specified in the Voting and Exchange Trust Agreement.

“Exchangeable Shares” means the exchangeable shares in the capital of ExchangeCo having the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions.

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“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set out in Schedule D.

“Exchangeable Shareholders” means, at any time, the registered holders of Exchangeable Shares, other than Mango, CallCo, ExchangeCo and their respective Affiliates.

“FDA” means the U.S. Food and Drug Administration.

“FTC” means the U.S. Federal Trade Commission.

“Fully Diluted Mango Shares” means, at any time, the aggregate number of shares of Mango Common Stock outstanding at such time, calculated on a fully diluted basis after giving effect to the exercise, conversion or exchange of all outstanding options, warrants, convertible securities, Exchangeable Shares and other rights to acquire shares of Mango Common Stock.

“Fully Diluted Nuclea Shares” means, at any time, the aggregate number of shares of Mango Shares outstanding at such time, calculated on a fully diluted basis after giving effect to the exercise, conversion or exchange of all outstanding options, warrants, convertible securities, and other rights to acquire shares of Nuclea Shares.

“Governmental Authority” means any domestic or foreign government, court, tribunal, regulatory or administrative agency, commission, bureau, board, ministry, department, securities commission, stock exchange, self-regulatory organization or other governmental or quasi-governmental authority, including the SEC, Nasdaq and any applicable Canadian securities regulatory authority.

“Indebtedness” of any Person means, without duplication. (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with U.S. GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with U.S. GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above;

“Insolvent” means, (i) with respect to any Party, on a consolidated basis, (A) the present fair saleable value of such Party’s and its Subsidiaries’ assets is less than the amount required to pay such Party’s and its Subsidiaries’ total Indebtedness (as defined below), (B) such Party and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) such Party and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature; and (ii) with respect to such Party and each Subsidiary, individually, (A) the present fair saleable value of such Party’s or such Subsidiary’s (as the case may be) assets is less than the amount required to pay its respective total Indebtedness (as defined below), (B) such Party or such Subsidiary (as the case may be) is unable to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) such Party or such Subsidiary (as the case may be) intends to incur or believes that it will incur debts that would be beyond its respective ability to pay as such debts mature.

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“Intellectual Property” means rights, licenses, trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor.

“Law” means all applicable U.S., Canadian federal, state, provincial, territorial, municipal and local statutes, regulations, rules, ordinances, by-Laws, Orders and other legal requirements, as well as any such statutes, regulations, rules, ordinances, by-Laws, Orders and other legal requirements of any other nation that apply to any Party. “Law” also includes, without limitation, (a) for Mango and its Subsidiaries, all U.S. federal and state statutes, regulations, rules, ordinances, bylaws, Orders and other legal requirements affecting the men’s wellness industry sector, including without limitation those of the FDA, the FTC, and any similar state or foreign regulatory agency or agency with jurisdiction over Mango’s business activities; (b) for Nuclea and its Subsidiaries, the Canadian Nuclear Safety Commission and the U.S. Nuclear Regulatory Commission, and any similar state or foreign regulatory agency or agency with jurisdiction over Mango’s business activities; and (c) for all Parties, all applicable environmental, data privacy, money laundering, sanctions and criminal statutes, regulations, rules, ordinances, bylaws, Orders and other legal requirements.

“Lock-up Agreements” means the lock-up agreements to be executed by the Principal Nuclea Shareholders and the Mango Principals, substantially in the form attached as Schedule I.

“Mango and Peaches” means Mango and Peaches Corp., a wholly owned subsidiary of Mango.

“Mango Control Transaction” has the meaning specified in the Exchangeable Share Provisions.

“Mango Common Stock” means the common stock, par value $0.0001 per share, of Mango.

“Mango Common Stock Equivalents” means the Mango Preferred Stock, the Mango Warrants and the Mango Options, taken together.

“Mango Initial Listing Application” means the initial listing application to be submitted by Mango to Nasdaq in connection with the Transaction and the Completion.

“Mango Options” means the issued and outstanding options to purchase Mango Common Stock, as more fully described in the Mango Disclosure Letter.

“Mango Preferred Stock” means the Mango Series B Convertible Preferred Stock and the Mango Series C Convertible Preferred Stock, taken together.

“Mango Principals” means the shareholders, officers and directors of Mango listed on Schedule B under that heading.

“Mango Series B Convertible Preferred Stock” means the series B convertible stock issued by Mango to certain investors.

“Mango Series C Convertible Preferred Stock” means the series C convertible stock issued by Mango to certain investors.

“Mango Special Voting Share” means the one share of special voting stock or preferred stock, as finally determined by U.S. counsel pursuant to Mango’s constating documents and applicable Texas Law (including the TBOC), to be issued by Mango to the Trustee at Closing and held by the Trustee pursuant to the Voting and Exchange Trust Agreement for the benefit of the Exchangeable Shareholders.

“Mango Stockholder Approval” means the approval of the stockholders of Mango required under applicable Law and Nasdaq requirements for the issuance of Mango Common Stock in excess of the Nasdaq Cap in connection with the Transaction and the Transaction Documents.

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“Mango Stockholder Meeting” means the special meeting of the stockholders of Mango to be held after the Closing for the purposes of obtaining the Mango Stockholder Approval and voting on the other Mango Proposals.

“Mango Voting Support Agreements” means the voting support agreements to be entered into among Mango, Nuclea and certain stockholders, directors and executive officers of Mango (including without limitation Jacob D. Cohen) pursuant to which such stockholders agree (i) to vote in favor of the Mango Stockholder Approval and all other Mango Proposals at the Mango Stockholder Meeting, (ii) to not transfer their Mango Common Stock until Completion (subject to the exceptions provided therein) and (iii) to take such other actions provided therein necessary to implement the Transaction and the Completion, in the form attached as Schedule H.

“Mango Warrants” means the issued and outstanding warrants to purchase Mango Common Stock, as more fully described in the Mango Disclosure Letter.

“Material Adverse Effect” means, with respect to a Party, any event, change, condition, circumstance or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of that Party and its subsidiaries taken as a whole, other than any event, change, condition, circumstance or effect resulting from: (a) general economic, financial, currency exchange, securities, or commodity market conditions; (b) conditions generally affecting the industries in which the Party operates; (c) any change in Law or GAAP after the date hereof; or (d) the announcement of this Agreement or the Transaction or the Completion, in each case except to the extent such event, change, condition, circumstance or effect has a disproportionate effect on such Party relative to comparable businesses.

“Nasdaq Approval” means the approval by Nasdaq of the Mango Initial Listing Application.

“Nasdaq Cap” means, until the Required Approvals have been obtained, the maximum number of shares of Mango Common Stock, economic or voting rights that may be issued, exercised, delivered deemed to be issued pursuant to the Transaction and the maximum aggregate economic rights, voting rights and exchange rights that may be exercised, received, realized or made available in respect of the Exchangeable Shares, in each case measured on an as-converted basis and counted together for purposes of determining compliance with applicable Nasdaq rules, which cap shall initially equal 19.99% of the outstanding Mango Common Stock immediately prior to Closing, subject to adjustment as required by applicable Law or Nasdaq requirements.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nuclea Shareholder Approval” means the approval of the Amalgamation by the holders of Nuclea Shares in accordance with the Act and Nuclea’s constating documents, whether by written consent resolution or otherwise.

“Nuclea Shares” means the common shares (and any other class of shares, if applicable) in the capital of Nuclea outstanding immediately prior to the Effective Date.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Person” means an individual, corporation, partnership, trust, unincorporated association, joint venture or other entity, or Governmental Authority.

“PIPE Financing” shall mean an investment in Mango by the PIPE Investors, in an amount of not less than the PIPE Minimum Amount, to be funded out of the Escrow Account simultaneously with the Closing.

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“PIPE Investors” means the investors in the PIPE Financing.

“PIPE Minimum Amount” means fifteen million dollars (U.S. $15,000,000), prior to giving effect to fees and expenses relating to the PIPE Financing.

“PIPE Share Issuance” means the issuance by Mango on the Effective Date of convertible preferred shares and warrants to the PIPE Investors.

“Principal Nuclea Shareholders” means the Persons listed on Schedule A under that heading.

“Pro Rata Share” means with respect to each Nuclea Shareholder, a fraction expressed as a percentage equal to the number of Nuclea Shares owned by such Nuclea Shareholder, divided by the total number of issued and outstanding Nuclea Shares owned by all Nuclea Shareholders as of the Execution Date.

“Required Approvals” means the Mango Stockholder Approval and the Nasdaq Approval, as well as any other consent or approval required by any third party (whether pursuant to this Agreement, applicable Law, or otherwise) in order to fully implement the rights and arrangements contemplated by the Transaction Documents, as well as the approval by the Mango Stockholders of the other Mango Proposals.

“Required Reserve Amount” means no less than 100% of the maximum number of Shares of Mango Common Stock issuable upon exchange of the Exchangeable Shares and the exercise or conversion of all Mango Common Stock Equivalents then outstanding.

“Retraction Call Right”, “Redemption Call Right” and “Liquidation Call Right” have the meanings given in the Exchangeable Share Provisions.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiaries” means any Person in which any Party, directly or indirectly, (a) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (b) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

“Support Agreement” means the support agreement to be entered into among Mango, CallCo and ExchangeCo substantially in the form attached as Schedule F.

“Tax” or “Taxes” means any and all federal, state, local, non-U.S. and other taxes, levies, fees, imposts, duties and charges of whatever kind in the nature of a tax (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, utility, unemployment compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means all returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax, including any amendment or attachment thereto.

“TBOC” means the Texas Business Organizations Code.

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“Transaction” has the meaning given in the Recitals.

“Transaction Documents” means this Agreement, the Amalgamation Agreement, the Exchangeable Share Provisions, the Support Agreement, the Voting and Exchange Trust Agreement, the Mango Voting Support Agreements, the Lock-Up Agreements, the Cohen Executive Agreements, the Series B Preferred Waiver and all other agreements and instruments delivered in connection with the Transaction.

“Trustee” means such corporate trustee or third-party trustee as Mango and Nuclea may agree, acting in its capacity as trustee under the Voting and Exchange Trust Agreement.

“U.S. GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“Variable Rate Transaction” means a transaction in which an entity (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of such entity’s common equity either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of common equity at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the such entity or the market for its common equity or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby such entity issue securities at a future determined price.

“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be entered into among Mango, CallCo, ExchangeCo and the Trustee substantially in the form attached as Schedule G.

Other capitalized terms used in this Agreement and not otherwise defined have the meanings given to them elsewhere in this Agreement or in the Schedules.

(b) Headings, etc.

The division of this Agreement into Articles, Sections, and Schedules, and the insertion of headings, are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c) Number and Gender

Words importing the singular include the plural and vice versa; words importing gender include all genders.

(d) Date for Any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(e) Statutory References

Any reference to a statute includes all regulations made thereunder and all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

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(f) Currency

All references to currency in this Agreement are to United States dollars unless otherwise indicated.

(g) Invalidity of Provisions

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

(h) Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement will be interpreted in accordance with GAAP, applied on a consistent basis.

(i) Knowledge

Any reference to the “knowledge” of a Party means the actual knowledge of the senior executive officers of that Party, after reasonable inquiry. Notwithstanding the foregoing, any reference to the “knowledge” of Mango or any of its Subsidiaries shall mean the actual knowledge of Jacob D. Cohen, after reasonable inquiry.

(j) Schedules

The following Schedules form part of this Agreement:

Schedule A - Principal Nuclea Shareholders

Schedule B - Mango Principals

Schedule C - Form of Cohen Executive Agreements

Schedule D — Exchangeable Share Provisions of ExchangeCo

Schedule E – [Reserved]

Schedule F — Form of Support Agreement

Schedule G — Form of Voting and Exchange Trust Agreement

Schedule H — Form of Mango Voting Support Agreement

Schedule I —Form of Lock-Up Agreement

2. THE TRANSACTION

2.1 [Reserved]

2.2 Amalgamation

At the Effective Time, Amalco Sub and Nuclea shall amalgamate and continue as one corporation, Amalco, in accordance with the Act and the Amalgamation Agreement, in such form as the parties mutually agree, each acting reasonably, pursuant to which, among other things:

(a)	holders of Nuclea Shares shall become entitled to receive Exchangeable Shares in accordance with this Agreement, the Amalgamation Agreement and the Exchange Ratio, subject to any rights of dissent that may be exercised in accordance with the Act;

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(b)	Amalco shall continue as a corporation under the Act under the name “Nuclea Amalco Inc.”, or such other name as Mango and Nuclea may agree, and the applicable regulators may approve; and

(c)	the rights of holders of Nuclea Shares, Exchangeable Shareholders and any Dissenting Shareholders shall thereafter be determined in accordance with this Agreement, the Amalgamation Agreement, the Exchangeable Share Provisions and applicable Law.

2.3 Other Closing Actions

At the Closing, the Parties shall take such actions as are contemplated by this Agreement and the other Transaction Documents in connection with the Transaction.

2.4 Dissent Rights

Notwithstanding any other provision of this Agreement, a registered holder of Nuclea Shares who validly exercises rights of dissent in respect of the Amalgamation in accordance with the Act and who is not deemed to have withdrawn such rights and has not otherwise withdrawn such rights (a “Dissenting Shareholder”) shall be entitled to be paid the fair value of such holder’s Nuclea Shares in accordance with the Act.

A Dissenting Shareholder shall cease to have any rights as a holder of Nuclea Shares, other than the right to be paid the fair value of such holder’s Nuclea Shares in accordance with the Act.

Any Nuclea Shares held by a Dissenting Shareholder shall not be converted into Exchangeable Shares pursuant to this Agreement unless and until such holder has withdrawn, or is deemed to have withdrawn, such holder’s dissent rights under the Act, in which case such holder shall be entitled to receive the Exchangeable Shares that such holder would otherwise have been entitled to receive under this Agreement. The sole right of a Dissenting Shareholder shall be payment of the fair value of such holder’s Nuclea Shares in accordance with the Act.

2.5 Effective Date

The Amalgamation shall become effective on the date shown on the certificate of Amalgamation issued by the Director under the Act, which the Parties shall use commercially reasonable efforts to cause to occur as promptly as practicable after satisfaction or waiver of the conditions in Article 11.

2.6 Directors and Officers of Amalco

The initial directors and officers of Amalco shall be as mutually agreed by the Parties no later than the date of Amalco’s formation, and the Parties shall take all actions necessary to give effect to those appointments.

2.7 U.S. Securities Law Matters

The Parties acknowledge that Closing is intended to occur prior to obtaining the Mango Stockholder Approval and/or the Nasdaq Approval. Following Closing, Mango shall use commercially reasonable efforts to prepare and file the Registration Statement as required by the SEC, Nasdaq or applicable Law in connection with obtaining the Mango Proposals including, without limitation, to obtain the Required Approvals and permit the full implementation of the rights associated with the Exchangeable Shares, including the issuance of Mango Common Stock in excess of the Nasdaq Cap following receipt of the Required Approvals.

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2.8 Withholding

Each of Mango and, upon their incorporation, CallCo, ExchangeCo and Amalco shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as it is required to deduct and withhold under any Law, and any amounts so withheld and remitted to the appropriate Governmental Authority shall be treated for all purposes as having been paid to the Person in respect of which such withholding was made. Upon their incorporation, CallCo, ExchangeCo and Amalco will be authorized to sell or otherwise dispose of, on behalf of such Person in respect of which a deduction of withholding was made, such portion of any shares deliverable to such person as is necessary to provide sufficient funds to and CallCo, ExchangeCo or Amalco, as the case may be, to enable it to comply with such deduction or withholding requirement and CallCo, ExchangeCo or Amalco, as the case may be, shall notify such person thereof and remit the applicable portion of the net proceeds of such sale (after deducting all reasonable commissions, fees and other reasonable expenses in respect of such sale) to the appropriate Governmental Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person. Any such sale will be made in accordance with applicable Laws and at prevailing market prices, in respect of a particular price, for the portion of shares so sold. CallCo, ExchangeCo and Amalco will not be liable for any loss arising out of any such sale.

2.9 U.S. Tax Treatment

For U.S. federal income tax purposes (and for purposes of any applicable state or local income Tax Law that follows US. federal income Tax Law), each of the parties intends that the Amalgamation qualify for the Intended Tax Treatment. The parties to this Agreement hereby (i) adopt this Agreement as a Plan of Reorganization with respect to the Amalgamation, (ii) agree to file and retain such information as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment and not otherwise to take any position or action inconsistent with the Intended Tax Treatment unless required as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Tax Law) or otherwise required by a Governmental Authority. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has knowingly taken or will knowingly take any action (or knowingly fail to take any action), if such fact, circumstance or action (or failure to act) would be reasonably expected to prevent or impede the Intended Tax Treatment, and each of the parties shall use its reasonable best efforts to cause the Amalgamation to qualify for the Intended Tax Treatment. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement.

2.10 Completion

The Completion shall occur after the Closing, as soon as practicable after the Required Approvals have been obtained, as further set forth in Section 11.3.

3. EXCHANGEABLE SHARE STRUCTURE

3.1 Rights, Privileges, Restrictions and Conditions

The Exchangeable Shares in the capital of ExchangeCo shall have the rights, privileges, restrictions and conditions set out in full in Schedule D, and shall include provisions governing:

(a) dividend and distribution equivalence with Mango Common Stock, subject to the Nasdaq Cap until the Required Approvals have been obtained;

(b) retraction rights of Exchangeable Shareholders, including the corresponding Retraction Call Right of CallCo;

(c) redemption rights of ExchangeCo, including the corresponding Redemption Call Right of CallCo;

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(d) liquidation, dissolution and winding-up entitlements, including the corresponding Liquidation Call Right of CallCo;

(e) voting participation through the Mango Special Voting Share and the Voting and Exchange Trust Agreement, subject to the Nasdaq Cap until the Required Approvals have been obtained;

(f) automatic exchange rights upon specified events affecting Mango or ExchangeCo;

(g) participation in any Mango Control Transaction, subject to the Nasdaq Cap until the Required Approvals have been obtained;

(h) adjustments required to preserve the economic and voting equivalence of the Exchangeable Shares and Mango Common Stock;

(i) the right of CallCo, in the circumstances specified in the Exchangeable Share Provisions, to acquire Exchangeable Shares upon a retraction, redemption or liquidation event in lieu of ExchangeCo satisfying the applicable redemption, retraction or liquidation obligation directly, in each case on terms intended to preserve the economic equivalence of the Exchangeable Shares and Mango Common Stock, subject to the Nasdaq Cap until the Required Approvals have been obtained; and

(j) with (a) through (i) remaining in compliance with the Nasdaq Cap and the applicable procedures until receipt of the Required Approvals.

3.2 Reservation of Shares

Mango shall at all times reserve and keep available out of its authorized but unissued capital stock such number of shares of Mango Common Stock as is sufficient to satisfy its obligations under the Exchangeable Share Provisions, the Support Agreement and the Voting and Exchange Trust Agreement, including in connection with any exchange, retraction, redemption, liquidation or automatic exchange of Exchangeable Shares.

Mango shall take all actions necessary to ensure that all shares of Mango Common Stock issuable in accordance with the Exchangeable Share Provisions, the Support Agreement and the Voting and Exchange Trust Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

3.3 Exchangeable Share Exchange Ratio into Mango Common Stock

Subject to adjustment in accordance with the Exchangeable Share Provisions and this Agreement, each Exchangeable Share shall be exchangeable for one share of Mango Common Stock, provided that the issuance of Mango Common Stock upon any exchange, retraction, redemption, liquidation or automatic exchange shall remain subject to the Nasdaq Cap until the Required Approvals have been obtained.

No fractional share of Mango Common Stock shall be issued upon the exchange, retraction, redemption, liquidation or purchase of any Exchangeable Share or upon the exercise of any Exchange Right, Automatic Exchange Right or any call right contemplated by the Exchangeable Share Provisions.

If any holder would otherwise be entitled to receive a fractional share of Mango Common Stock, the number of shares of Mango Common Stock issuable to that holder shall be rounded down to the nearest whole share and the holder shall receive, in lieu of the fractional share, an amount in cash equal to the product obtained by multiplying:

(a) the applicable fractional interest; by

(b) the Current Market Price of one share of Mango Common Stock on the Business Day immediately preceding the applicable payment date.

provided that no cash payment shall be made where the aggregate amount otherwise payable to the holder is less than US$10.00.

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3.4 Nasdaq Cap

Notwithstanding anything to the contrary contained in this Agreement, the Exchangeable Share Provisions, the Support Agreement or the Voting and Exchange Trust Agreement, until the Required Approvals have been obtained:

(a) no Exchangeable Shareholder shall be entitled to receive, and neither Mango nor any of its Affiliates shall be obligated to issue, any shares of Mango Common Stock to the extent that such issuance would cause Mango to exceed the Nasdaq Cap, nor shall any Exchangeable Shareholder be entitled to receive any economic benefit from any Exchangeable Share to the extent that such benefit would cause Mango to exceed the Nasdaq Cap, and no Exchangeable Shareholder shall be entitled to exercise, receive or realize economic rights, voting rights or exchange rights attributable to Exchangeable Shares to the extent that, when aggregated with Mango Common Stock issued pursuant to the Transaction, such rights would exceed the Nasdaq Cap. Any such rights shall remain subject to the Exchangeable Share Provisions and shall be deferred until the Required Approvals have been obtained;

(b) no voting rights attached to the Mango Special Voting Share shall be exercisable to the extent that such exercise would cause the Exchangeable Shareholders, in the aggregate, to exercise voting rights in excess of the Nasdaq Cap;

(c) any shares of Mango Common Stock, economic rights, voting rights or exchange rights otherwise attributable to Exchangeable Shares in excess of the Nasdaq Cap shall remain subject to the Exchangeable Share Provisions and shall not be issued, exercised or realized until the Required Approvals have been obtained; and

(d) promptly following receipt of the Required Approvals, Mango shall take all actions necessary to permit the issuance of any shares of Mango Common Stock, economic rights, voting rights and exchange rights previously restricted by the Nasdaq Cap and to permit the Mango Special Voting Share to carry the full voting rights contemplated by the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement.

3.5 Call Rights

The Exchangeable Share Provisions shall provide CallCo with customary retraction call rights, redemption call rights and liquidation call rights exercisable in the circumstances specified therein.

The exercise by CallCo of any such call right shall result in CallCo acquiring the applicable Exchangeable Shares on substantially the same economic terms as would otherwise apply upon the corresponding retraction, redemption or liquidation event.

The call rights shall be administered in a manner that:

(a) preserves the intended economic equivalence between the Exchangeable Shares and Mango Common Stock, subject to the Nasdaq Cap until the Required Approvals have been obtained;

(b) prevents duplication of any payment, distribution, issuance or other entitlement in respect of the same Exchangeable Shares; and

(c) supports the intended Canadian tax treatment of the Exchangeable Shares and the exchangeable share structure generally.

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4. VOTING SHARE AND TRUST

4.1 Mango Special Voting Share

At or prior to Closing, Mango shall ensure that one Mango Special Voting Share has been issued to the Trustee, to be held by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Exchangeable Shareholders, other than Mango, CallCo, ExchangeCo and their respective Affiliates, on the terms of the Voting and Exchange Trust Agreement.

The Mango Special Voting Share shall carry, in the aggregate, a number of votes equal to the number of votes that the holders of outstanding Exchangeable Shares would have been entitled to exercise had those holders exchanged their Exchangeable Shares for Mango Common Stock immediately prior to the applicable record date, provided that the aggregate voting rights represented by the Exchangeable Shares and any Mango Common Stock issued pursuant to the Transaction shall not exceed the Nasdaq Cap until the Required Approvals have been obtained, and subject to adjustment in accordance with the Voting and Exchange Trust Agreement.

Until the Required Approvals have been obtained, neither the Trustee nor any Exchangeable Shareholder shall be entitled to exercise voting rights attached to the Mango Special Voting Share to the extent that doing so would result in voting rights being exercised in excess of the Nasdaq Cap.

4.2 Voting and Exchange Trust Agreement

The Parties shall enter into the Voting and Exchange Trust Agreement on or before Closing.

The Voting and Exchange Trust Agreement shall provide, among other things, that:

(a) the Trustee will hold the Mango Special Voting Share for the benefit of the Exchangeable Shareholders and exercise the votes attached thereto solely in accordance with voting instructions received from Exchangeable Shareholders;

(b) the Trustee will hold and exercise the Exchange Right and Automatic Exchange Rights for the benefit of the Exchangeable Shareholders, subject to the Nasdaq Cap until the Required Approvals have been obtained;

(c) until the Required Approvals have been obtained, the Trustee shall not exercise voting rights attached to the Mango Special Voting Share to the extent such exercise would exceed the Nasdaq Cap;

(d) the Voting and Exchange Trust Agreement shall contain such provisions as are necessary to ensure compliance with the Nasdaq Cap and applicable Nasdaq requirements until the Required Approvals have been obtained;

(e) Exchangeable Shareholders will be entitled to participate on an economically equivalent basis in any Mango Control Transaction, subject to the Nasdaq Cap until the Required Approvals have been obtained; and

(f) Mango, CallCo and ExchangeCo will not take any action that would impair the rights of Exchangeable Shareholders under the Exchangeable Share Provisions, the Support Agreement, any Call Rights and the Voting and Exchange Trust Agreement.

4.3 Trustee Instruction Mechanics

The Trustee shall, in accordance with the Voting and Exchange Trust Agreement:

(a) provide or cause to be provided to each Exchangeable Shareholder copies of all notices, proxy materials, information statements and other communications provided by Mango to holders of Mango Common Stock in connection with any meeting of Mango stockholders or any written consent sought from holders of Mango Common Stock;

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(b) solicit voting instructions from the Exchangeable Shareholders in respect of the votes attached to the Mango Special Voting Share;

(c) exercise the votes attached to the Mango Special Voting Share solely in accordance with the voting instructions validly received from Exchangeable Shareholders and on a basis that provides each Exchangeable Shareholder with the number of votes that the holder would have been entitled to exercise had the holder exchanged its Exchangeable Shares for Mango Common Stock immediately prior to the applicable record date; and

(d) not exercise any votes attributable to Exchangeable Shares in respect of which no valid voting instructions have been received, except as expressly provided in the Voting and Exchange Trust Agreement.

Mango shall provide the Trustee with all notices, proxy materials, information statements and other communications sufficiently in advance of the applicable meeting, consent deadline or other corporate action to permit the Trustee to comply with its obligations under this Section 4.3 and the Voting and Exchange Trust Agreement.

4.4 Resignation, Removal and Succession of Trustee

The Voting and Exchange Trust Agreement shall provide for the resignation, removal and replacement of the Trustee and the appointment of a successor trustee. No resignation or removal of the Trustee shall become effective until a successor trustee has been appointed and has executed an instrument accepting the appointment and agreeing to be bound by the Voting and Exchange Trust Agreement. Any successor trustee shall:

(a) be a trust company, corporate trustee or other third-party trustee acceptable to Mango and Nuclea, acting reasonably;

(b) be independent of Mango, and upon their formation, CallCo and ExchangeCo;

(c) have the corporate power and capacity to perform the obligations of the Trustee under the Voting and Exchange Trust Agreement; and

(d) satisfy any additional eligibility requirements specified in the Voting and Exchange Trust Agreement.

Upon the appointment of a successor trustee, all rights, powers, duties and obligations of the former Trustee under the Voting and Exchange Trust Agreement shall vest in the successor trustee without any further act or conveyance, subject to the execution and delivery of such instruments as may reasonably be required to evidence the succession.

5. SUPPORT AGREEMENT

5.1 Entry into Support Agreement

The Parties shall enter into the Support Agreement on or before Closing, pursuant to which Mango shall, among other things:

(a) reserve and keep available sufficient shares of Mango Common Stock to satisfy the obligations of Mango and CallCo arising in respect of the exchange, retraction, redemption, liquidation or automatic exchange of the Exchangeable Shares, subject to the Nasdaq Cap until the Required Approvals have been obtained;

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(b) not declare or pay any dividend or other distribution on Mango Common Stock unless ExchangeCo is able to declare and pay an economically equivalent dividend or distribution on the Exchangeable Shares in accordance with the Exchangeable Share Provisions, subject to the Nasdaq Cap until the Required Approvals have been obtained;

(c) take all actions and do all things reasonably necessary to enable and permit ExchangeCo and CallCo to perform their respective obligations in respect of the Exchangeable Shares and to preserve the rights of Exchangeable Shareholders under the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement; and

(d) not take any action that would result in the economic rights attaching to the Exchangeable Shares ceasing to be equivalent in all material respects to the corresponding economic rights attaching to Mango Common Stock, subject to the Nasdaq Cap until the Required Approvals have been obtained or that would adversely affect the voting rights available through the Mango Special Voting Share, except as permitted by the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement or with any approval required thereunder.

5.2 Post-Closing and Post-Completion Board and Executive Composition

At Closing. At or immediately following Closing, Mango shall take all actions necessary or advisable to appoint Sagar Sanhgera as an additional director of the board of directors of Mango, subject to such individual satisfying applicable Law, Nasdaq requirements and Mango’s generally applicable director qualification requirements. At or immediately following Closing, Mango shall take all actions necessary or advisable to appoint (a) Josef Freundorfer as the Chief Executive Officer, and (b) Sagar Sanghera as Executive Chairman of Mango. At the same time, Mr. Jacob D. Cohen shall resign as Mango’s Chief Executive Officer and shall be appointed as President of Mango, in accordance with the Cohen Executive Agreements. Mango shall add Messrs. Sanghera and Freundorfer as additional insured parties under its then existing director and officer liability insurance policies, on the same terms as are provided to Mango’s current officers and directors, no later than the Effective Time.

At Completion. At Completion, the individuals designated by the Principal Nuclea Shareholders and included in the as nominees for director in the Registration Statement, and approved at the Mango Stockholder Meeting shall be appointed to the Mango Board of Directors, and any other then existing directors not so approved at the Mango Stockholder Meeting shall resign as directors. All such appointments shall be subject to such individuals satisfying applicable Law, Nasdaq requirements and Mango’s generally applicable director qualification requirements. At or immediately after Completion, the Mango Board shall appoint such new executive officers as directed by the Principal Nuclea Shareholders shall direct, and any then existing Mango executive officers not so appointed shall resign from their positions.

5.3 Preservation of ExchangeCo and Amalco

Until no Exchangeable Shares, other than Exchangeable Shares held by Mango, CallCo or their respective Affiliates, remain outstanding, Mango shall not, and shall cause its Affiliates not to, take any action that would materially impair the exchangeable share structure or adversely affect the rights of Exchangeable Shareholders under this Agreement, the Exchangeable Share Provisions, the Support Agreement or the Voting and Exchange Trust Agreement, except:

(a) in connection with a transaction permitted under the Exchangeable Share Provisions, the Support Agreement and the Voting and Exchange Trust Agreement; or

(b) with the approval of the Exchangeable Shareholders required under the Exchangeable Share Provisions.

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6. CONSIDERATION

6.1 Exchange Ratio

Subject to adjustment under Section 6.3, each Nuclea Share outstanding immediately prior to the Effective Time shall be entitled to receive that number of fully paid and non-assessable Exchangeable Shares determined in accordance with the Exchange Ratio in accordance with this Agreement and the Amalgamation Agreement.

For greater certainty, the Exchange Ratio shall be determined in a manner that gives effect to the economic allocation reflected in this Section 6.1 and shall be adjusted in accordance with Section 6.3 to preserve such economic allocation.

6.2 Treatment of Nuclea Options and Convertible Securities

Unless otherwise agreed by Mango and Nuclea in writing prior to Closing, Nuclea shall cause all options, warrants, convertible securities and other rights to acquire Nuclea Shares outstanding immediately prior to the Effective Time to be converted, as of the Closing into Mango options, warrants, convertible securities and other rights to acquire Mango Common Stock. Any such converted securities shall provide the holders thereof with substantial equivalence to the Nuclea securities so converted, and any exercise or conversion thereof shall be subject to the Nasdaq Cap until the Required Approvals have been obtained.

Prior to Closing, Nuclea shall deliver evidence satisfactory to Mango, acting reasonably, confirming the treatment of all such securities and rights.

6.3 Adjustment

If, during the period beginning on the Execution Date and ending immediately prior to the Effective Time:

(a) Mango subdivides, consolidates, reclassifies or otherwise changes the outstanding Mango Common Stock;

(b) Nuclea subdivides, consolidates, reclassifies or otherwise changes the outstanding Nuclea Shares;

(c) Mango or Nuclea declares or pays a stock dividend or other distribution payable in equity securities;

(d) Mango or Nuclea effects a recapitalization, reorganization, exchange of shares or similar transaction affecting its outstanding equity securities;

(e) Mango issues, grants, sells, reserves for issuance or becomes obligated to issue any equity securities or any securities convertible into, exchangeable for, exercisable for or otherwise carrying the right to acquire equity securities;; or

(f) any other event occurs that would, in the absence of adjustment, materially alter the economic allocation contemplated by this Agreement, then the Exchange Ratio, the number of Exchangeable Shares issuable pursuant to this Agreement and any ownership percentages contemplated by this Agreement shall be automatically and equitably adjusted so as to preserve, as nearly as practicable, the economic ownership interest contemplated by the Parties as of the Execution Date.

Without limiting the foregoing, any issuance by Mango of additional equity securities between the Execution Date and the Effective Time shall result in such adjustment to the Exchange Ratio as is necessary to preserve the relative ownership percentages agreed by the Parties pursuant to Section 6.1.

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6.4 No Interest

No interest shall accrue or be payable in respect of:

(a) any Exchangeable Shares or other consideration deliverable under this Agreement;

(b) any cash payable in lieu of a fractional share; or

(c) any other amount payable pursuant to this Agreement,

except to the extent expressly required by applicable Law.

6.5 Nasdaq Cap Acknowledgement

The Parties acknowledge and agree that the Exchangeable Shares are intended to provide the holders thereof with rights that are, as nearly as practicable, equivalent to the rights attaching to Mango Common Stock. Notwithstanding the foregoing, until the Required Approvals have been obtained, the aggregate economic rights, voting rights and exchange rights attributable to the Exchangeable Shares, together with any Mango Common Stock issued pursuant to the Transaction, shall be limited by and subject to the Nasdaq Cap.

For greater certainty, until the Required Approvals have been obtained, no Exchangeable Shareholder shall be entitled to receive, exercise or realize any economic rights, voting rights, exchange rights or other benefits attributable to Exchangeable Shares to the extent that, when aggregated with the Mango Common Stock issued pursuant to the Transaction, such rights or benefits would exceed the Nasdaq Cap.

Any economic rights, voting rights, exchange rights or issuances of Mango Common Stock otherwise attributable to Exchangeable Shares in excess of the Nasdaq Cap shall remain subject to the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and the Support Agreement and shall be deferred until the Required Approvals have been obtained.

Promptly following receipt of the Required Approvals, the Exchangeable Shares shall provide the holders thereof with the full economic rights, voting rights and exchange rights contemplated by this Agreement, the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and the Support Agreement, and Mango shall take all actions necessary to permit the issuance and realization of all rights and benefits previously restricted by the Nasdaq Cap.

7. REPRESENTATIONS AND WARRANTIES OF MANGO

Except as disclosed in the disclosure letter of Mango delivered concurrently with this Agreement (the “Mango Disclosure Letter”) or in the Mango SEC Reports (as defined below), Mango represents and warrants to Nuclea as set out in this Article 7 and acknowledges that Nuclea is relying upon those representations and warranties in entering into this Agreement and completing the Transaction and the Completion.

Disclosure in the Mango SEC Reports shall qualify a representation or warranty in this Article 7 only to the extent that the applicability of the disclosure to the representation or warranty is reasonably apparent on its face, excluding any disclosure contained solely in a risk factor, forward-looking statement or other cautionary, predictive or forward-looking disclosure.

The representations and warranties of Mango contained in this Agreement shall survive until the Completion.

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7.1 Organization and Qualification

Mango is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Each Subsidiary of Mango is, and each of CallCo, ExchangeCo and Amalco Sub, when formed, will be, a corporation or other entity duly incorporated or otherwise formed, validly existing and in good standing under the Laws of the U.S. state or foreign in which it was formed, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Mango and each Subsidiary of Mango is, and each of CallCo, ExchangeCo and Amalco, when formed, will be, duly qualified or licensed to carry on business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes that qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mango and its Subsidiaries taken as a whole.

7.2 Corporate Authorization; Enforceability

Mango has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party, to perform its obligations thereunder and, subject to obtaining the Required Approvals, if required, to complete the Transaction and the Completion.

The execution and delivery by Mango of this Agreement and the completion by Mango of the Transaction and the Completion have been duly authorized by all necessary corporate action on the part of Mango, subject only to obtaining the Required Approvals, if required.

This Agreement has been duly executed and delivered by Mango and constitutes a legal, valid and binding obligation of Mango, enforceable against Mango in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity.

The issuance of the Exchangeable Shares and the Mango Special Voting Share in connection with the Transaction, and the issuance of the Mango Common Stock from and after the Completion, have been duly authorized, and upon issuance thereof in accordance with the terms of the Transaction Documents shall be validly issued, fully paid and non-assessable and free from all Encumbrances with respect to the issuance thereof. As of the Closing, Mango shall have reserved from its duly authorized capital stock not less than the Required Reserve Amount, for future issuance subject to the Nasdaq Cap until the Required Approvals have been obtained, and shall maintain such reserve for so long as any Exchangeable Shares remain outstanding. Upon issuance upon conversion in accordance with the Exchangeable Shares and the Mango Common Stock Equivalents, the Mango Common Stock when issued, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.

7.3 No Conflict; Consents

The execution and delivery by Mango of this Agreement and each Transaction Document to which it is or will be a party, the performance by Mango of its obligations thereunder and the completion of the Transaction do not and will not:

(a) contravene, conflict with or result in a violation of Mango’s certificate of formation, bylaws or other constating documents;

(b) assuming receipt of the approvals and completion of the filings contemplated by this Agreement, contravene, conflict with or result in a violation of any applicable Law or Order;

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(c) result in a breach of, constitute a default under, or give rise to a right of termination, acceleration, amendment, payment or cancellation under any Mango Material Contract; or

(d) result in the creation of any Encumbrance on any material property or asset of Mango (excluding for this purpose any Encumbrance on any Mango capital stock or Mango Common Stock Equivalent),

except, in the case of paragraphs (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mango or materially impair or delay the completion of the Transaction or the Completion.

Except as set out in the Mango Disclosure Letter, no consent, approval, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by Mango in connection with the execution and delivery of this Agreement or completion of the Transaction and the Completion, other than:

(i) filings with the SEC;

(ii) filings, notifications or approvals required by Nasdaq (including, without limitation the Nasdaq Approval);

(iii) the Mango Stockholder Approval, if required;

(iv) the filing of any certificate of amendment or designation required to authorize the Mango Special Voting Share;

(v) applicable filings under Canadian securities Laws; and

(vi) such other consents, approvals, filings or notifications the failure of which to obtain or make would not reasonably be expected to materially impair or delay the completion of the Transaction and/or the Completion.

7.4 Capitalization

The authorized capital stock of Mango and the number of issued and outstanding shares of each class and series of capital stock of Mango, in each case as of the Execution Date, are accurately set out in the Mango Disclosure Letter.

The Mango Disclosure Letter sets out, as of the Execution Date, all outstanding Mango Common Stock, Mango Preferred Stock, Mango Warrants, Mango Options and any other Mango Common Stock Equivalents and/or other rights, agreements or commitments that obligate Mango to issue, sell, transfer, repurchase or redeem any shares of its capital stock.

All outstanding shares of Mango Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as disclosed in the Mango Disclosure Letter, there are no outstanding:

(a) securities convertible into or exchangeable for shares of Mango;

(b) options, warrants or other rights to acquire shares of Mango;

(c) obligations of Mango to issue, sell, repurchase, redeem or otherwise acquire any securities of Mango; or

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(d) stockholder agreements, voting trusts, proxies or similar agreements to which Mango is a party relating to the voting or transfer of any securities of Mango.

The Mango Disclosure Letter sets forth the effect of any change of control, fundamental transaction or other acceleration right affecting any of the Mango Common Stock Equivalents that result from the consummation of the Transaction and/or the Completion, with each disclosed separately. The Mango Disclosure Letter also identifies any provision(s) contained in any Mango Preferred Stock that prohibits or in any way restricts Mango from entering into any Variable Rate Transaction.

The shares of Mango Common Stock issuable pursuant to the Exchangeable Share Provisions, the Support Agreement and the Voting and Exchange Trust Agreement will, when issued in accordance with the applicable Transaction Documents, be duly authorized, validly issued, fully paid and non-assessable.

Except as disclosed in the Mango Disclosure Letter, since the date of Mango’s most recently filed Form 10-K, Mango has not issued any shares of capital stock, options, warrants, convertible securities or other rights to acquire securities of Mango, other than issuances expressly permitted under this Agreement.

Except as disclosed in the Mango Disclosure Letter, there are no outstanding Variable Rate Transactions, equity lines, floating conversion instruments, convertible debt instruments or other securities containing anti-dilution, price reset or variable conversion features.

Except as disclosed in the Mango Disclosure Letter, no preferred stock of Mango is issued and outstanding other than the Mango Special Voting Share contemplated by this Agreement.

7.5 SEC Reports; Financial Statements

Mango has filed or furnished all forms, reports, registration statements, schedules and other documents required to be filed or furnished by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, collectively, the “Mango SEC Reports”).

Except as disclosed in the Mango Disclosure Letter, Mango has timely filed all Mango SEC Reports required to be filed by it. Mango has delivered or has made available to Nuclea or its representatives true, correct and complete copies of each of Mango SEC Reports not available on the EDGAR system. For Mango SEC Reports available on EDGAR system which Mango provides to Nuclea or its representatives, Mango confirmed such copies are true and correct. As of their respective dates, the Mango SEC Reports complied in all material respects with the requirements of the Exchange Act and the U.S. Securities Act, as appropriate, and the rules and regulations of the SEC promulgated thereunder applicable to Mango SEC Reports, and none of the Mango SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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As of their respective dates, the financial statements of Mango included in the Mango SEC Reports (the “Mango Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such Mango Financial Statements have been prepared in accordance with U.S. GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Mango Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or presented in summary) and fairly present in all material respects the financial position of Mango as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, which will not be material, either individually or in the aggregate). The reserves, if any, established by Mango or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by Mango on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by Mango in the Mango Financial Statements or otherwise. No other information provided by or on behalf of Mango to Nuclea which is not included in the Mango SEC Reports (including, without limitation, information provided for Nuclea’s due diligence purposes or in the Mango Disclosure Letter) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. Mango is not currently contemplating to amend or restate any of the Mango Financial Statements (including, without limitation, any notes or any letter of the independent accountants of Mango with respect thereto) included in the Mango SEC Reports, nor is Mango currently aware of facts or circumstances which would require Mango to amend or restate any of the Mango Financial Statements, in each case, in order for any of the Mango Financial Statements to be in compliance with GAAP and the rules and regulations of the SEC. Mango has not been informed by its independent accountants that they recommend that Mango amend or restate any of the Mango Financial Statements or that there is any need for Mango to amend or restate any of the Mango Financial Statements.

Except as disclosed in the Mango Disclosure Letter, Mango has no unresolved written comments from the staff of the SEC relating to the Mango SEC Reports.

7.6 Absence of Undisclosed Liabilities

Since the date of Mango’s most recent audited financial statements contained in a Form 10-K, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects of Mango or any of its Subsidiaries. Since the date of Mango’s most recent audited financial statements contained in a Form 10-K, neither Mango nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business or (iii) made any capital expenditures, individually or in the aggregate, outside of the ordinary course of business. Neither Mango nor any of its Subsidiaries has taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Mango or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Mango and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the Transaction and the Completion, will not be Insolvent.

Mango has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, that would be required to be reflected or reserved against in a consolidated balance sheet of Mango prepared in accordance with U.S. GAAP, other than:

(a) liabilities reflected or reserved against in the most recent consolidated balance sheet included in the Mango SEC Reports;

(b) liabilities incurred in the ordinary course of business since the date of that balance sheet;

(c) liabilities incurred in connection with this Agreement or the Transaction or the Completion; and

(d) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mango.

Without limiting the foregoing, the Mango Disclosure Letter sets forth all material indebtedness, vendor payables, lease obligations, litigation obligations, severance obligations and other material liabilities of Mango and its Subsidiaries existing as of the Execution Date.

Except as disclosed in the Mango Disclosure Letter, Mango is not party to any obligation which would reasonably be expected to require a payment or settlement in excess of US$100,000 following Closing.

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7.7 Compliance with Laws; Nasdaq Listing

Mango is in compliance in all material respects with all Laws applicable to Mango and its business, properties and assets.

The Mango Common Stock is listed on the Nasdaq Capital Market. Except as disclosed in the Mango Disclosure Letter:

(a) Mango has not received any written notice, or to the knowledge of Mango, oral notice from Nasdaq asserting that Mango is not in compliance with any applicable continued listing requirement that has not been resolved or remains outstanding;

(b) no proceeding is pending or, to the knowledge of Mango, threatened to suspend trading in or delist the Mango Common Stock; and

(c) Mango is in compliance in all material respects with the applicable rules and listing standards of Nasdaq.

Mango has taken, or prior to Closing will take, all actions required by Nasdaq in connection with the Transaction and the Transaction Documents.

Except as disclosed in the Mango Disclosure Letter, Mango has not received any written notice from Nasdaq indicating that Mango is not in compliance with the minimum bid price requirements, minimum stockholders’ equity requirements or any other continued listing requirement that remains unresolved as of the Execution Date.

7.8 Litigation

Except as disclosed in the Mango Disclosure Letter:

(a) there is no Claim pending or, to the knowledge of Mango, threatened that would reasonably be expected to result in liability to Mango exceeding US$100,000;

(b) there is no Claim pending or, to the knowledge of Mango, threatened which seeks to prevent, enjoin or materially delay the Transaction or the Completion;

(c) Mango has disclosed all material litigation, arbitrations, investigations and regulatory proceedings involving Mango and its subsidiaries.

Without limiting the foregoing, the Mango Disclosure Letter contains materially complete disclosure regarding the matter set forth on Annex 1 hereto.

7.9 Legacy Obligations

Except as disclosed in the Mango Disclosure Letter:

(a) Mango is not obligated to make any severance, change of control, retention, transaction bonus or similar payment as a result of the execution of this Agreement or execution of the Transaction and/or the Completion;

(b) no current or former director, officer, employee or consultant of Mango is entitled to accelerated vesting, accelerated payments or similar benefits triggered by the Transaction and/or the Completion; and

(c) there are no obligations relating to Mango and Peaches, Jacob D. Cohen or any similar legacy arrangements (whether or not specifically identified in this Agreement or in annex 1) other than as disclosed in the Mango Disclosure Letter.

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7.10 Disclosure Controls and Internal Control over Financial Reporting

Mango has established and maintains disclosure controls and procedures and internal control over financial reporting as required by the Exchange Act.

Mango’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by Mango in reports filed or furnished under the Exchange Act is recorded, processed, summarized and reported within the periods specified by applicable SEC rules and is accumulated and communicated to Mango’s management as appropriate to allow timely decisions regarding required disclosure.

Except as disclosed in the Mango SEC Reports or the Mango Disclosure Letter, Mango has not identified any material weakness in its internal control over financial reporting that has not been disclosed as required by applicable Law.

7.11 Material Adverse Effect; Orders

Except as disclosed in the Mango Disclosure Letter or the Mango SEC Reports, there is no Claim pending or, to the knowledge of Mango, threatened against Mango or any of its properties or assets that:

(a) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Mango; or

(b) seeks to prevent, materially delay or materially impair the completion of the Transaction or the Completion.

Mango is not subject to any outstanding Order that would reasonably be expected to have a Material Adverse Effect on Mango or prevent, materially delay or materially impair the completion of the Transaction or the Completion.

7.12 Taxes

Except as disclosed in the Mango Disclosure Letter:

(a) Mango has timely filed all material income and other Tax Returns required to be filed by it, and each such Tax Return is true, correct and complete in all material respects;

(b) Mango has timely paid all material Taxes due and payable by it, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP;

(c) Mango has deducted, withheld and remitted all material amounts required to be deducted, withheld or remitted under applicable Tax Laws;

(d) no material audit, examination, assessment or other proceeding relating to Taxes of Mango is pending or, to the knowledge of Mango, threatened in writing; and

(e) Mango is not a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a contract entered into in the ordinary course of business the principal purpose of which is not related to Taxes).

(f) Mango has not been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

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(g) Mango has no liability for the Taxes of any other Person: (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law.

(h) Mango is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Mango has not been a party to any “listed transaction” or failed to report any “reportable transaction” as such terms are defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) and as such reporting is required pursuant thereto.

(j) Mango has not been a party to any transaction treated by it as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(k) Mango will not be required to include any material item of income or exclude any material item of deduction for any taxable period ending after the Effective Date as a result of: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting for a taxable period ending on or before the Effective Date; (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Effective Date; (iii) any installment sale or open transaction disposition made on or before the Effective Date; (iv) any prepaid amount or deferred revenue realized or received on or before the Effective Date; (v) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (vi) election under Section 965 of the Code.

(l) Mango is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation.

(m) Mango is not an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

(n) Mango has not received any written claim from a Governmental Authority and has no permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a jurisdiction in which Mango does not file Tax Returns that Mango is or may be subject to taxation in that jurisdiction.

7.13 Material Contracts

The Mango Disclosure Letter identifies all of the following agreements (each, a “Mango Material Contract”):

(a) any financing arrangement;

(b) any convertible security;

(c) any shelf registration statement;

(d) any ATM program;

(e) any equity line of credit;

(f) any registration rights agreement;

(g) the Joseph Gunnar engagement;

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(h) the PIPE Financing or any other consummated or contemplated financing arrangement;

(i) any agreement relating to Jacob D. Cohen or the parties listed on Annex 1 hereto, or with any other counterparty that is not otherwise disclosed pursuant to this Section, that would reasonably be expected to survive Closing;

(j) any currently effective real estate lease to which Mango or a Subsidiary thereof is a party;

(k) any agreement that relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(l) any agreement that involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or relates to the disposition shares or other equity interests of Mango or any Subsidiary thereof or another Person, or relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of Mango, any Subsidiary thereof, or any of their respective business or material assets;

(m) any agreement that contains covenants that limit in any material respect the ability of Mango (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, other than in respect of customary non-disclosure agreements entered into by Mango in the ordinary course of business or (B) to purchase or acquire an interest in any other Person;

(n) any agreement that is between (A) Mango or any Subsidiary thereof and (B) any directors, managers, officers or employees of Mango or any Subsidiary thereof (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any other Affiliate of Mango, including all non-competition, severance and indemnification agreements; and

(o) any agreement that evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of Mango having an outstanding principal amount in excess of $200,000, other than those incurred in the ordinary course of business of Mango.

Except as disclosed in the Mango Disclosure Letter, with respect to each Mango Material Contract: (i) such Mango Material Contract is valid and binding and enforceable in all respects against Mango and/or its Subsidiaries, as the case may be, that is party thereto and, to the knowledge of Mango, against each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity), in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Mango, taken as a whole; (ii) the consummation of the Transaction and the Completion will not affect the validity or enforceability of any Mango Material Contract; (iii) neither Mango nor any Subsidiary thereof is in breach or default in any material respect as to any Mango Material Contract; (iv) to the knowledge of Mango, no other party to such Mango Material Contract is in breach or default in any material respect; (v) neither Mango nor any Subsidiary thereof has received written or, to the knowledge of Mango, oral notice of an intention by any party to any such Mango Material Contract to terminate such Mango Material Contract; and (vi) neither Mango nor any Subsidiary thereof has waived any material rights under any such Mango Material Contract. Each Mango Material Contract is valid and binding on Mango and, to the knowledge of Mango, on each other party thereto, and is in full force and effect, subject to bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity.

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7.14 Mango Stockholder Approval

To the knowledge of Mango, no fact or circumstance exists that would reasonably be expected to prevent Mango from obtaining the Mango Stockholder Approval following Closing.

Mango has not entered into any voting agreement, proxy, irrevocable undertaking or similar arrangement that would impair its ability to seek and obtain the Mango Stockholder Approval.

7.15 Related Party Transactions

Except as disclosed in the Mango SEC Reports or the Mango Disclosure Letter, there are no transactions, arrangements or relationships between Mango and any director, executive officer, stockholder or other related person that are required to be disclosed under Item 404 of Regulation S-K and have not been so disclosed.

7.16 Brokers and Financial Advisors

Except as disclosed in the Mango Disclosure Letter, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, advisory, success or similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Mango for which Nuclea, ExchangeCo, Amalco or any of their respective Affiliates could become liable.

7.17 Transaction Exempt from U.S. Securities Act.

The Transaction is intended to be an transaction exempt from the registration requirements of the U.S. Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”). None of the Company, any of its affiliates (as defined in Rule 501(b) under the U.S. Securities Act) or any person acting on behalf of Mango or such affiliate will solicit any offer to buy or offer or sell the Exchangeable Shares by means of any form of general solicitation or general advertising within the meaning of Regulation D, including but not limited to: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

7.18 Information Supplied

None of the information supplied or to be supplied in writing by Mango expressly for inclusion or incorporation by reference in any registration statement, proxy statement (including without limitation the Proxy Statement/Prospectus), information statement or other document required to be filed with the SEC or another Governmental Authority in connection with the Transaction or the Completion will:

(a) at the time the applicable document is filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or

(b) in the case of any registration statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Mango makes no representation or warranty under this Section 7.18 with respect to information supplied by or on behalf of Nuclea expressly for inclusion or incorporation by reference in any such document.

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8. REPRESENTATIONS AND WARRANTIES OF NUCLEA

Except as disclosed in the disclosure letter of Nuclea delivered concurrently with this Agreement (the “Nuclea Disclosure Letter”) or in the Nuclea F-1 (as defined below), Nuclea represents and warrants to Mango as set out in this Article 8 and acknowledges that Mango is relying upon those representations and warranties in entering into this Agreement and completing the Transaction and the Completion.

Disclosure in the Nuclea F-1 shall qualify a representation or warranty in this Article 8 only to the extent that the applicability of the disclosure to the representation or warranty is reasonably apparent on its face, excluding any disclosure contained solely in a risk factor, forward-looking statement or other cautionary, predictive or forward-looking disclosure. “Nuclea F-1” means Nuclea’s Registration Statement on Form F-1 (Registration No. 333- 295006) filed on July 1, 2026 (with all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein. Mango acknowledges that the Nuclea F-1 has not been declared effective by the SEC.

The representations and warranties of Nuclea contained in this Agreement shall survive until the Completion.

8.1 Organization and Qualification

Nuclea is a corporation duly incorporated, validly existing and in good standing under the Laws of British Columbia and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of Nuclea is a corporation or other entity duly incorporated or otherwise formed, validly existing and in good standing under the Laws of the U.S. state or foreign in which it was formed, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Nuclea and each Subsidiary of Nuclea is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification, licensing or registration necessary, except where the failure to be so qualified, licensed, registered or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nuclea and its Subsidiaries taken as a whole.

8.2 Corporate Authorization; Enforceability

Nuclea has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party, to perform its obligations thereunder and, subject to obtaining the Required Approvals, if required, to complete the Transaction and the Completion.

The execution and delivery by Nuclea of this Agreement and the completion by Nuclea of the Transaction and the Completion have been duly authorized by all necessary corporate action on the part of Nuclea, subject only to obtaining the Required Approvals, if required.

This Agreement has been duly executed and delivered by Nuclea and constitutes a legal, valid and binding obligation of Nuclea, enforceable against Nuclea in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity.

8.3 No Conflict; Consents

The execution and delivery by Nuclea of this Agreement and each Transaction Document to which it is or will be a party, the performance by Nuclea of its obligations thereunder and the completion of the Transaction do not and will not:

(a) contravene, conflict with or result in a violation of Nuclea’s articles, bylaws or other constating documents;

(b) assuming receipt of the approvals and completion of the filings contemplated by this Agreement, contravene, conflict with or result in a violation of any applicable Law or Order;

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(c) result in a breach of, constitute a default under, or give rise to a right of termination, acceleration, amendment, payment or cancellation under any Nuclea Material Contract; or

(d) result in the creation of any Encumbrance on any material property or asset of Nuclea,

except, in the case of paragraphs (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nuclea or materially impair or delay the completion of the Transaction or the Completion.

Except as set out in the Nuclea Disclosure Letter, no consent, approval, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by Nuclea in connection with the execution and delivery of this Agreement or completion of the Transaction and the Completion, other than:

(a) filings with the SEC;

(b) filings, notifications or approvals required by Nasdaq (including, without limitation the Nasdaq Approval);

(c) the Nuclea Shareholder Approval, if and to the extent required;

(d) applicable filings under Canadian securities Laws; and

(e) such other consents, approvals, filings or notifications the failure of which to obtain or make would not reasonably be expected to materially impair or delay the completion of the Transaction and/or the Completion.

8.4 Capitalization

The authorized capital stock of Nuclea and the number of issued and outstanding shares of each class and series of capital stock of Nuclea, in each case as of the Execution Date, are accurately set out in the Nuclea Disclosure Letter.

The Nuclea Disclosure Letter sets out, as of the Execution Date, all outstanding Nuclea Shares and any common share equivalents and/or other rights, agreements or commitments that obligate Nuclea to issue, sell, transfer, repurchase or redeem any shares of its capital stock.

All outstanding Nuclea Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as disclosed in the Nuclea Disclosure Letter and/or the Nuclea F-1, there are no outstanding:

(a) securities convertible into or exchangeable for shares of Nuclea;

(b) options, warrants or other rights to acquire shares of Nuclea;

(c) obligations of Nuclea to issue, sell, repurchase, redeem or otherwise acquire any securities of Nuclea; or

(d) stockholder agreements, voting trusts, proxies or similar agreements to which Nuclea is a party relating to the voting or transfer of any securities of Nuclea.

The Nuclea Disclosure Letter sets forth the effect of any change of control, fundamental transaction or other acceleration right affecting any of the Nuclea common share equivalents that result from the consummation of the Transaction and/or the Completion, with each disclosed separately. The Nuclea Disclosure Letter also identifies any provision(s) contained in any Nuclea securities that prohibits or in any way restricts Nuclea from entering into any Variable Rate Transaction.

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Except as disclosed in the Nuclea Disclosure Letter, since the filing date of the Nuclea F-1, Nuclea has not issued any shares of capital stock, options, warrants, convertible securities or other rights to acquire securities of Nuclea, other than issuances expressly permitted under this Agreement.

Except as disclosed in the Nuclea Disclosure Letter and/or the Nuclea F-1, there are no outstanding Variable Rate Transactions, equity lines, floating conversion instruments, convertible debt instruments or other securities containing anti-dilution, price reset or variable conversion features.

8.5 Nuclea F-1; Financial Statements

Nuclea has filed the Nuclea F-1, as to which the SEC has verbally confirmed that it has no more comments. Nuclea will use commercially reasonable efforts to withdraw the Nuclea F-1 upon the execution of this Agreement.

Nuclea has delivered or has made available to Mango or its representatives a true, correct and complete copy of the Nuclea F-1. As of July 1, 2026, the Nuclea F-1 complied in all material respects with the requirements of the Exchange Act and the U.S. Securities Act, as appropriate, and the rules and regulations of the SEC promulgated thereunder applicable to it, and the Nuclea F-1, at the time it was filed with the SEC, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As of their respective dates, the financial statements of Nuclea included in Nuclea F-1 (the “Nuclea Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such Nuclea Financial Statements have been prepared in accordance with U.S. GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such Nuclea Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or presented in summary) and fairly present in all material respects the financial position of Nuclea as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, which will not be material, either individually or in the aggregate). The reserves, if any, established by Nuclea or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by Nuclea on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by Nuclea in the Nuclea Financial Statements or otherwise. No other information provided by or on behalf of Nuclea to Mango which is not included in the Nuclea F-1 (including, without limitation, information provided for Mango’s due diligence purposes, and information referred to in this Agreement or in the Nuclea Disclosure Letter) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. Nuclea is not currently contemplating to amend or restate any of the Nuclea Financial Statements (including, without limitation, any notes or any letter of the independent accountants of Nuclea with respect thereto) included in the Nuclea SEC Reports, nor is Nuclea currently aware of facts or circumstances which would require Nuclea to amend or restate any of the Nuclea Financial Statements, in each case, in order for any of the Nuclea Financial Statements to be in compliance with GAAP and the rules and regulations of the SEC. Nuclea has not been informed by its independent accountants that they recommend that Nuclea amend or restate any of the Nuclea Financial Statements or that there is any need for Nuclea to amend or restate any of the Nuclea Financial Statements.

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8.6 Absence of Undisclosed Liabilities

Since the date of Nuclea’s most recent audited financial statements contained in the Nuclea F-1, there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects of Nuclea or any of its Subsidiaries. Since the date of Nuclea’s most recent audited financial statements contained in the Nuclea F-1, neither Nuclea nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business or (iii) made any capital expenditures, individually or in the aggregate, outside of the ordinary course of business. Neither Nuclea nor any of its Subsidiaries has taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Nuclea or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Nuclea and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the Transaction and the Completion, will not be Insolvent.

Nuclea has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, that would be required to be reflected or reserved against in a consolidated balance sheet of Nuclea prepared in accordance with U.S. GAAP, other than:

(a) liabilities reflected or reserved against in the most recent consolidated balance sheet included in the Nuclea F-1;

(b) liabilities incurred in the ordinary course of business since the date of that balance sheet;

(c) liabilities incurred in connection with this Agreement or the Transaction or the Completion; and

(d) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nuclea.

Without limiting the foregoing, the Nuclea Disclosure Letter and/or the Nuclea F-1 sets forth all material indebtedness, vendor payables, lease obligations, litigation obligations, severance obligations and other material liabilities of Nuclea and its Subsidiaries existing as of the Execution Date.

Except as disclosed in the Nuclea Disclosure Letter and/or the Nuclea F-1, Nuclea is not party to any obligation which would reasonably be expected to require a payment or settlement in excess of US$100,000 following Closing.

8.7 Compliance with Laws

Nuclea is in compliance in all material respects with all Laws applicable to Nuclea and its business, properties and assets.

8.8 Litigation

Except as disclosed in the Nuclea Disclosure Letter and/or the Nuclea F-1:

(a) there is no Claim pending or, to the knowledge of Nuclea, threatened that would reasonably be expected to result in liability to Nuclea exceeding US$100,000;

(b) there is no Claim pending or, to the knowledge of Nuclea, threatened which seeks to prevent, enjoin or materially delay the Transaction or the Completion;

Nuclea has disclosed all material litigation, arbitrations, investigations and regulatory proceedings involving Nuclea and its subsidiaries.

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8.9 Legacy Obligations

Except as disclosed in the Nuclea Disclosure Letter and/or the Nuclea F-1:

(a) Nuclea is not obligated to make any severance, change of control, retention, transaction bonus or similar payment as a result of the execution of this Agreement or execution of the Transaction and/or the Completion; and

(b) no current or former director, officer, employee or consultant of Nuclea is entitled to accelerated vesting, accelerated payments or similar benefits triggered by the Transaction and/or the Completion.

8.10 Disclosure Controls and Internal Control over Financial Reporting

Nuclea has established and maintains disclosure controls and procedures and internal control over financial reporting as required by the Exchange Act.

Nuclea’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by Nuclea in reports filed or furnished under the Exchange Act is recorded, processed, summarized and reported within the periods specified by applicable SEC rules and is accumulated and communicated to Nuclea’s management as appropriate to allow timely decisions regarding required disclosure.

Except as disclosed in the Nuclea F-1 or the Nuclea Disclosure Letter, Nuclea has not identified any material weakness in its internal control over financial reporting that has not been disclosed as required by applicable Law.

8.11 Material Adverse Effect; Orders

Except as disclosed in the Nuclea Disclosure Letter or the Nuclea F-1, there is no Claim pending or, to the knowledge of Nuclea, threatened against Nuclea or any of its properties or assets that:

(a) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Nuclea; or

(b) seeks to prevent, materially delay or materially impair the completion of the Transaction or the Completion.

Nuclea is not subject to any outstanding Order that would reasonably be expected to have a Material Adverse Effect on Nuclea or prevent, materially delay or materially impair the completion of the Transaction or the Completion.

8.12 Taxes

Except as disclosed in the Nuclea Disclosure Letter and/or the Nuclea F-1:

(a) Nuclea has timely filed all material Tax Returns required to be filed by it, and each such Tax Return is true, correct and complete in all material respects;

(b) Nuclea has timely paid all material Taxes due and payable by it, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP;

(c) Nuclea has deducted, withheld and remitted all material amounts required to be deducted, withheld or remitted under applicable Tax Laws;

(d) no material audit, examination, assessment or other proceeding relating to Taxes of Nuclea is pending or, to the knowledge of Nuclea, threatened in writing; and

(e) Nuclea has not received any written claim from a Governmental Authority in a jurisdiction in which Nuclea does not file Tax Returns that Nuclea is or may be subject to taxation in that jurisdiction.

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8.13 Material Contracts

The Nuclea Disclosure Letter and/or the Nuclea F-1 identifies all of the following agreements (each, a “Nuclea Material Contract”):

(a) any financing arrangement;

(b) any convertible security;

(c) any shelf registration statement;

(d) any ATM program;

(e) any equity line of credit;

(f) any registration rights agreement;

(g) the PIPE Financing or any other consummated or contemplated financing arrangement;

(h) any currently effective real estate lease to which Nuclea or a Subsidiary thereof is a party;

(i) any agreement that relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(j) any agreement that involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or relates to the disposition shares or other equity interests of Nuclea or any Subsidiary thereof or another Person, or relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of Nuclea , any Subsidiary thereof, or any of their respective business or material assets;

(k) any agreement that contains covenants that limit in any material respect the ability of Nuclea (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, other than in respect of customary non-disclosure agreements entered into by Nuclea in the ordinary course of business or (B) to purchase or acquire an interest in any other Person;

(l) any agreement that is between (A) Nuclea or any Subsidiary thereof and (B) any directors, managers, officers or employees of Nuclea or any Subsidiary thereof (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any other Affiliate of Nuclea, including all non-competition, severance and indemnification agreements; and

(m) any agreement that evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of Nuclea having an outstanding principal amount in excess of $200,000, other than those incurred in the ordinary course of business of Nuclea.

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Except as disclosed in the Nuclea Disclosure Letter, with respect to each Nuclea Material Contract: (i) such Nuclea Material Contract is valid and binding and enforceable in all respects against Nuclea and/or its Subsidiaries, as the case may be, that is party thereto and, to the knowledge of Nuclea, against each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity), in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to Nuclea, taken as a whole; (ii) the consummation of the Transaction and the Completion will not affect the validity or enforceability of any Nuclea Material Contract; (iii) neither Nuclea nor any Subsidiary thereof is in breach or default in any material respect as to any Nuclea Material Contract; (iv) to the knowledge of Nuclea, no other party to such Nuclea Material Contract is in breach or default in any material respect; (v) neither Nuclea nor any Subsidiary thereof has received written or, to the knowledge of Nuclea, oral notice of an intention by any party to any such Nuclea Material Contract to terminate such Nuclea Material Contract; and (vi) neither Nuclea nor any Subsidiary thereof has waived any material rights under any such Nuclea Material Contract. Each Nuclea Material Contract is valid and binding on Nuclea and, to the knowledge of Nuclea, on each other party thereto, and is in full force and effect, subject to bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and general principles of equity.

8.14 Nuclea Shareholder Approval

To the knowledge of Nuclea, no fact or circumstance exists that would reasonably be expected to prevent Nuclea from obtaining the Nuclea Shareholder Approval prior to the Effective Time.

Nuclea has not entered into any voting agreement, proxy, irrevocable undertaking or similar arrangement that would impair its ability to seek and obtain the Nuclea Shareholder Approval.

8.15 Related Party Transactions

Except as disclosed in the Nuclea F-1 or the Nuclea Disclosure Letter, there are no transactions, arrangements or relationships between Nuclea and any director, executive officer, stockholder or other related person that are required to be disclosed under Item 404 of Regulation S-K and have not been so disclosed.

8.16 Brokers and Financial Advisors

Except as disclosed in the Nuclea Disclosure Letter, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, advisory, success or similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Nuclea for which Mango, ExchangeCo, Amalco or any of their respective Affiliates could become liable.

8.17 Residence and Tax Status of Nuclea Shareholders

As soon as practicable after the Execution Date, Nuclea shall provide to Mango a schedule that identifies, based solely on information provided to Nuclea by each holder, whether each registered holder of Nuclea Shares has represented that the holder is resident or non-resident in Canada for purposes of the Income Tax Act (Canada).

Nuclea does not make any representation or warranty regarding the accuracy of information supplied by a Nuclea Shareholder, except that the aforementioned schedule will accurately reflect the information actually supplied to Nuclea.

8.18 Accredited Investors

Nuclea has delivered, or prior to Closing shall deliver, evidence reasonably satisfactory to Mango that each recipient of Exchangeable Shares is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act.

8.19 Title to Assets

Nuclea has good and valid title to, or a valid leasehold or licensed interest in, all material tangible properties and assets used in the conduct of its business, free and clear of all Encumbrances other than Permitted Encumbrances.

All material tangible assets of Nuclea are in operating condition and repair, ordinary wear and tear excepted, and are suitable in all material respects for the purposes for which they are presently used.

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8.20 Employment and Benefit Matters

The Nuclea Disclosure Letter and/or the Nuclea F-1 identifies:

(a) each material employment, consulting, management, change-of-control, retention, bonus or severance agreement to which Nuclea is a party;

(b) each material employee benefit, pension, retirement, equity incentive, bonus, deferred compensation, health, welfare or similar plan maintained or contributed to by Nuclea; and

(c) each employee or individual consultant of Nuclea whose annual compensation exceeds US$250,000.

Nuclea is in material compliance with all applicable employment, labor, human rights, occupational health and safety, pay equity and employment standards Laws.

Except as disclosed in the Nuclea Disclosure Letter:

(a) no material labor dispute, strike, lockout, grievance or unfair labor practice proceeding is pending or, to the knowledge of Nuclea, threatened;

(b) Nuclea is not party to or bound by any collective bargaining agreement; and

(c) completion of the Transaction will not, by itself, result in any material payment, benefit, acceleration of vesting or increase in compensation payable to any employee, officer, director or consultant of Nuclea.

8.21 Corporate Records

The minute books, securities registers and other corporate records of Nuclea made available to Mango are complete and accurate in all material respects and contain copies of:

(a) Nuclea’s notice of articles and articles and all amendments thereto;

(b) the minutes of meetings and written resolutions of Nuclea’s shareholders and board of directors;

(c) Nuclea’s central securities register; and

(d) the registers of directors and officers, if any, required to be maintained under applicable Law.

8.22 Information Supplied

None of the information supplied or to be supplied in writing by Nuclea expressly for inclusion or incorporation by reference in any registration statement, proxy statement (including without limitation the Registration Statement), information statement or other document required to be filed with the SEC or another Governmental Authority in connection with the Transaction or the Completion will:

(a) at the time the applicable document is filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or

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(b) in the case of any registration statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Nuclea makes no representation or warranty under this Section 8.19 with respect to information supplied by or on behalf of Nuclea expressly for inclusion or incorporation by reference in any such document.

9. COVENANTS

9.1 Covenants of Nuclea

From the date hereof until Completion, Nuclea shall, except as contemplated by this Agreement or consented to in advance in writing by Mango:

(a)	conduct its business in the ordinary course consistent with past practice, it being understood and agreed that Nuclea may proceeds with the acquisition of the assets of Moltex Energy Limited (“Moltex”);

(b)	not issue, sell, grant, amend, accelerate, reprice or permit the exercise of any Nuclea Shares or securities convertible into or exchangeable for Nuclea Shares, except as contemplated by this Agreement or as disclosed in the Nuclea Disclosure Letter;

(c)	not amend its notice of articles, articles or other constating documents in any manner that would reasonably be expected to be material to the Transaction;

(d)	not incur any material indebtedness other than in the ordinary course of business;

(e)	use commercially reasonable efforts to preserve its business organization, maintain its material licenses, permits and authorizations, retain key employees and maintain relationships with material customers, suppliers, strategic partners and Governmental Authorities;

(f)	not declare or pay any dividends or make any cash or equity distributions to its shareholders, and not declare or pay any bonus to its employees or consultants, other than those specifically provided for in this Agreement;

(g)	promptly notify Mango of any Material Adverse Effect in respect of Nuclea or any event, circumstance or condition that would reasonably be expected to cause any representation or warranty of Nuclea contained in Article 8 to be untrue or inaccurate in any material respect; and

(h)	cooperate with Mango in the preparation of the Registration Statement and any other proxy statement, information statement, registration statement, SEC filing, securities law filing or other regulatory filing required in connection with the Transaction.

9.2 Covenants of Mango

From the date hereof until Completion, Mango shall, except as contemplated by this Agreement or consented to in advance in writing by Nuclea:

(a)	conduct its business in the ordinary course consistent with past practice;

(b)	maintain the listing of Mango Common Stock on the Nasdaq Capital Market;

(c)	remain current in all respects with its SEC filing and reporting obligations;

(d)	not amend its certificate of formation, bylaws or other constating documents in any manner that would reasonably be expected to adversely affect the Transaction, the Exchangeable Shareholders or the rights attaching to the Exchangeable Shares;

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(e)	not issue any preferred stock, special voting stock or other senior equity security, other than the Mango Special Voting Share contemplated by this Agreement;

(f)	not issue, enter into, amend or become bound by any Variable Rate Transaction (except in connection with the PIPE Financing), equity line, floating conversion instrument, convertible security or similar financing arrangement containing reset, variable conversion or similar anti-dilution features, except for any of the foregoing financing arrangements expressly approved in advance in writing by Nuclea;

(g)	not incur any additional indebtedness, or permit any existing indebtedness to be converted into equity securities, except as disclosed in the Mango Disclosure Letter or approved in advance in writing by Nuclea; and not issue convertible securities of any kind or securities that are Variable Rate Transactions (VRTs);

(h)	not issue any shares of Mango Common Stock or any securities convertible into or exercisable for Mango Common Stock, other than issuances expressly agreed to in writing in advance by the Principal Nuclea Shareholders;

(i)	take all corporate action necessary to authorize the Mango Special Voting Share and, prior to the Closing, to reserve for issuance from its duly authorized capital stock not less than the Required Reserve Amount so as to satisfy Mango’s obligations under the Exchangeable Share Provisions, the Support Agreement and the Voting and Exchange Trust Agreement, subject to the Nasdaq Cap until the Required Approvals have been obtained;

(j)	together with Jacob D. Cohen, use its and his best efforts to continue to obtain additional Mango Voting Support Agreements from and after the Effective Date, from significant Mango stockholders, so as to increase the number of shares of Mango Common Stock that are covered by Mango Voting Support Agreements to the largest possible amount;

(k)	ensure that the Nasdaq Cap is reflected in the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement;

(l)	use its best efforts to maintain the good standing of its existing $150.0 million shelf registration statement on Form S-3 with the SEC and to put an at-the-market (“ATM”) program in place for with Joseph Gunnar & Co., LLC shall be the sole sales agent; and, in connection therewith, to retain all net proceeds from any ATM financing in a Mango bank account for use by the combined company after Completion, except as otherwise specifically provided in this Agreement; provided, however, that any such ATM program must be approved in writing in advance by the Principal Nuclea Shareholders as provided in clause (h) above;

(m)	promptly notify Nuclea of any Material Adverse Effect in respect of Mango or any event, circumstance or condition that would reasonably be expected to cause any representation or warranty of Mango contained in Article 7 to be untrue or inaccurate in any material respect;

(n)	agree that any additional funding raised by Mango between the date hereof and the Completion Date shall automatically result in such adjustment to the Exchange Ratio if and as is necessary to preserve the relative economic ownership percentages contemplated by Section 6.1;

(o)	following Closing, use commercially reasonable efforts to obtain the Required Approvals in accordance with Section 9.6;

(p)	not declare or pay any dividends or make any cash or equity distributions to its shareholders, and not declare or pay any bonus to its employees or consultants, other than those specifically provided for in this Agreement;

(q)	upon their formation, treat each of ExchangeCo and CallCo as a disregarded entity for U.S. federal income tax purposes and shall not take any steps, such as filing an IRS Form 8832, to treat such entities as corporations for U.S. federal income tax purposes; and

(r)	not permit Amalco Sub, following its incorporation, to acquire any material assets or conduct any business prior to the Amalgamation.

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9.3 Covenants of Mango Relating to the Exchangeable Shares

Mango shall and, where appropriate, shall cause ExchangeCo and CallCo to:

(a)	establish the Exchangeable Shares and the Mango Special Voting Share in a manner reasonably acceptable to Nuclea and consistent with the Exchangeable Share Provisions;

(b)	establish and maintain ExchangeCo and CallCo as contemplated by this Agreement and the other Transaction Documents;

(c)	enter into, and cause ExchangeCo and CallCo to enter into, the Support Agreement and the Voting and Exchange Trust Agreement;

(d)	ensure that the Mango Special Voting Share is issued and held in accordance with the Voting and Exchange Trust Agreement;

(e)	ensure that the Mango Common Stock remains listed on the Nasdaq Capital Market through and including the date of Completion;

(f)	ensure that Mango remains current in all material respects with its SEC reporting obligations through and including the date of Completion;

(g)	ensure that ExchangeCo is and continues to be at all relevant times a “taxable Canadian corporation” within the meaning of the Income Tax Act (Canada); and

(h)	do all things necessary to give effect to the rights and obligations contemplated by the Exchangeable Share Provisions, the Support Agreement and the Voting and Exchange Trust Agreement.

9.4 Certain Mutual Covenants

Each Party shall:

(a)	use commercially reasonable efforts to satisfy, or cause to be satisfied, the conditions to Closing and to Completion set out in this Agreement for which it is responsible and to take all actions reasonably necessary or advisable to consummate the Transaction as promptly as practicable;

(b)	make all filings and give all notices required to be made or given by it to any Governmental Authority in connection with the Transaction;

(c)	use commercially reasonable efforts to obtain all consents, approvals, Orders and authorizations required to be obtained by it in connection with the Transaction;

(d)	cooperate in good faith to finalize and execute the Exchangeable Share Provisions, the Support Agreement, the Voting and Exchange Trust Agreement, the Mango Voting Support Agreements, the Lock-Up Agreements and each other Transaction Document contemplated by this Agreement;

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(e)	not take any action, or omit to take any action, that would reasonably be expected to prevent, materially delay or materially impair the completion of the Transaction; and

(f)	consult with the other Party before issuing any press release or making any public statement with respect to this Agreement or the Transaction, except as required by applicable Law or stock exchange rules; and in connection therewith, Mango agrees to provide drafts of any Form 8-K or other SEC filings that relate to this Agreement or the Transaction to Nuclea in advance for review and comment by Nuclea. Both Parties agree to provide drafts of proposed press releases to the other, in advance, for review and comment, and generally to cooperate in the preparation and dissemination on all public communications.

9.5 Access and Confidentiality

From the Execution Date until the earlier of Closing and termination of this Agreement in accordance with Article 12, each of Mango and Nuclea shall, upon reasonable notice and during normal business hours, provide the other Party and its representatives with reasonable access to its books, records, contracts, personnel and properties for due diligence and integration planning purposes, subject to the obligation of all Parties to keep all such materials confidential for a period of two years after Completion or earlier termination of this Agreement, except as to any such material that (i) is or becomes publicly available other than as a result of a disclosure by the receiving party, (ii) is or becomes available to the receiving party or any of its representatives on a non-confidential basis from a third-party, (iii) is known to the receiving party or any of its representatives prior to disclosure by the disclosing party or any of its Representatives, or (iv) is or has been independently developed by the Receiving Party and/or its representatives without use of or reference to any confidential information furnished to it by the disclosing party.

9.6 No Solicitation

From the Execution Date until the earlier of Completion and termination of this Agreement in accordance with Article 12, each of Mango and Nuclea shall not, and shall cause its directors, officers, employees, agents and representatives not to, directly or indirectly:

(a)	solicit, initiate, knowingly encourage or facilitate any inquiry, proposal or offer relating to an alternative business combination, merger, amalgamation, acquisition, share exchange, sale of equity securities, sale of material assets or similar transaction involving such Party;

(b)	enter into, continue or participate in any discussions or negotiations regarding any such inquiry, proposal or offer;

(c)	furnish any non-public information to any Person in connection with any such inquiry, proposal or offer; or

(d)	enter into any agreement, arrangement or understanding relating to any such inquiry, proposal or offer,

other than the Transaction, subject to any fiduciary-out provisions expressly set out in this Agreement or required under applicable Law.

9.7 Mango Legacy Matters

Not later than two (2) Business Days prior to each of the Closing and the Completion, Mango shall deliver to Nuclea evidence satisfactory to Nuclea, acting reasonably, regarding the treatment of the following matters:

(a)	the matters listed on Annex 1;

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(b)	all severance, retention, change-of-control, transaction bonus, bonus share, milestone bonus and similar arrangements involving Jacob D. Cohen or any current or former director, officer, employee or consultant of Mango or any of its subsidiaries; and

(c)	all material obligations, liabilities and arrangements relating to Mango and Peaches, including any obligation to contribute funds, securities, litigation recoveries, intellectual property sale proceeds or other assets to Mango and Peaches.

Mango shall:

(a)	use commercially reasonable efforts to cause the matters described in Annex 1 to be settled, resolved or otherwise addressed on terms satisfactory to Nuclea, acting reasonably;

(b)	not enter into, amend, settle, terminate or otherwise modify any of the matters described on Annex 1 without the prior written consent of Nuclea, acting reasonably; and

(c)	contribute to the existing Mango and Peaches business: (i) any funds received from the exercise of existing options or warrants prior to and for the nine months following the Closing; (ii) any funds received through the lawsuit between Mango and Clarity Ventures, Inc.; and (iii) any funds or securities received by Mango through the sale of any existing Intellectual Property (e.g. License Agreement with Dermytol and/or intellectual property purchased from Greenfield Investments).

10. CONDITIONS

10.1 Mutual Conditions

The obligations of the Parties to complete the Transaction (including the Completion) are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived jointly by Mango and Nuclea:

(a) Each Party shall have satisfied all conditions and covenants contained in this Agreement applicable to and to be satisfied by such Party;

(b) the entities required to implement the Transaction and the Transaction Documents shall have been duly formed and shall be validly existing;

(c) the Mango Special Voting Share shall have been validly authorized and issued;

(d) the organizational and structural arrangements contemplated by the Transaction Documents shall have been completed;

(e) the Transaction Documents required to be entered into on or prior to Closing shall have been duly executed and delivered by the applicable parties and shall be effective in accordance with their terms.

(f) The Nuclea Shareholder Approval shall have been obtained;

(g) the board of directors of Nuclea shall have approved this Agreement, the Transaction, the Amalgamation and the execution and delivery of the Amalgamation Agreement;

(h) Mango shall have caused the board of directors of Amalco Sub, upon its incorporation, to approve this Agreement, the Transaction, the Amalgamation and execution and delivery of the Amalgamation Agreement;

(i) the board of directors of Mango shall have approved this Agreement and the Transaction;

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(j) no Law or Order shall be in effect that prohibits or makes illegal the consummation of the Transaction;

(k) the PIPE Financing documentation shall have been finalized and executed, the full proceeds for the PIPE Financing in an amount not less than the PIPE Minimum Amount shall have been deposited into the Escrow Account, and the proceeds in the Escrow Account shall have been released to Mango simultaneously with or immediately after the Closing, but in no event later than the Effective Date;

(l) all required Governmental Authority consents, approvals, and expirations or terminations of applicable waiting periods shall have been obtained or shall have occurred, including any applicable Investment Canada Act, Competition Act (Canada), or Hart-Scott-Rodino Act clearances;

(m) Mango shall remain current in all material respects with its SEC reporting obligations through and including the date of Completion;

(n) no later than August 3, 2026, Mango shall have obtained a second 180-day grace period for compliance with the Nasdaq minimum bid price requirement in accordance with Nasdaq Rule 5810;

(o) Mango shall be in compliance with all Nasdaq continued listing requirements (other than the minimum bid price requirement) both immediately prior to and after giving effect to the Closing; Nasdaq shall not have delivered any letter or other communication to Mango relating to any deficiency or delisting; and Nasdaq shall not have objected to the completion of the Transaction, the implementation of the Exchangeable Share structure or the Nasdaq Cap contemplated by this Agreement and the Transaction Documents.

10.2 Additional Conditions in Favour of Mango

The obligation of Mango to complete the Transaction is subject to the additional conditions, which may be waived by Mango in its sole discretion, that the representations and warranties of Nuclea in Article 8 are true and correct in all material respects as of the Effective Date, Nuclea shall have performed in all material respects its covenants under Article 9, and there shall have been no Material Adverse Effect in respect of Nuclea since the date of this Agreement.

For greater certainty, the obligations of Nuclea to complete the Transaction shall also be subject to:

(a) Mango having received, in form and substance reasonably satisfactory to Mango and its legal counsel, accredited investor representations from each holder of Nuclea Shares confirming such holder’s status as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act, or such other evidence as Mango and its legal counsel may reasonably require to establish the availability of an exemption from the registration requirements of the U.S. Securities Act in respect of the issuance of the consideration securities contemplated by the Transaction; and

(b) the execution by Mango, Nuclea and Jacob D. Cohen of the Cohen Executive Agreements and the satisfaction of all obligations contained therein that are required to be completed prior to the Closing.

10.3 Additional Conditions in Favour of Nuclea

The obligation of Nuclea to complete the Transaction is subject to the additional condition, which may be waived by Nuclea in its sole discretion, that the representations and warranties of Mango in Article 7 are true and correct in all material respects as of the Effective Date, Mango shall have performed in all material respects its covenants under Article 9, and there shall have been no Material Adverse Effect in respect of Mango since the date of this Agreement.

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For greater certainty, the obligations of Nuclea to complete the Transaction shall also be subject to:

(a) the Mango Voting Support Agreements covering not less than nine million one hundred nineteen thousand eight hundred twenty three (9,119,823) shares of Mango Common Stock having been executed and delivered not later than the Effective Time and being in full force and effect;

(b) the holder of Mango Series B Preferred having executed and delivered a waiver of certain provisions contained therein, to the satisfaction of Nuclea, in a form to be agreed in good faith by the Parties prior to Closing (the “Series B Preferred Waiver”) not later than the Effective Time;

(c) Mango shall have amended its bylaws so as to reduce the shareholder meeting quorum requirement from 50% to 33-1/3% not later than the Effective Time, and shall provide to Nuclea satisfactory evidence thereof issued by the TBOC;

(d) Mango shall have filed a certificate of designation relating to the Mango Special Voting Share, and shall have made all other filings required under the TBOC that are necessary to create and effectuate the Mango Special Voting Share not later than the Effective Time;

(e) the Nasdaq Cap being reflected in the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement; and

(f) the post-Closing board composition arrangements contemplated by Section 5.2 being effective at Closing and at Completion, respectively.

11. CLOSING AND COMPLETION

11.1 Closing Matters

Subject to satisfaction or waiver of the conditions in Article 10, Closing shall take place remotely by electronic exchange of documents and signatures, or at such other place as the Parties may agree, on the Effective Date. At Closing, the Parties shall deliver, or cause to be delivered, all certificates, resolutions, articles of Amalgamation, and ancillary agreements contemplated by this Agreement and the Amalgamation Agreement.

At the Closing:

(a)	Nuclea and Amalco Sub shall execute and file the Articles of Amalgamation with the applicable registrar under the Act, and the Amalgamation shall become effective upon issuance of the Certificate of Amalgamation under the Act;

(b)	The Parties shall implement the Transaction in accordance with this Agreement and the Transaction Documents, including the issuance of securities as further set out in the Amalgamation Agreement to the Persons entitled thereto;

(c)	The proceeds of the PIPE Financing shall be released from the Escrow Account, and the proceeds will be applied in accordance with a funds flow memorandum approved by Nuclea and Mango, each acting reasonably, prior to Closing, as follows:

(i)	A total of $1,500,000 of cash from the PIPE Financing shall be used to satisfy certain Mango liabilities. Liabilities in excess of $1,500,000 shall be subtracted from the total of $6,000,000 which shall be paid to Mango and Peaches and to Jacob D. Cohen.

(ii)	A total of $1,000,000 of cash from the PIPE Financing shall be paid into the bank account of Mango and Peaches.

(iii)	A total of $1,500,000 of cash from the PIPE Financing shall be paid to Jacob D. Cohen as severance and/or to Mango and Peaches, as directed by Mr. Cohen.

(iv)	The remainder of the net cash from the PIPE Financing shall be made available to Nuclea for its contemplated acquisition of certain assets of Moltex, for the payment of professional expenses and for ongoing corporate expenses and general working capital.

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(d)	As to any subsequent financings of Mango after giving effect to the PIPE Financing, 10% of the net proceeds (after fees and expenses) from such financing(s) shall be applied to support the scaling and execution of the Mango and Peaches current legacy operations up to an aggregate amount of $3,500,000, at which time Mango shall have no further funding obligations toward the Mango and Peaches legacy operations; and all other proceeds from subsequent financings not so applied shall be held in the Mango bank account;

(e)	Any funds received by Mango pursuant to Section 9.7 (c) also shall be applied to the Mango and Peaches business operations;

(f)	Each Principal Nuclea Shareholder and each Mango Principal shall execute a Lock-Up Agreement with Mango providing that such Person shall not sell or otherwise transfer his/her/its their Exchangeable Shares or their Mango Common Stock for twelve (12) months after the Closing and (ii) Company directors and officers pre-Closing and certain other to-be-identified holders of Company common stock will not sell or otherwise transfer their Company common stock for twelve (12) months after Closing;

(g)	Mango and Jacob D. Cohen shall execute the Cohen Executive Agreement; and

(h)	The Parties shall execute and deliver such other documentation contemplated by this Agreement and the other Transaction Documents.

11.2 Post-Closing Required Approvals

As promptly as practicable after the Closing, Mango and Nuclea shall jointly prepare, and Mango shall file with the SEC (at the sole cost and expense of Mango with respect to any applicable SEC filing fees and/or registration fees) a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Mango Common Stock issuable pursuant to the rights and arrangements contemplated by the Exchangeable Share structure and the Transaction Documents, which Registration Statement will also contain a proxy statement of Mango (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from Mango stockholders for the matters to be acted upon at the Mango Stockholder Meeting. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Mango stockholders to vote, at the Mango Stockholder Meeting to be called and held for such purpose, in favor of resolutions approving the following proposals (collectively, the “Mango Proposals”):

(i)	The Mango Stockholder Approval;

(ii)	Election of the directors to be designated by the Principal Nuclea Shareholders in accordance with this Agreement;

(iii)	Amendment of the Mango Certificate of Formation to change the corporate name of Mango to such name as the Principal Nuclea Shareholders shall determine, with the consent of Mango, not to be unreasonably withheld, delayed or conditioned;

(iv)	If required for Nasdaq compliance purposes, a reverse split of the Mango Common Stock;

(v)	an Amendment of the current Mango incentive plan or, if agreed by the Parties, the authorization of a new incentive plan for Mango;

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(vi)	If agreed by the Parties, an increase in the amount of authorized shares of Mango Common Stock;

(vii)	A proposal to adjourn the Mango Stockholder Meeting on customary terms; and

(viii)	Any other matter mutually agreed by Mango and Nuclea.

In connection with the Registration Statement, Mango and Nuclea will file with the SEC financial and other information about the Transactions. Mango shall cooperate and provide Nuclea and its legal counsel with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto, and any material correspondence with the SEC or Nasdaq relating thereto, and will obtain Nuclea’s prior written consent (not to be unreasonably withheld, conditioned or delayed), in any case, prior to filing the same with the SEC. Mango shall obtain Nuclea’s prior written consent (not to be unreasonably withheld, conditioned or delayed) prior to filing any material response to comments received from the SEC relating to Nuclea, the Transaction, the Exchangeable Share structure, the Exchangeable Shares or any disclosure relating to Nuclea contained in the Registration Statement or Proxy Statement. Mango shall promptly provide Nuclea and its legal counsel with copies of all written comments received from the SEC or Nasdaq relating to the Transaction, the Registration Statement, the Proxy Statement, the Exchangeable Share structure or the Nasdaq Approval, and all proposed responses thereto, and shall provide Nuclea and its legal counsel with a reasonable opportunity to review and comment thereon prior to submission. Nuclea shall provide Mango with such reasonable information concerning Nuclea and its Subsidiaries that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto.

Mango shall use commercially reasonable efforts to respond promptly to any comments received from the SEC and to obtain the Mango Stockholder Approval as promptly as reasonably practicable following completion of any required SEC review process. Mango also shall use commercially reasonable efforts to file with Nasdaq a new listing application relating to the Mango Common Stock contemplated by the Transaction Documents (the “Nasdaq Approval”).

Mango shall not withdraw, materially amend or modify any of the Mango Proposals, adjourn or cancel the Mango Stockholder Meeting, withdraw or materially modify any filing relating to the Nasdaq Approval, or settle any matter with the SEC or Nasdaq that would reasonably be expected to adversely affect Nuclea, the Exchangeable Shareholders, the Exchangeable Share structure or the Completion, without the prior written consent of Nuclea, not to be unreasonably withheld, conditioned or delayed.

Mango shall keep Nuclea reasonably informed regarding all substantive communications with the SEC and Nasdaq relating to the Registration Statement, the Proxy Statement, the Exchangeable Share structure, the Nasdaq Cap, the Nasdaq Approval and the Completion and shall promptly provide Nuclea with copies of any material written correspondence relating thereto.

Until the Required Approvals have been obtained, Mango, CallCo, ExchangeCo and the Trustee shall administer the Exchangeable Shares, the Mango Special Voting Share, the Support Agreement and the Voting and Exchange Trust Agreement in compliance with the Nasdaq Cap.

Promptly following receipt of the Required Approvals, Mango shall take all actions necessary or advisable to remove the restrictions arising from the Nasdaq Cap and to give full effect to the rights and arrangements contemplated by the Exchangeable Share Provisions, the Support Agreement, the Voting and Exchange Trust Agreement and the other Transaction Documents that were previously limited or deferred by the Nasdaq Cap (such actions are referred to collectively as the “Completion”).

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11.3 Completion

Promptly upon receipt of the Required Approvals, the Completion shall occur, as follows:

(a)	The Parties shall have the legal power and authority complete the share exchange, whereby Mango shall be authorized to issue an aggregate number of shares of Mango Common Stock consistent with the Exchange Ratio (less any shares issued in the share exchange prior to Completion and in compliance with the Nasdaq Cap), to the holders of Exchangeable Shares upon their election to do so, in accordance with each Nuclea Shareholder’s Pro Rata Share; and

(b)	The directors and officers appointed by Nuclea shall take their respective positions with Mango, as provided in this Agreement; and

(c)	Any other actions contemplated by this Agreement and the Transaction Documents to occur following receipt of the Required Approvals shall take effect.

11.4 [Reserved.]

12. TERMINATION

12.1 Termination Rights

This Agreement may be terminated at any time prior to the Effective Date:

(a)	by mutual written consent of Mango and Nuclea;

(b)	by either Mango or Nuclea, if the Closing (but not the Completion) does not occur by August 21, 2026 (the “Outside Date”), provided that the right to terminate under this Section 12.1(b) shall not be available to any Party whose material breach of this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Transaction to be completed by the Outside Date;

(c)	by either Mango or Nuclea, if any Governmental Authority has issued a final and non-appealable Order permanently prohibiting the completion of the Transaction;

(d)	by Mango, if:

(i)	Nuclea fails to obtain the Nuclea Shareholder Approval on or prior to the Outside Date; or

(ii)	Nuclea breaches any representation, warranty, covenant or agreement contained in this Agreement and such breach would cause the condition set out in Section 10.2 not to be satisfied and is incapable of cure or, if capable of cure, has not been cured within fifteen (15) Business Days after receipt by Nuclea of written notice from Mango specifying such breach;

provided that Mango shall not be entitled to terminate this Agreement pursuant to this Section 12.1(d) if Mango is then in material breach of this Agreement;

(e)	by Nuclea, if Mango breaches any representation, warranty, covenant or agreement contained in this Agreement and such breach would cause the condition set out in Section 10.3 not to be satisfied and is incapable of cure or, if capable of cure, has not been cured within fifteen (15) Business Days after receipt by Mango of written notice from Nuclea specifying such breach; or

provided that Nuclea shall not be entitled to terminate this Agreement pursuant to this Section 12.1(e) Nuclea is then in material breach of this Agreement.

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12.2 Effect of Termination

If this Agreement is terminated in accordance with Section 12.1, this Agreement shall become void and have no further force or effect, except that Section 9.5 (Access and Confidentiality), Section 12.2 and Article 13 (General) shall survive termination, and no Party shall be relieved of liability for any willful breach of this Agreement occurring prior to termination.

13. GENERAL

13.1 Notices

Any notice, consent or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, email (with confirmation of receipt), or overnight courier, to the address of the relevant Party set out in the preamble or such other address as such Party may designate by notice given in accordance with this Section 13.1. Copies of such notices shall be given as follows:

(i)	In the case of Mango:

Mangoceuticals, Inc.

17130 N. Dallas Parkway, Suite 240

Dallas, Texas 75248

Attention: Jacob D. Cohen, Chief Executive Officer

Email: jacob@mangorx.com

(ii)	In the case of Nuclea:

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Suite 2200

Los Angeles, CA 90067

Attention: Lawrence Venick, Esq.

Email: lvenick@loeb.com

13.2 Expenses

Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses (including legal, accounting and financial advisory fees) incurred in connection with this Agreement and the Transaction, whether or not the Transaction is completed.

13.3 Time of the Essence

Time is of the essence in this Agreement.

13.4 Entire Agreement

This Agreement, together with the Schedules hereto and the confidentiality agreement referenced in Section 9.5, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

13.5 Further Assurances

Each Party shall, from time to time and at all times, do all such further acts and execute and deliver all such further documents as may reasonably be required to give full effect to this Agreement.

46

13.6 Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable therein, without regard to conflict-of-laws principles.

Notwithstanding the foregoing:

(a)	matters relating to the corporate existence, corporate authority, capital stock or internal affairs of Mango, including the creation, issuance and terms of the Mango Special Voting Share and the authorization and issuance of Mango Common Stock, shall be governed by the Laws of the State of Texas; and

(b)	matters relating to the Amalgamation, Nuclea, CallCo, ExchangeCo, Amalco Sub, Amalco and the Exchangeable Shares shall be governed by the Laws of British Columbia and the federal Laws of Canada applicable therein.

13.7 Execution in Counterparts

This Agreement may be executed in counterparts (including by electronic signature or PDF), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

13.8 Waiver

No waiver of any provision of this Agreement shall be binding unless executed in writing by the Party to be bound, and no such waiver shall be deemed a waiver of any other provision or of the same provision on a future occasion.

13.9 No Personal Liability

No past, present or future director, officer, employee, shareholder, member, partner, manager, agent or representative of any Party shall have any personal liability under this Agreement.

13.10 Enurement and Assignment

This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties, except that Mango may assign its rights (but not its obligations, absent assumption) to an Affiliate.

13.11 Amendment

This Agreement may be amended only by a written instrument executed by all Parties, provided that, following the Effective Date, no amendment that adversely affects the rights of Exchangeable Shareholders shall be effective without the consent required under the Voting and Exchange Trust Agreement.

13.12 Third Party Beneficiaries

Except as expressly provided in this Agreement (including with respect to Exchangeable Shareholders’ rights under the Schedules), this Agreement is not intended to, and does not, confer any rights or remedies on any Person other than the Parties.

13.13 Public Announcements

The Parties shall issue a joint press release announcing the execution of this Agreement, in a form to be mutually agreed, and shall cooperate on the timing and content of any related SEC or Canadian securities filings (including any Form 8-K). Each Party shall provide the other Party and its legal counsel with a reasonable opportunity to review and comment on any such press release, filing or public disclosure prior to its issuance or filing. No such press release, filing or public disclosure relating to the Transaction shall be issued or filed without first providing the other Party and its legal counsel a reasonable opportunity to review and comment thereon, and the filing Party shall consider any such comments in good faith.

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13.14 Specific Performance

The Parties agree that irreparable harm would occur if any provision of this Agreement were not performed in accordance with its terms, and accordingly each Party shall be entitled to seek specific performance and injunctive or other equitable relief, in addition to any other remedy at law or in equity.

13.15 Language

The Parties confirm that it is their wish that this Agreement, as well as any other documents relating hereto, have been and shall be drawn up in the English language only.

[SIGNATURE PAGE FOLLOWS]

48

BUSINESS COMBINATION AGREEMENT SIGNATURE PAGE

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

MANGOCEUTICALS, INC.

By:
Name:	Jacob D. Cohen
Title:	Chief Executive Officer

NUCLEA ENERGY INC.

By:
Name:	Sagar Sanghera
Title:	President

PRINCIPAL NUCLEA SHAREHOLDERS

Vinayak Ashok Gunda

Sagar Sanghera

PRINCIPAL MANGO SHAREHOLDERS

[Name]

49

Schedule A - Principal Nuclea Shareholders

Vinayak Ashok Gunda

Sagar Sanghera

50

Schedule B - Mango Principals

Jacob D. Cohen

51

Schedule C - Form of Cohen Executive Agreements

RELEASE AND SEPARATION AGREEMENT

This Release and Separation Agreement (this “Agreement”) is entered into as of July 29, 2026 (the “Effective Date”), by and between Mangoceuticals, Inc., a Texas corporation (the “Company”), and Jacob Cohen (“Executive”).

RECITALS

WHEREAS, Executive is employed as the Chief Executive Officer of the Company pursuant to that certain Amended and Restated Executive Employment Agreement dated December 13, 2024 (the “Employment Agreement”); and

WHEREAS, the Company is entering into a business combination (the “Transaction”) with Nuclea Energy Inc. (“Nuclea”), pursuant to a Business Combination Agreement executed contemporaneously herewith (the “BCA”), which, upon Completion shall constitute a Change of Control under the Employment Agreement; and

WHEREAS, in connection with the Transaction, Upon the Closing, Executive will transition from his position as Chief Executive Officer to the position of President of the Company;

WHEREAS, Executive, as a result of Executive’s transition to President and the ultimate Change of Control, is entitled to certain severance payments under the Employment Agreement, and the parties desire to memorialize the terms of Executive’s separation and Executive’s release of claims in connection therewith; and

WHEREAS, all capitalized terms which are not defined herein shall have the meanings ascribed to them in the BCA;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Separation from Employment.

(a)	Effective as of the Closing of the Transaction (the “Separation Date”), Executive’s employment as Chief Executive Officer of the Company pursuant to the Employment Agreement shall terminate. Such termination shall be treated as a termination pursuant to Section 4.1.5 (Good Reason) or Section 4.1.6 (without Cause by the Company) of the Employment Agreement for purposes of determining Executive’s entitlement to severance benefits thereunder; and the Employment Agreement shall be deemed to have terminated in all respects except as otherwise provided in Sections 6 and 10 hereof.

(b)	Executive acknowledges that the diminution of his authority, duties, and responsibilities from Chief Executive Officer to President constitutes “Good Reason” under Section 1.1.7(a) of the Employment Agreement.

2.	Severance Benefits. Subject to Executive’s execution and non-revocation of this Agreement, and Executive’s continued compliance with the restrictive covenants set forth in the Employment Agreement, the Company shall provide Executive with the following severance benefits, which are in lieu of those set forth in the Employment Agreement (including without limitation Section 4.2.3 thereof):

(a)	Cash Severance. The Company shall pay Executive a lump sum cash payment of One Million Five Hundred Thousand Dollars ($1,500,000), payable immediately upon the Closing of the Transaction, less applicable tax withholdings.

(b)	Bonus Shares. The Company shall issue to Executive Two Million (2,000,000) shares of the Company’s common stock (the “Bonus Shares”) immediately upon the execution of this Agreement.

(c)	M&P Bonus Warrant. Upon the Completion of the Transaction, the Company shall issue Executive a cashless warrant for Ten Million Dollars ($10,000,000) worth of Mango & Peaches Corp. common stock (as determined on the date of warrant issuance) (the “M&P Warrant”) in a form agreeable to the Company and Executive. The M&P Warrant (i) shall be in lieu of the M&P Bonus (as defined in the Employment Agreement), which is hereby declared null and void, and (ii) shall be exercisable at the discretion of Executive.

(d)	Equity Acceleration. Notwithstanding anything to the contrary in any Equity Agreement (as defined in the Employment Agreement), all unvested stock options and other equity compensation previously granted to Executive shall immediately vest and become exercisable upon the Separation Date, and shall remain exercisable until the earlier of (i) the day prior to the effective vote to approve the termination of the Nasdaq Cap and (ii) the latest date upon which such stock options or equity would have expired by their original terms.

(e)	COBRA Benefits. Provided Executive timely elects to receive continued health insurance coverage through COBRA, the Company will pay Executive’s monthly COBRA contributions for health insurance coverage (less an amount equal to the premium contribution paid by active Company employees, if any) for twelve (12) months following the Separation Date.

3.	Waiver of All Other Severance Benefits. In exchange for the benefits set forth in Section 2 above, Executive hereby waives any and all rights and claims to any severance or change in control benefits, and to all other benefits set forth in the Employment Agreement, including but not limited to those set forth in Section 3.13 or Section 4.2.3 thereof.

4.	General Release of Claims.

(a)	In consideration of the benefits provided in Section 2 of this Agreement, and intending to be legally bound, Executive, on behalf of himself and his heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company and its past, present, and future parent companies, subsidiaries, affiliates, predecessors, successors, assigns, shareholders, and their respective past, present, and future directors, officers, employees, agents, representatives, attorneys, insurers, and benefit plans (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, obligations, damages, liabilities, charges, complaints, and controversies of any kind, whether known or unknown (“Claims”), including all Claims for compensation of any kind set forth in the Employment Agreement and not specifically provided for in Section 2 of this Agreement, that Executive now has or may have had against the Released Parties arising from or relating to Executive’s employment with the Company or the termination thereof. Executive represents and warrants that upon termination of the Employment Agreement as of the Separation Date, there will exist no written or oral legally binding contracts or agreements between Executive or his affiliates, on the one hand and the Company and its subsidiaries and their affiliates, on the other hand, except for this Agreement and the M&P Warrant [and any Equity Agreement].

(b)	Without limiting the generality of the foregoing, this release includes all claims under any federal, state, or local statute, law, regulation, ordinance, or order, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Labor Standards Act, the Texas Labor Code, the Texas Commission on Human Rights Act, and any other federal, state, or local law governing employment or the termination of employment.

(c)	Notwithstanding the foregoing, this release does not apply to: (i) any rights or claims that may arise after the date Executive signs this Agreement; (ii) any rights or claims to the benefits set forth in this Agreement; (iii) any rights to indemnification or advancement of expenses to which Executive may be entitled under the Company’s governing documents, any agreement between Executive and the Company, or applicable law; (iv) any rights under any directors’ and officers’ liability insurance policy maintained by the Company; (v) any vested benefits under any employee benefit plan; or (vi) any claims that cannot be released as a matter of law. Notwithstanding the foregoing, Executive agrees to execute an additional release at the Separation Date and the date of Completion to extend the scope of the release through the date of the closing of the Transaction.

5.	ADEA Waiver. Executive acknowledges and agrees that: (a) Executive has read this Agreement and understands its terms and effect, including the fact that Executive is agreeing to release and forever discharge the Released Parties from any claims under the ADEA; (b) Executive has been advised in writing by this Agreement to consult with an attorney of Executive’s choice before signing this Agreement; (c) Executive has been given twenty-one (21) days to consider the terms of this Agreement, although Executive may sign and return it sooner if Executive so chooses; (d) Executive may revoke this Agreement within seven (7) days after signing it, and this Agreement shall not become effective or enforceable until the revocation period has expired; and (e) Executive has signed this Agreement knowingly and voluntarily and without any duress or undue influence. In the event Executive timely revokes this Agreement, Executive shall immediately return any benefits Executive received prior to revoking this Agreement.

6.	Restrictive Covenants. Executive acknowledges and agrees that Executive’s obligations under Articles V (Inventions) and VI (Confidential/Trade Secret Information and Restrictive Covenants; Non-Compete) of the Employment Agreement shall survive the termination of Executive’s employment and shall remain in full force and effect in accordance with their terms.

7.	Return of Company Property. Executive represents and warrants that Executive has returned, or will return on or before the Separation Date, all Company property in Executive’s possession or control, including, without limitation, all documents, records, files, data, equipment, computers, devices, credit cards, keys, access cards, and any other property belonging to the Company; provided, however, that Executive may retain such materials or documents as Executive may need in any legal action to enforce the terms of this Agreement or the Employment Agreement.

8.	No Admission of Liability. This Agreement does not constitute an admission by the Company or Executive of any wrongdoing, liability, or violation of any law, statute, regulation, or contract.

9.	Non-Disparagement. Each party agrees not to make any public statements or communications that disparage, defame, or damage the reputation of the other party, or in the case of the Company, its officers, directors, employees, products, or services. Nothing in this Section shall prevent Executive from providing truthful testimony in any legal proceeding or from reporting any act or failure to act to any governmental agency or entity.

10.	Arbitration. Any controversy, claim, or dispute arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the arbitration provisions set forth in Article VIII of the Employment Agreement, which are incorporated herein by reference.

11.	Mutual Indemnification.

(a)	The Company agrees to indemnify, defend, and hold harmless Executive and his heirs, executors, administrators, and legal representatives from and against any and all claims, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from: (i) any breach by the Company of this Agreement; (ii) any negligent, grossly negligent, or willful misconduct of the Company or its officers, directors, employees, or agents; or (iii) any third-party claims arising out of Executive’s service as an officer or director of the Company, to the fullest extent permitted by applicable law and the Company’s governing documents.

(b)	Executive agrees to indemnify, defend, and hold harmless the Company and its officers, directors, employees, agents, successors, and assigns from and against any and all claims, damages, losses, costs, and expenses (including reasonable attorneys’ fees) arising out of or resulting from: (i) any breach by Executive of this Agreement; (ii) any negligent, grossly negligent, or willful misconduct of Executive; or (iii) any fraud, dishonesty, or criminal conduct by Executive.

(c)	The indemnification obligations set forth in this Section shall survive the termination or expiration of this Agreement.

12.	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

(b)	Entire Agreement. This Agreement, together with the Employment Agreement (to the extent not terminated or superseded hereby) and the Consulting Agreement attached hereto as Annex 1, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and representations relating to the termination of Executive’s employment.

(c)	Amendment. This Agreement may not be amended or modified except by a written instrument signed by both parties.

(d)	Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

(e)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be deemed to be original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release and Separation Agreement as of the date first written above.

MANGOCEUTICALS, INC.

By:

Name:

Title:

EXECUTIVE

_____________________________

Jacob Cohen

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of August __, 2026 (the “Effective Date”), by and between Mangoceuticals, Inc., a Texas corporation (the “Company”), and Jacob Cohen (“Consultant”).

RECITALS

WHEREAS, Consultant has served as the Chief Executive Officer of the Company and possesses substantial knowledge, expertise, and experience regarding the Company’s business operations; and

WHEREAS, in connection with the merger transaction between the Company and Nuclea Energy Inc. (the “Transaction”), the Company and Executive have executed a release and separation agreement to, among other things, terminate Executive’s employment agreement (the “Separation Agreement”); and the Company and Executive mutually desire the Company to engage Consultant to serve as President of the Company and to provide consulting and advisory services to the Company;

WHEREAS, Consultant desires to provide such consulting services to the Company upon the terms and conditions set forth herein; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Separation Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Engagement and Position. Effective upon the Separation Date, the Company hereby engages Consultant, and Consultant hereby accepts such engagement, to serve as President of the Company in the capacity of an independent consultant and to provide consulting and advisory services to the Company as described herein.

2.	Services. Consultant shall provide the following services to the Company (the “Services”):

(a)	Serve as President of the Company and perform such duties and responsibilities as are customary for such position, in a manner consistent with the Company’s policies and procedures and as may be further instructed by the Company’s Chief Executive Officer and Board of Directors;

(b)	Provide strategic advice and guidance to the Company’s Board of Directors and executive management team regarding the Company’s existing business operations;

(c)	Assist with the integration of the Company’s existing business operations following the closing of the Transaction;

(d)	Provide transition assistance and knowledge transfer to the Company’s new management team; and

(e)	Perform such other duties and responsibilities as may be reasonably requested by the Company’s Board of Directors or Chief Executive Officer from time to time.

3.	Compensation. In consideration for Consultant’s services hereunder, the Company shall pay Consultant a monthly consulting fee of Ten Thousand Dollars ($10,000) (the “Consulting Fee”). The Consulting Fee shall be payable on the first business day of each calendar month during the Term. The Consulting Fee shall be Consultant’s sole compensation for the Services, and Consultant shall not be entitled to any additional compensation, benefits, bonuses, or equity grants.

4.	Term and Termination.

(a)	The term of this Agreement shall commence on the Effective Date and shall continue until terminated by either party in accordance with this Section 4 (the “Term”).

(b)	Either party may terminate this Agreement for any reason or no reason upon thirty (30) days’ prior written notice to the other party.

(c)	The Company may terminate this Agreement immediately for Cause (as defined in the Employment Agreement).

5.	Independent Contractor Status. Consultant acknowledges and agrees that Consultant is an independent contractor of the Company and not an employee. Nothing in this Agreement shall be construed to create an employment relationship, partnership, joint venture, or agency relationship between the parties. Consultant shall be solely responsible for the payment of all taxes arising out of Consultant’s activities in connection with this Agreement, including federal, state, and local income taxes, social security and Medicare taxes, and self-employment taxes.

6.	Confidentiality and Restrictive Covenants. Consultant acknowledges and agrees that Consultant’s obligations under Articles V (Inventions) and VI (Confidential/Trade Secret Information and Restrictive Covenants; Non-Compete) of the Employment Agreement shall remain in full force and effect during the Term and thereafter in accordance with their terms.

7.	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws principles.

(b)	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, and representations relating to the engagement of Consultant by the Company.

(c)	Amendment. This Agreement may not be amended or modified except by a written instrument signed by both parties.

(d)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first written above.

MANGOCEUTICALS, INC.

By:
Name:
Title:

CONSULTANT

Jacob Cohen

52

Schedule D — Exchangeable Share Provisions of ExchangeCo

PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

The Exchangeable Shares in the capital of [●] ExchangeCo ULC (“ExchangeCo”) shall have the following rights, privileges, restrictions and conditions.

1.	Interpretation

(a)	Definitions

For the purposes of these Exchangeable Share Provisions:

“Act” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57, together with the regulations made thereunder, in each case as amended from time to time;

“Affiliate” has the meaning ascribed thereto in the Securities Act (British Columbia);

“Amalgamation” means the amalgamation of Amalco Sub and Nuclea under the Act on the terms set out in the Business Combination Agreement and the Amalgamation Agreement;

“Amalgamation Agreement” means the amalgamation agreement entered into among Nuclea, Amalco Sub and ExchangeCo on [●], 2026;

“Amalco Sub” means [●] Amalco Sub Inc., a corporation incorporated under the laws of British Columbia and a direct wholly owned subsidiary of ExchangeCo;

“Automatic Exchange Right” has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

“Board of Directors” means the board of directors of ExchangeCo;

“Business Combination Agreement” means the business combination agreement dated as of July 29, 2026 among Mango, Nuclea, CallCo, ExchangeCo, Amalco Sub and the other parties thereto, as amended, supplemented or otherwise modified from time to time in accordance with its terms;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia or Dallas, Texas;

“CallCo” means [●] CallCo ULC, a British Columbia unlimited liability company and a direct wholly owned subsidiary of Mango;

“Canadian Dollar Equivalent” means, at any date, in respect of any amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”), the product obtained by multiplying: (i) the Foreign Currency Amount by (ii) the daily exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, if such daily exchange rate is not available, the average daily exchange rate during the period of 20 consecutive Business Days ending on the third Business Day immediately preceding such date for such foreign currency expressed in Canadian dollars;

“Closing” has the meaning ascribed thereto in the Business Combination Agreement;

“Common Shares” means the common shares in the capital of ExchangeCo;

“Current Market Price” means, in respect of a share of Mango Common Stock on any date, the average closing sale price of a share of Mango Common Stock Nasdaq during the period of 20 consecutive trading days ending on the third trading day immediately preceding such date or, if the Mango Common Stock is not then listed on Nasdaq, on such other stock exchange or automated quotation system on which the Mango Common Stock is principally listed or quoted, as selected by the Board of Directors for such purpose; provided that, if the Board of Directors determines in good faith that the public distribution or trading activity of the Mango Common Stock during such period does not reflect the fair market value of a share of Mango Common Stock, the Current Market Price shall be determined by the Board of Directors, acting in good faith and based upon the advice of such qualified independent financial advisor as it considers appropriate, and any such determination shall be conclusive and binding absent manifest error;

“Effective Date” means the date shown on the certificate of amalgamation issued under the Act giving effect to the Amalgamation;

“Encumbrance” means any mortgage, charge, pledge, lien, security interest, adverse claim or other encumbrance or restriction of any kind;

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share acquired, redeemed, retracted, purchased or automatically exchanged:

(i)	one share of Mango Common Stock;

(ii)	an amount in cash equal to all declared, payable and unpaid cash dividends on such Exchangeable Share;

(iii)	all declared, payable and unpaid non-cash dividends on such Exchangeable Share; and

(iv)	an amount in cash, or such other property, equal to the amount or fair market value of all dividends or distributions declared and payable or paid on one share of Mango Common Stock that have not been declared and paid on such Exchangeable Share in accordance with these Exchangeable Share Provisions, in each case subject to adjustment in accordance with these Exchangeable Share Provisions and less any amount required to be deducted or withheld under applicable Law; provided that all shares of Mango Common Stock delivered as part of the Exchangeable Share Consideration shall be duly authorized, validly issued, fully paid and non-assessable and shall be delivered free and clear of any Encumbrance arising by, through or under Mango, CallCo or ExchangeCo;

“Exchangeable Share Price” means, at any time and in respect of each Exchangeable Share, an amount equal to the aggregate of:

(i)	the Current Market Price of one share of Mango Common Stock at such time;

(ii)	all cash dividends declared, payable and unpaid on such Exchangeable Share at such time;

(iii)	the fair market value of all non-cash dividends declared, payable and unpaid on such Exchangeable Share at such time; and

(iv)	the amount or fair market value of all dividends or distributions declared and payable or paid on one share of Mango Common Stock that have not been declared or paid on such Exchangeable Share in accordance with these Exchangeable Share Provisions;

“Exchange Right” has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set out herein;

2

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excludes any matter in respect of which holders of Exchangeable Shares are entitled to vote, or instruct the Trustee to vote, in their capacity as beneficiaries under the Voting and Exchange Trust Agreement;

“Exchangeable Shareholders” means, at any time, the registered holders of Exchangeable Shares, other than Mango, CallCo, ExchangeCo and their respective Affiliates;

“Exchangeable Shares” means the exchangeable shares in the capital of ExchangeCo having the rights, privileges, restrictions and conditions set out herein;

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where such approval or disapproval is required to maintain the economic equivalence of the Exchangeable Shares and the Mango Common Stock;

“Law” means any applicable domestic or foreign federal, state, provincial, territorial, municipal or local statute, law, ordinance, rule, regulation, by-law, Order or other requirement having the force of law, including the rules and requirements of Nasdaq;

“Liquidation Amount” has the meaning ascribed thereto in Section 6(a);

“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 6(d);

“Liquidation Call Right” has the meaning ascribed thereto in Section 6(d);

“Liquidation Date” has the meaning ascribed thereto in Section 6(a);

“Mango” means Mangoceuticals, Inc., a corporation incorporated under the laws of the State of Texas;

“Mango Common Stock” means the common stock, par value US$0.0001 per share, of Mango;

“Mango Control Transaction” shall be deemed to have occurred if, other than in connection with the transactions contemplated by the Business Combination Agreement:

(i)	any Person acquires, directly or indirectly, any voting securities of Mango and, immediately following such acquisition, directly or indirectly owns, or exercises control or direction over, voting securities representing more than 50% of the total voting power of all then outstanding voting securities of Mango;

(ii)	the stockholders of Mango approve a merger, consolidation, recapitalization or reorganization of Mango, other than a transaction following which the holders of the outstanding voting securities of Mango immediately prior to such transaction directly or indirectly own, or exercise control or direction over, voting securities representing more than 50% of the total voting power of all voting securities of the surviving entity outstanding immediately following such transaction;

(iii)	the stockholders of Mango approve a liquidation or dissolution of Mango; or

(iv)	Mango sells, leases, transfers or otherwise disposes of all or substantially all of its assets;

3

“Mango Dividend Declaration Date” means the date on which the board of directors of Mango declares any dividend or other distribution on the Mango Common Stock;

“Mango Special Voting Share” means the one share of special voting stock of Mango issued to and held by the Trustee pursuant to the Voting and Exchange Trust Agreement for the benefit of the Exchangeable Shareholders;

“Mango Stockholder Approval” has the meaning ascribed thereto in the Business Combination Agreement;

“Nasdaq” means The Nasdaq Stock Market LLC;

“Nasdaq Approval” has the meaning ascribed thereto in the Business Combination Agreement;

“Nasdaq Cap” means, until the Required Approvals have been obtained, the maximum number of shares of Mango Common Stock that may be issued or delivered, and the maximum voting power that may be exercised, in connection with the Exchangeable Shares and the transactions contemplated by the Transaction Documents without obtaining the Required Approvals under applicable Nasdaq requirements, in each case as determined by Mango, acting reasonably and after consultation with its Nasdaq counsel; provided that the Nasdaq Cap shall initially be based on 19.99% of the Mango Common Stock and voting power outstanding immediately prior to Closing and shall be adjusted to the extent required by applicable Law or Nasdaq requirements;

“Nuclea” means Nuclea Energy Inc., a corporation existing under the laws of British Columbia;

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a governmental or regulatory authority;

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, association, trust, trustee, executor, administrator, legal representative, government or governmental or regulatory authority, or any other entity, whether or not having legal status;

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 8(d);

“Redemption Call Right” has the meaning ascribed thereto in Section 8(d);

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by ExchangeCo of all, but not less than all, of the outstanding Exchangeable Shares, other than Exchangeable Shares held by Mango, CallCo or their respective Affiliates, which date shall be no earlier than the [seventh anniversary] of the Effective Date, unless:

(i)	the aggregate number of Exchangeable Shares issued and outstanding, other than Exchangeable Shares held by Mango, CallCo or their respective Affiliates, is less than 2% of the number of Exchangeable Shares issued on the Effective Date, as such number may be adjusted as the Board of Directors considers appropriate to give effect to any subdivision, combination or consolidation of, or stock or share dividend on, the Exchangeable Shares, any issuance or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issuance or distribution of other securities, rights, evidences of indebtedness or assets, or any other capital reorganization or transaction affecting the Exchangeable Shares, in which case the Board of Directors may accelerate the Redemption Date to such date prior to the [seventh anniversary] of the Effective Date as it may determine upon at least 30 days’ prior written notice to the holders of Exchangeable Shares and the Trustee;

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(ii)	a Mango Control Transaction is proposed, in which case, if the Board of Directors determines in good faith that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Mango Control Transaction or that the redemption of all, but not less than all, of the outstanding Exchangeable Shares, other than Exchangeable Shares held by Mango, CallCo or their respective Affiliates, is necessary to permit the Mango Control Transaction to be completed in accordance with its terms, the Board of Directors may accelerate the Redemption Date to such date as it may determine upon such prior written notice to the holders of Exchangeable Shares and the Trustee as the Board of Directors determines to be reasonably practicable in the circumstances;

(iii)	an Exchangeable Share Voting Event is proposed and (A) the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exchangeable Share Voting Event, and (B) the Board of Directors determines in good faith that it is not reasonably practicable to accomplish the bona fide business purpose intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the later of the events described in clauses (A) and (B) occurs; or

(iv)	an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the Redemption Date shall be the Business Day following the day on which the holders of Exchangeable Shares fail to take such action;

provided that the accidental failure or omission to give any notice of redemption contemplated by clauses (i), (ii), (iii) or (iv) to any holder of Exchangeable Shares shall not affect the validity of the redemption;

“Redemption Price” has the meaning ascribed thereto in Section 8(a);

“Required Approvals” means the Mango Stockholder Approval and the Nasdaq Approval;

“Retracted Shares” has the meaning ascribed thereto in Section 7(a)(i)(B)(1);

“Retraction Call Notice” has the meaning ascribed thereto in Section 7(b)(ii);

“Retraction Call Right” has the meaning ascribed thereto in Section 7(a)(i)(B)(3);

“Retraction Call Right Purchase Price” has the meaning ascribed thereto in Section 7(b)(i);

“Retraction Date” has the meaning ascribed thereto in Section 7(a)(i)(B)(2);

“Retraction Price” has the meaning ascribed thereto in Section 7(a)(i);

“Retraction Request” has the meaning ascribed thereto in Section 7(a)(i)(B);

“Support Agreement” means the support agreement to be entered into among Mango, CallCo and ExchangeCo substantially in the form attached as Schedule F to the Business Combination Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms;

“Transaction Documents” has the meaning ascribed thereto in the Business Combination Agreement;

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“Transfer Agent” means [●], or such other Person as may from time to time be appointed by ExchangeCo as registrar and transfer agent for the Exchangeable Shares;

“Trustee” means [●] Trust Company or such other corporate trustee or third-party trustee as Mango and Nuclea may agree, acting in its capacity as trustee under the Voting and Exchange Trust Agreement, and includes any successor trustee appointed thereunder; and

“Voting and Exchange Trust Agreement” means the voting and exchange trust agreement to be entered into among Mango, CallCo, ExchangeCo and the Trustee substantially in the form attached as Schedule G to the Business Combination Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

(b)	Interpretation Not Affected by Headings. The division of these Exchangeable Share Provisions into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to a “Section” followed by a number and/or a letter refer to the specified section of these Exchangeable Share Provisions.

(c)	Number and Gender. In these Exchangeable Share Provisions, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa and words imparting any gender shall include all genders.

(d)	Date of Any Action. If any date on which any action is required to be taken hereunder by any Person is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

(e)	Currency. In these Exchangeable Share Provisions, unless stated otherwise, all cash payments provided for herein shall be made in United States dollars or, at the option of ExchangeCo, the Canadian Dollar Equivalent thereof.

2.	Ranking of Exchangeable Shares

Subject to Section 4 hereof, the Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares of ExchangeCo ranking junior to the Exchangeable Shares: (a) with respect to the payment of dividends and other distributions, to the extent provided in Section 3; and (b) with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, to the extent provided in Section 6.

3.	Dividends and Distributions

(a)	Dividends and Distributions

A holder of an Exchangeable Share shall be entitled to receive, and the Board of Directors shall, subject to applicable Law, on each Mango Dividend Declaration Date, declare, a dividend or other distribution on each Exchangeable Share:

(i)	in the case of a cash dividend or other cash distribution declared on the Mango Common Stock, in an amount in cash for each Exchangeable Share equal to the cash dividend or other cash distribution declared on each share of Mango Common Stock on the Mango Dividend Declaration Date;

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(ii)	in the case of a stock dividend or other distribution declared on the Mango Common Stock to be paid in Mango Common Stock, by the issuance or transfer by ExchangeCo of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Mango Common Stock to be paid on each share of Mango Common Stock; provided that ExchangeCo may, in lieu of such stock dividend or other distribution, elect to effect a corresponding, contemporaneous and economically equivalent subdivision, redivision or change of the outstanding Exchangeable Shares, as determined by the Board of Directors in accordance with Sections 3(e) and 3(f); or

(iii)	in the case of a dividend or other distribution declared on the Mango Common Stock in property other than cash or Mango Common Stock, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to the type and amount of property declared as a dividend or other distribution on each share of Mango Common Stock, as determined by the Board of Directors in accordance with Section 3(e).

Such dividends or other distributions shall be paid out of money, assets or property of ExchangeCo properly applicable to the payment of dividends or other distributions, out of authorized but unissued shares of ExchangeCo or through a subdivision, redivision or change of the outstanding Exchangeable Shares, as applicable. The holders of Exchangeable Shares shall not be entitled to any dividends or other distributions other than or in excess of the dividends or other distributions provided for in this Section 3(a).

(b)	Payment of Dividends and Distributions

Any cash dividend or other cash distribution contemplated by Section 3(a)(i) shall be paid by cheque, electronic funds transfer or such other method as ExchangeCo may determine. Payment in accordance with the foregoing shall satisfy the applicable cash dividend or other cash distribution unless such payment is not honoured or otherwise completed.

Certificates, direct registration statements or other written evidence of the applicable book-entry issuance or transfer shall be delivered in respect of any stock dividend or other distribution contemplated by Section 3(a)(ii) or any subdivision, redivision or change of the Exchangeable Shares contemplated by Sections 3(a)(ii) and 3(f). The delivery of such certificates, statements or other written evidence shall satisfy the applicable stock dividend or other distribution.

Any other property in respect of a dividend or other distribution contemplated by Section 3(a)(iii) shall be issued, distributed or transferred by ExchangeCo in such manner as ExchangeCo may determine, and such issuance, distribution or transfer to each holder of Exchangeable Shares shall satisfy the applicable dividend or other distribution.

Subject to applicable Law relating to unclaimed property, no holder of an Exchangeable Share shall be entitled to recover by action or other legal process against ExchangeCo any dividend or other distribution that remains unclaimed for a period of [six] years from the date on which such dividend or other distribution became payable.

(c)	Record and Payment Dates

The record date for determining the holders of Exchangeable Shares entitled to receive any dividend or other distribution declared under Section 3(a), and the payment date for such dividend or other distribution, shall be the same as the record date and payment date, respectively, for the corresponding dividend or other distribution declared on the Mango Common Stock.

The record date for determining the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision, redivision or change of the Exchangeable Shares under Sections 3(a)(ii) and 3(f), and the effective date of such subdivision, redivision or change, shall be the same as the record date and payment date, respectively, for the corresponding stock dividend or other distribution declared on the Mango Common Stock.

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(d)	Partial Payment

If, on any payment date, a dividend or other distribution declared on the Exchangeable Shares under Section 3(a) is not paid in full on all outstanding Exchangeable Shares, the unpaid portion shall remain payable and shall be paid on such subsequent date or dates as the Board of Directors determines, subject to ExchangeCo having sufficient money, assets or property properly applicable to such payment.

(e)	Economic Equivalence

The Board of Directors shall determine in good faith, with the assistance of such financial, tax or other advisors as it considers appropriate, economic equivalence for the purposes of these Exchangeable Share Provisions. Each such determination shall be conclusive and binding on ExchangeCo and its shareholders absent manifest error. In making any such determination, the Board of Directors shall consider, without excluding any other factors it considers relevant:

(i)	in the case of a stock dividend or other distribution payable in Mango Common Stock, the number of shares of Mango Common Stock issued or distributed in proportion to the number of shares of Mango Common Stock previously outstanding;

(ii)	in the case of the issuance or distribution of rights, options or warrants to subscribe for or purchase Mango Common Stock, or securities exercisable or exchangeable for or convertible into or carrying rights to acquire Mango Common Stock, the relationship between the exercise or conversion price of each such security, the number of such securities issued or distributed in respect of each share of Mango Common Stock, the Current Market Price and price volatility of the Mango Common Stock and the other terms of such security;

(iii)	in the case of the issuance or distribution of any other property, including shares or securities of Mango of any class other than Mango Common Stock, rights, options or warrants other than those referred to in Section 3(e)(ii), evidences of indebtedness of Mango or assets of Mango, the relationship between the fair market value of such property issued or distributed in respect of each outstanding share of Mango Common Stock and the Current Market Price of a share of Mango Common Stock;

(iv)	in the case of any subdivision, redivision or change of the outstanding Mango Common Stock into a greater number of shares, any reduction, combination, consolidation or change of the outstanding Mango Common Stock into a lesser number of shares, or any amalgamation, merger, arrangement, reorganization or other transaction affecting the Mango Common Stock, the effect of such event or transaction on the outstanding Mango Common Stock; and

(v)	in each case, the general Canadian and United States federal income tax consequences of the relevant event to holders of Exchangeable Shares and holders of Mango Common Stock, respectively, to the extent such consequences may differ as a result of differences between the applicable tax Laws of Canada and the United States, disregarding differences arising from marginal tax rates or the individual circumstances of any holder.

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(f)	Subdivision on Stock Dividend

If a stock dividend is declared on the Mango Common Stock and is payable in Mango Common Stock, the Board of Directors may, in lieu of declaring the corresponding stock dividend contemplated by Section 3(a)(ii) on the Exchangeable Shares and subject to applicable Law and receipt of any required regulatory approvals, subdivide, redivide or change each issued and unissued Exchangeable Share on the basis that each Exchangeable Share outstanding immediately before such subdivision, redivision or change becomes a number of Exchangeable Shares equal to the sum of:

(i)	one; and

(ii)	the number of shares of Mango Common Stock payable as a stock dividend on each share of Mango Common Stock.

Such subdivision, redivision or change shall become effective on the payment date for the corresponding stock dividend declared on the Mango Common Stock without any further act or formality on the part of ExchangeCo or any holder of Exchangeable Shares.

4.	Certain Restrictions

So long as any of the Exchangeable Shares are outstanding, ExchangeCo shall not, without the approval of the holders of the Exchangeable Shares given in accordance with Section 12(b):

(a)	pay any dividend or other distribution on the Common Shares or any other shares of ExchangeCo ranking junior to the Exchangeable Shares with respect to the payment of dividends or other distributions, other than stock dividends payable in Common Shares or such other junior shares;

(b)	redeem, purchase or make any capital distribution in respect of the Common Shares or any other shares of ExchangeCo ranking junior to the Exchangeable Shares with respect to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs;

(c)	redeem, purchase or make any capital distribution in respect of any shares of ExchangeCo ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs; or

(d)	issue any additional Exchangeable Shares or any other shares of ExchangeCo ranking equally with or superior to the Exchangeable Shares, other than by way of a stock dividend to the holders of the Exchangeable Shares;

provided that the restrictions in this Section 4 shall not apply if all dividends and other distributions on the outstanding Exchangeable Shares corresponding to dividends or other distributions declared and paid on the Mango Common Stock have been declared and paid in full on the Exchangeable Shares before or contemporaneously with the applicable action referred to in this Section 4.

5.	Nasdaq Cap

(a)	Notwithstanding anything to the contrary in these Exchangeable Share Provisions, until the Required Approvals have been obtained:

i.	no holder of Exchangeable Shares shall be entitled to receive, and neither Mango, CallCo nor ExchangeCo shall be required to issue or deliver, any shares of Mango Common Stock to the extent that such issuance or delivery would exceed the applicable issuance limitation forming part of the Nasdaq Cap;

ii.	any entitlement to receive shares of Mango Common Stock in excess of the Nasdaq Cap shall be deferred, but shall not be extinguished, and the Exchangeable Shares corresponding to such deferred entitlement shall remain outstanding, with all rights attaching thereto, until the applicable shares of Mango Common Stock may be issued or delivered in compliance with applicable Law and Nasdaq requirements;

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iii.	no exercise of a Retraction Call Right, Redemption Call Right, Liquidation Call Right, Automatic Exchange Right or other exchange or purchase right shall require the issuance or delivery of shares of Mango Common Stock in excess of the Nasdaq Cap;

iv.	Mango, CallCo, ExchangeCo, the Trustee and the Transfer Agent shall administer all exchanges, retractions, redemptions, purchases and automatic exchanges of Exchangeable Shares in a manner that complies with the Nasdaq Cap, including maintaining records of the number of shares of Mango Common Stock issued or delivered, and the voting rights exercised, in reliance on the Nasdaq Cap; and

v.	the voting rights attached to the Mango Special Voting Share shall be subject to the corresponding limitations set out in the Voting and Exchange Trust Agreement, and neither the Trustee nor any Exchangeable Shareholder shall be entitled to exercise any voting rights attached to the Mango Special Voting Share to the extent that such exercise would exceed the applicable voting limitation comprising the Nasdaq Cap.

(b)	ExchangeCo, Mango, CallCo, the Trustee and the Transfer Agent shall first give effect to any Retraction Requests delivered pursuant to arrangements made in connection with Closing, in accordance with the allocation agreed by Mango and Nuclea prior to Closing. Thereafter, if two or more holders would otherwise be entitled to receive shares of Mango Common Stock in excess of the number then available under the Nasdaq Cap, the available capacity under the Nasdaq Cap shall be allocated among the affected holders on a pro rata basis according to the number of shares of Mango Common Stock otherwise deliverable to them, unless another allocation method is required by applicable Law or Nasdaq.

(c)	Promptly after the Required Approvals have been obtained, Mango, CallCo and ExchangeCo shall take all actions necessary to permit:

i.	the completion of all exchanges, retractions, redemptions, purchases and automatic exchanges previously deferred pursuant to this Section 5, including the issuance and delivery of the applicable shares of Mango Common Stock;

ii.	the exchange, retraction, redemption, purchase or automatic exchange of the Exchangeable Shares without regard to the Nasdaq Cap; and

iii.	the Mango Special Voting Share to carry the full voting rights contemplated by the Voting and Exchange Trust Agreement, without regard to the Nasdaq Cap.

(d)	The deferral of any issuance or delivery pursuant to this Section 5 shall not reduce or otherwise affect the economic rights attaching to the applicable Exchangeable Shares, which shall continue to be determined in accordance with these Exchangeable Share Provisions until the corresponding shares of Mango Common Stock have been delivered.

(e)	Notwithstanding any other provision of these Exchangeable Share Provisions, no Exchangeable Share shall be cancelled, redeemed, purchased or transferred, and no holder shall cease to have any rights in respect thereof, unless and until the Exchangeable Share Consideration payable or deliverable in respect of such Exchangeable Share has been paid or delivered in full; provided that an Exchangeable Share may be transferred to CallCo in connection with the exercise of a Liquidation Call Right, Retraction Call Right or Redemption Call Right if CallCo has deposited the applicable Exchangeable Share Consideration with the Trustee or the Transfer Agent for the benefit of the applicable holder and such deposit and transfer comply with the Nasdaq Cap.

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6.	Liquidation

(a)	Liquidation Amount

Subject to applicable Law, the Automatic Exchange Right and the Liquidation Call Right, upon the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled to receive from the assets of ExchangeCo, in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution, winding-up or other distribution (the “Liquidation Date”), before any distribution of any part of the assets of ExchangeCo among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per Exchangeable Share equal to the Exchangeable Share Price applicable on the last Business Day immediately preceding the Liquidation Date (the “Liquidation Amount”), which shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Liquidation Amount, subject to Section 5.

(b)	Payment of Liquidation Amount

Provided that the Automatic Exchange Right has not been exercised and the Liquidation Call Right has not been exercised by CallCo, ExchangeCo shall, on or promptly after the Liquidation Date, deliver or cause to be delivered to each holder of Exchangeable Shares the Liquidation Amount in respect of each Exchangeable Share held by such holder.

Each holder shall surrender to ExchangeCo or the Transfer Agent any certificate, direct registration statement or other evidence of ownership representing the applicable Exchangeable Shares, together with such documents and instruments as may reasonably be required to effect a transfer of the Exchangeable Shares under the Act and the articles of ExchangeCo. No physical surrender shall be required in respect of uncertificated Exchangeable Shares if the transfer or cancellation of such shares may otherwise be effected through the records of ExchangeCo or the Transfer Agent.

Payment of the Liquidation Amount shall be made by delivery of the applicable Exchangeable Share Consideration to the holder at the address recorded in the securities register of ExchangeCo or by such other payment or delivery method agreed to by ExchangeCo and the holder.

On and after the Liquidation Date, subject to Section 5(e), each holder shall cease to be a holder of the applicable Exchangeable Shares and shall not be entitled to exercise any rights in respect thereof, including any rights under the Voting and Exchange Trust Agreement, other than the right to receive, without interest, the Liquidation Amount, subject to Section 5(e) and unless the Liquidation Amount has not been paid or deposited in accordance with this Section 6, in which case the rights of the holder shall remain unaffected until such payment or deposit has been made.

ExchangeCo may deposit the Liquidation Amount in respect of any Exchangeable Shares for which the required evidence of ownership and other documentation have not been surrendered with a chartered bank or trust company in Canada, to be held as trustee for the applicable holders. Upon such deposit, the rights of each such holder shall be limited to receiving, without interest, its proportionate part of the deposited Liquidation Amount, together with any dividends or other distributions on the Mango Common Stock forming part of the deposited Liquidation Amount having a record date after the date of deposit and before delivery to such holder, in each case less any amount required to be deducted or withheld under applicable Law.

(c)	No Further Participation

After ExchangeCo has satisfied its obligations to pay or deposit the Liquidation Amount in respect of an Exchangeable Share, the holder thereof shall not be entitled to receive any other property or participate in any further distribution of the assets of ExchangeCo in respect of such Exchangeable Share.

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(d)	Liquidation Call Right

CallCo shall have the overriding right (the “Liquidation Call Right”), notwithstanding any proposed payment of the Liquidation Amount by ExchangeCo, to purchase from each holder on the Liquidation Date all, but not less than all, of the Exchangeable Shares held by such holder for an amount per Exchangeable Share equal to the Exchangeable Share Price applicable on the last Business Day immediately preceding the Liquidation Date (the “Liquidation Call Purchase Price”), which shall be satisfied in full by CallCo delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Liquidation Call Purchase Price, subject to Section 5.

CallCo shall notify ExchangeCo and the Trustee of its intention to exercise the Liquidation Call Right at least 20 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up, or, if such notice periods are not reasonably practicable, as promptly as reasonably practicable before the Liquidation Date. ExchangeCo shall promptly notify the holders whether CallCo has exercised the Liquidation Call Right.

If CallCo exercises the Liquidation Call Right, each holder shall be obligated to sell all of its Exchangeable Shares to CallCo on the Liquidation Date upon payment of the Liquidation Call Purchase Price, and ExchangeCo shall have no obligation to pay the Liquidation Amount in respect of the Exchangeable Shares so purchased.

7.	Retraction of Exchangeable Shares

(a)	Retraction at Option of Holder

(i)	Retraction Right

Subject to applicable Law, Section 5 and the Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require ExchangeCo to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per Exchangeable Share equal to the Exchangeable Share Price applicable on the last Business Day immediately preceding the Retraction Date (the “Retraction Price”), which shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price.

To exercise such right, the holder shall deliver to ExchangeCo or the Transfer Agent:

(A)	any certificate, direct registration statement or other evidence of ownership representing the Exchangeable Shares that the holder desires ExchangeCo to redeem, together with such other documents and instruments as ExchangeCo or the Transfer Agent may reasonably require to effect a transfer of such Exchangeable Shares under the Act and the articles of ExchangeCo; and

(B)	a duly executed request in the form attached as Appendix I or in such other form as ExchangeCo may accept (the “Retraction Request”):

(1)	specifying the number of Exchangeable Shares that the holder desires ExchangeCo to redeem (the “Retracted Shares”);

(2)	stating the Business Day on which the holder desires ExchangeCo to redeem the Retracted Shares (the “Retraction Date”), which shall not be less than 10 Business Days or more than 15 Business Days after ExchangeCo receives the Retraction Request, or such earlier Business Day as ExchangeCo and CallCo may agree in writing, including in connection with any Retraction Request delivered pursuant to arrangements made in connection with Closing; provided that, if no Business Day is specified, the Retraction Date shall be deemed to be the 15th Business Day after ExchangeCo receives the Retraction Request; and

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(3)	acknowledging the overriding right of CallCo (the “Retraction Call Right”) to purchase all, but not less than all, of the Retracted Shares directly from the holder and that the Retraction Request constitutes a revocable offer by the holder to sell the Retracted Shares to CallCo on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms set out in Section 7(b).

No physical surrender shall be required in respect of uncertificated Exchangeable Shares if the transfer or cancellation of such shares may otherwise be effected through the records of ExchangeCo or the Transfer Agent.

(ii)	Redemption by ExchangeCo

If ExchangeCo or the Transfer Agent has received the documents required by Section 7(a)(i), the Retraction Request has not been withdrawn in accordance with Section 7(a)(iv) and CallCo has not exercised the Retraction Call Right, ExchangeCo shall redeem the Retracted Shares effective at the close of business on the Retraction Date.

On the Retraction Date, ExchangeCo shall deliver or cause to be delivered to the holder the Exchangeable Share Consideration representing the Retraction Price. Such delivery shall satisfy and discharge ExchangeCo’s obligation to pay the Retraction Price, except to the extent that any payment forming part of the Exchangeable Share Consideration is not honoured or completed.

If only part of the Exchangeable Shares represented by any certificate or other evidence of ownership is redeemed, ExchangeCo shall issue or cause to be issued to the holder a certificate, direct registration statement or other written evidence representing the balance of such Exchangeable Shares.

Upon payment in full of the Retraction Price, and subject to Section 5(e), the holder shall cease to be a holder of the Retracted Shares and shall not be entitled to exercise any rights in respect thereof, including rights under the Voting and Exchange Trust Agreement, other than the right to receive any portion of the Retraction Price that has not been paid.

(iii)	Solvency Restrictions

ExchangeCo shall not be obligated to redeem any Retracted Shares to the extent that such redemption would be contrary to the solvency requirements or other provisions of applicable Law.

If ExchangeCo determines, after due inquiry, that it is not permitted to redeem all of the Retracted Shares tendered for redemption on a Retraction Date, and CallCo has not exercised the Retraction Call Right, ExchangeCo shall:

(A)	redeem the maximum number of Retracted Shares that may lawfully be redeemed, allocated among the affected holders on a pro rata basis according to the number of Exchangeable Shares tendered by each holder;

(B)	notify each affected holder and the Trustee at least two Business Days before the Retraction Date of the number of Retracted Shares that ExchangeCo will not redeem; and

(C)	issue or cause to be issued to each affected holder a certificate, direct registration statement or other written evidence representing the Retracted Shares not redeemed.

Each holder of Retracted Shares that ExchangeCo is unable to redeem shall be deemed, by delivery of the Retraction Request, to have instructed the Trustee to exercise the Exchange Right under the Voting and Exchange Trust Agreement in respect of such unredeemed Retracted Shares on the Retraction Date or as soon as reasonably practicable thereafter, subject to Section 5.

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(iv)	Withdrawal

A holder may withdraw its Retraction Request by written notice received by ExchangeCo before the close of business on the Business Day immediately preceding the Retraction Date. Upon such withdrawal, the Retraction Request and the offer to sell the Retracted Shares to CallCo shall be null and void.

(v)	Nasdaq Cap

Notwithstanding any other provision of this Section 7, the issuance and delivery of Mango Common Stock in connection with any retraction shall be subject to Section 5. To the extent any shares of Mango Common Stock otherwise deliverable on the Retraction Date cannot be issued or delivered because of the Nasdaq Cap, the retraction shall be completed only to the extent permitted under Section 5, and the Exchangeable Shares corresponding to the deferred portion shall remain outstanding and shall not be redeemed, transferred or cancelled, until the applicable shares of Mango Common Stock may be delivered in compliance with Section 5.

(b)	Retraction Call Right

(i)	Exercise and Purchase Price

Upon delivery of a Retraction Request, CallCo shall have the overriding right, notwithstanding the proposed redemption by ExchangeCo, to purchase from the holder on the Retraction Date all, but not less than all, of the Retracted Shares for an amount per Exchangeable Share equal to the Exchangeable Share Price applicable on the last Business Day immediately preceding the Retraction Date (the “Retraction Call Right Purchase Price”), which shall be satisfied in full by CallCo delivering or causing to be delivered to the holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price, subject to Section 5.

Upon exercise of the Retraction Call Right, the holder shall be obligated to sell, and CallCo shall be obligated to purchase, all of the Retracted Shares on the Retraction Date upon payment of the Retraction Call Right Purchase Price.

(ii)	Retraction Call Notice

Upon receipt of a Retraction Request, ExchangeCo shall promptly notify CallCo and provide CallCo with a copy of the Retraction Request.

To exercise the Retraction Call Right, CallCo shall notify ExchangeCo in writing of its determination to do so (a “Retraction Call Notice”) within five Business Days after receiving notice of the Retraction Request from ExchangeCo; provided that, in respect of any Retraction Request specifying a Retraction Date fewer than five Business Days after its receipt by ExchangeCo, CallCo may exercise or waive the Retraction Call Right at any time before the close of business on the Business Day immediately preceding the Retraction Date or at such earlier time as ExchangeCo and CallCo may agree. If CallCo does not deliver a Retraction Call Notice within such applicable period, ExchangeCo shall promptly notify the holder that CallCo will not exercise the Retraction Call Right.

If CallCo timely delivers a Retraction Call Notice, ExchangeCo’s obligation to redeem the Retracted Shares shall terminate and, provided the Retraction Request has not been withdrawn, CallCo shall purchase and the holder shall sell the Retracted Shares on the Retraction Date.

(iii)	Payment

CallCo shall deliver or cause to be delivered to the holder the Exchangeable Share Consideration representing the Retraction Call Right Purchase Price. Such delivery shall satisfy and discharge CallCo’s obligation to pay the Retraction Call Right Purchase Price, except to the extent that any payment forming part of the Exchangeable Share Consideration is not honoured or completed.

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(iv)	Cessation of Rights

Upon payment in full of the Retraction Call Right Purchase Price, and subject to Section 5(e), the holder shall cease to be a holder of the Retracted Shares and shall not be entitled to exercise any rights in respect thereof, including rights under the Voting and Exchange Trust Agreement, other than the right to receive any portion of the Retraction Call Right Purchase Price that has not been paid.

8.	Redemption of Exchangeable Shares by ExchangeCo

(a)	Redemption Amount

Subject to applicable Law, Section 5 and the Redemption Call Right, ExchangeCo shall, on the Redemption Date, redeem all, but not less than all, of the outstanding Exchangeable Shares, other than Exchangeable Shares held by Mango, CallCo or their respective Affiliates, for an amount per Exchangeable Share equal to the Exchangeable Share Price applicable on the last Business Day immediately preceding the Redemption Date (the “Redemption Price”), which shall be satisfied in full by ExchangeCo delivering or causing to be delivered to each holder the Exchangeable Share Consideration representing the Redemption Price.

(b)	Notice of Redemption

ExchangeCo shall give each holder and the Trustee at least 30 days’ prior written notice of the Redemption Date, other than a Redemption Date arising in connection with a Mango Control Transaction, Exchangeable Share Voting Event or Exempt Exchangeable Share Voting Event, in which case ExchangeCo shall provide such prior written notice as the Board of Directors determines to be reasonably practicable in the circumstances.

The notice shall specify the Redemption Date, the manner of determining the Redemption Price or Redemption Call Purchase Price, as applicable, and particulars of the Redemption Call Right. A notice given in connection with a contingent Redemption Date may be given on a conditional basis and shall be withdrawn if the applicable contingency does not occur.

(c)	Payment of Redemption Price

If CallCo has not exercised the Redemption Call Right, ExchangeCo shall, on or promptly after the Redemption Date, deliver or cause to be delivered to each holder the Exchangeable Share Consideration representing the Redemption Price.

Each holder shall surrender any certificate, direct registration statement or other evidence of ownership representing the Exchangeable Shares to be redeemed, together with such documents and instruments as may reasonably be required to effect a transfer or cancellation of such Exchangeable Shares under the Act and the articles of ExchangeCo. No physical surrender shall be required for uncertificated Exchangeable Shares if the cancellation may otherwise be effected through the records of ExchangeCo or the Transfer Agent.

On and after the Redemption Date, subject to Section 5(e), each holder shall cease to be a holder of the Exchangeable Shares called for redemption and shall not be entitled to exercise any rights in respect thereof, including rights under the Voting and Exchange Trust Agreement, other than the right to receive, without interest, the Redemption Price, subject to Section 5(e) and unless the Redemption Price has not been paid or deposited in accordance with this Section 8.

ExchangeCo may deposit the aggregate Redemption Price with a chartered bank or trust company in Canada to be held as trustee for the applicable holders. Upon such deposit, the Exchangeable Shares in respect of which the deposit was made shall be redeemed and the rights of the holders shall be limited to receiving, without interest, their proportionate part of the deposited Redemption Price.

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(d)	Redemption Call Right

CallCo shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption by ExchangeCo, to purchase on the Redemption Date from each holder all, but not less than all, of the Exchangeable Shares held by such holder for an amount per Exchangeable Share equal to the Redemption Price (the “Redemption Call Purchase Price”), which shall be satisfied in full by CallCo delivering or causing to be delivered to each holder the Exchangeable Share Consideration representing the Redemption Call Purchase Price, subject to Section 5.

CallCo shall notify ExchangeCo and the Trustee of its intention to exercise the Redemption Call Right at least five Business Days before the Redemption Date or, if such notice period is not reasonably practicable in connection with a Mango Control Transaction, Exchangeable Share Voting Event or Exempt Exchangeable Share Voting Event, as promptly as reasonably practicable before the Redemption Date. ExchangeCo shall promptly notify the holders whether CallCo has exercised the Redemption Call Right.

If CallCo exercises the Redemption Call Right, each holder shall be obligated to sell all of its Exchangeable Shares to CallCo on the Redemption Date upon payment of the Redemption Call Purchase Price, and ExchangeCo shall have no obligation to redeem the Exchangeable Shares so purchased.

9.	Purchase for Cancellation

Subject to applicable Law and the articles of ExchangeCo, ExchangeCo may at any time purchase for cancellation all or any part of the outstanding Exchangeable Shares:

(a)	by private agreement with the holder thereof; or

(b)	by tender made on the same terms to all holders of Exchangeable Shares,

in each case at such price as ExchangeCo and the applicable holder or holders may agree, together with all declared and unpaid dividends on the Exchangeable Shares purchased for which the record date occurred before the date of purchase.

If more Exchangeable Shares are tendered under Section 9(b) than ExchangeCo is prepared to purchase, the Exchangeable Shares to be purchased shall be selected on a pro rata basis according to the number of Exchangeable Shares tendered by each holder, disregarding fractions.

If only part of the Exchangeable Shares represented by any certificate, direct registration statement or other evidence of ownership is purchased, ExchangeCo shall issue or cause to be issued to the holder a certificate, direct registration statement or other written evidence representing the balance of such Exchangeable Shares.

10.	Voting Rights

Except as required by the Act or Section 12, holders of Exchangeable Shares shall not, as such, be entitled to receive notice of, attend or vote at any meeting of the shareholders of ExchangeCo. The holders of Exchangeable Shares shall not be entitled to vote separately as a class except as required by the Act or expressly provided in these Exchangeable Share Provisions.

The voting rights intended to provide the holders of Exchangeable Shares with voting participation in Mango shall be provided exclusively through the Mango Special Voting Share and the Voting and Exchange Trust Agreement, subject to the Nasdaq Cap until the Required Approvals have been obtained.

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11.	Specified Amount

The amount specified in respect of each Exchangeable Share for purposes of subsection 191(4) of the Income Tax Act (Canada) shall be C$[●].1

12.	Amendment and Approval

(a)	Amendment

The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of Exchangeable Shares given in accordance with Section 12(b) and any other approval required by applicable Law.

(b)	Approval

Any approval of the holders of Exchangeable Shares shall be sufficiently given if evidenced by:

(i)	a written resolution signed by holders of not less than two-thirds (2/3) of the outstanding Exchangeable Shares, other than Exchangeable Shares held by Mango, CallCo or their respective Affiliates; or

(ii)	a resolution passed by not less than two-thirds (2/3) of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which holders of at least 10% of the outstanding Exchangeable Shares, other than Exchangeable Shares held by Mango, CallCo or their respective Affiliates, are present in person or represented by proxy.

If the quorum referred to in Section 12(b)(ii) is not present within one-half hour after the time appointed for the meeting, the meeting shall be adjourned to a date not less than five days thereafter. At the adjourned meeting, the holders present in person or represented by proxy may transact the business for which the meeting was called, and a resolution passed by not less than two-thirds (2/3) of the votes cast shall constitute the approval of the holders.

13.	Reciprocal Changes in Respect of Mango Common Stock

(a)	Issuances and Distributions

Each holder acknowledges that the Support Agreement provides that Mango shall not, without ensuring that an economically equivalent distribution is made simultaneously to holders of Exchangeable Shares:

(i)	issue or distribute Mango Common Stock, or securities exercisable or exchangeable for or convertible into or carrying rights to acquire Mango Common Stock, to all or substantially all holders of Mango Common Stock by way of stock dividend or other distribution;

(ii)	issue or distribute rights, options or warrants to all or substantially all holders of Mango Common Stock entitling them to subscribe for or purchase Mango Common Stock or securities exercisable or exchangeable for or convertible into or carrying rights to acquire Mango Common Stock; or

1 Specified amount to be the last closing price of the Mango Common Stock immediately prior to closing.

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(iii)	issue or distribute to all or substantially all holders of Mango Common Stock:

(A)	shares or securities of Mango of any class other than Mango Common Stock;

(B)	rights, options or warrants other than those referred to in Section 13(a)(ii);

(C)	evidences of indebtedness of Mango; or

(D)	property or assets of Mango;

provided that this Section 13(a) shall not prohibit any issuance or distribution expressly contemplated by the Business Combination Agreement or the Transaction Documents.

(b)	Corporate Changes

Each holder acknowledges that the Support Agreement further provides that, for so long as any Exchangeable Shares not held by Mango, CallCo or their respective Affiliates remain outstanding, Mango shall not:

(i)	subdivide, redivide or change the outstanding Mango Common Stock into a greater number of shares;

(ii)	reduce, combine, consolidate or change the outstanding Mango Common Stock into a lesser number of shares; or

(iii)	reclassify or otherwise change the Mango Common Stock or effect any merger, amalgamation, reorganization or other transaction affecting the Mango Common Stock,

unless the same or an economically equivalent change is made simultaneously to the Exchangeable Shares or the rights of the holders thereof; provided that this Section 13(b) shall not prohibit any action expressly contemplated by the Business Combination Agreement or the Transaction Documents.

(c)	Successorship Transaction

Notwithstanding Sections 13(a) and 13(b), if a Mango Control Transaction occurs:

(i)	in which Mango merges or combines with, or all or substantially all of the outstanding Mango Common Stock is acquired by another corporation;

(ii)	which does not result in acceleration of the Redemption Date pursuant to paragraph (ii) of the definition of “Redemption Date”; and

(iii)	in which the outstanding Mango Common Stock is converted into or exchanged for shares or rights to receive shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after the Mango Control Transaction, owns or controls Mango, then all references in these Exchangeable Share Provisions to “Mango” shall thereafter be deemed to refer to the Other Corporation and all references to “Mango Common Stock” shall thereafter be deemed to refer to the Other Shares, with such adjustments as are necessary to ensure that a holder receives, upon any exchange, redemption, retraction, purchase or automatic exchange of an Exchangeable Share, the number and type of Other Shares or other consideration that the holder would have received if the Exchangeable Share had been exchanged for Mango Common Stock immediately before completion of the Mango Control Transaction.

No application of the Nasdaq Cap shall reduce or extinguish any economic adjustment required under this Section 13, but delivery of shares resulting from such adjustment shall be administered in accordance with Section 5.

14.	Actions by ExchangeCo Under Support Agreement

(a)	Performance and Enforcement

ExchangeCo shall take all actions and do all things reasonably necessary to perform its obligations under the Support Agreement, to cause Mango and CallCo to perform their respective obligations thereunder and to enforce, for the direct benefit of ExchangeCo and the holders of Exchangeable Shares, all rights and benefits in favour of ExchangeCo under the Support Agreement.

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Without limiting the foregoing, ExchangeCo shall enforce Mango’s obligations under the Support Agreement to:

(i)	reserve and keep available a sufficient number of shares of Mango Common Stock to satisfy all obligations arising in connection with the Exchangeable Shares, subject to the Nasdaq Cap until the Required Approvals have been obtained;

(ii)	take all actions required to be taken by Mango under the Support Agreement in connection with obtaining the Required Approvals; and

(iii)	promptly following receipt of the Required Approvals, take all actions required to be taken by Mango under the Support Agreement to permit the issuance and delivery of Mango Common Stock and the exercise of voting rights through the Mango Special Voting Share without regard to the Nasdaq Cap.

(b)	Changes to Support Agreement

ExchangeCo shall not agree to any amendment, waiver or forgiveness of its rights or obligations under the Support Agreement without the approval of the holders of Exchangeable Shares given in accordance with Section 12(b), other than any amendment, waiver or forgiveness that:

(i)	adds covenants for the protection of ExchangeCo or the holders of Exchangeable Shares;

(ii)	evidences the assumption by a successor to Mango of Mango’s obligations under the Support Agreement;

(iii)	addresses matters arising under the Support Agreement in a manner that the boards of directors of Mango, CallCo and ExchangeCo determine in good faith, after consultation with counsel, is not prejudicial to the rights or interests of the holders of Exchangeable Shares; or

(iv)	cures an ambiguity, defect, inconsistent provision, clerical omission, mistake or manifest error and is determined in good faith by the boards of directors of Mango, CallCo and ExchangeCo not to be prejudicial to the rights or interests of the holders of Exchangeable Shares.

15.	Legend; Call Rights; Withholding Rights

(a)	Legend

Each certificate, direct registration statement or other written evidence of ownership of Exchangeable Shares shall contain or be accompanied by a legend or notice, in form approved by the Board of Directors, describing:

(i)	the Support Agreement;

(ii)	the Voting and Exchange Trust Agreement;

(iii)	the Liquidation Call Right, Retraction Call Right and Redemption Call Right;

(iv)	the Automatic Exchange Right;

(v)	the Nasdaq Cap and the restrictions applicable until the Required Approvals have been obtained; and

(vi)	any applicable restrictions under Canadian or United States securities Laws.

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(b)	Call Rights

Each holder of an Exchangeable Share, whether of record or beneficial, shall be deemed to acknowledge and be bound by the Liquidation Call Right, Retraction Call Right and Redemption Call Right in favour of CallCo and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of ExchangeCo’s assets for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as applicable.

(c)	Withholding Rights

Mango, CallCo, ExchangeCo and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable or deliverable to any holder such amounts as are required to be deducted or withheld under applicable Law.

Any amount properly deducted or withheld and remitted to the applicable governmental authority shall be treated for all purposes as having been paid to the holder in respect of whom the deduction or withholding was made.

If the required deduction or withholding exceeds the cash portion of the applicable payment, Mango, CallCo, ExchangeCo or the Transfer Agent may sell or otherwise dispose of such portion of the non-cash consideration otherwise payable to the holder as is reasonably necessary to fund the deduction or withholding. The applicable withholding agent shall:

(i)	make any such sale in accordance with applicable Law and at the prevailing market price, to the extent reasonably practicable;

(ii)	remit the required amount to the applicable governmental authority;

(iii)	notify the holder of the deduction, withholding and sale; and

(iv)	pay the holder any unapplied balance of the net proceeds after deducting reasonable commissions, fees and expenses incurred in connection with the sale.

16.	Notices

(a)	Notices to ExchangeCo

Any notice, request or other communication given by a holder to ExchangeCo shall be in writing and may be delivered personally, by courier, by mail or by electronic transmission to the registered office of ExchangeCo or such other address or electronic address designated by ExchangeCo. Such communication shall be effective upon actual receipt by ExchangeCo.

(b)	Surrender of Evidence of Ownership

Any surrender of a certificate, direct registration statement or other evidence of ownership in connection with a liquidation, retraction, redemption, purchase or exchange of Exchangeable Shares shall be made to ExchangeCo or the Transfer Agent in the manner specified by ExchangeCo.

Any document sent by mail or courier shall be at the risk of the holder until actually received. No physical surrender shall be required in respect of uncertificated Exchangeable Shares if the applicable transfer or cancellation can be effected through the records of ExchangeCo or the Transfer Agent.

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(c)	Notices to Holders

Any notice, request or other communication given by or on behalf of ExchangeCo to a holder shall be in writing and may be delivered personally, by courier, by mail or by electronic transmission to the address or electronic address shown in the securities register of ExchangeCo.

A notice shall be deemed received:

(i)	if delivered personally or by electronic transmission, on the date of delivery or transmission, provided that any electronic transmission made after 5:00 p.m. at the recipient’s location shall be deemed received on the next Business Day;

(ii)	if delivered by courier, on the date shown in the courier’s delivery confirmation; and

(iii)	if sent by mail, on the third (3rd) Business Day after mailing.

Accidental failure to give any notice to one or more holders shall not invalidate any action taken pursuant to the notice.

If delivery by mail is delayed or reasonably expected to be delayed, ExchangeCo may give the applicable notice by electronic transmission, public announcement or any other method permitted under the Act.

17.	Disclosure of Interests in Exchangeable Shares

ExchangeCo may require any holder of an Exchangeable Share, or any Person whom ExchangeCo knows or has reasonable cause to believe has an interest in an Exchangeable Share, to:

(a)	confirm whether such Person has an interest in the Exchangeable Share; and

(b)	provide such information concerning that interest and the Person holding it as would be required if the Exchangeable Shares were equity securities under section 5.2 of National Instrument 62-104 Take-Over Bids and Issuer Bids or if the Exchangeable Shares were Mango Common Stock under applicable Law, the constating documents of Mango or applicable Nasdaq requirements.

18.	Fractional Shares

No fractional share of Mango Common Stock shall be issued or delivered upon any exchange, retraction, redemption, purchase, liquidation or automatic exchange of an Exchangeable Share.

If a holder would otherwise be entitled to receive a fractional share of Mango Common Stock, the number of shares of Mango Common Stock deliverable to such holder shall be rounded down to the nearest whole share, and the holder shall receive, in lieu of the fractional share, an amount in cash equal to the product obtained by multiplying:

(a)	the applicable fractional interest; by

(b)	the Current Market Price of one share of Mango Common Stock on the Business Day immediately preceding the applicable payment date;

provided that no cash payment shall be made if the aggregate amount otherwise payable to the holder in lieu of a fractional share is less than US$10.00.

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APPENDIX I

TO SCHEDULE A

RETRACTION REQUEST

[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES OR OTHERWISE PROVIDED TO HOLDERS OF EXCHANGEABLE SHARES]

To:	Mangoceuticals, Inc. (“Mango”) [●] CallCo ULC (“CallCo”) [●] ExchangeCo ULC (“ExchangeCo”)

This notice is given pursuant to Section 6 of the provisions attaching to the Exchangeable Shares of ExchangeCo (the “Exchangeable Share Provisions”). All capitalized words and expressions used but not defined in this notice have the meanings ascribed to them in the Exchangeable Share Provisions.

The undersigned hereby notifies the ExchangeCo that, subject to the Retraction Call Right referred to below, the undersigned desires to have the ExchangeCo redeem in accordance with Section 7 of the Exchangeable Share Provisions: (select one)

☐ all Exchangeable Shares registered in the name of the undersigned

☐ ______________ Exchangeable Share(s) only

The undersigned hereby notifies the ExchangeCo that the Retraction Date shall be __________.

NOTE: The Retraction Date must be a Business Day that is not less than 10 Business Days and not more than 15 Business Days after the date on which this Retraction Request is received by ExchangeCo, unless an earlier Business Day is agreed to in writing by ExchangeCo and CallCo, including in connection with a Retraction Request delivered pursuant to arrangements made in connection with Closing. If no Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this Retraction Request is received by ExchangeCo.

The undersigned acknowledges the overriding Retraction Call Right of CallCo to purchase all, but not less than all, of the Retracted Shares from the undersigned and that this Retraction Request constitutes a revocable offer by the undersigned to sell the Retracted Shares to CallCo on the Retraction Date for the Retraction Call Right Purchase Price and on the other terms and conditions set out in Section 7(b) of the Exchangeable Share Provisions. If CallCo does not exercise the Retraction Call Right, ExchangeCo shall notify the undersigned as soon as reasonably practicable. This Retraction Request and the offer to sell the Retracted Shares to CallCo may be withdrawn only by written notice received by ExchangeCo before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that, if ExchangeCo is unable to redeem any Retracted Shares as a result of the solvency requirements or other provisions of applicable Law and CallCo has not exercised the Retraction Call Right, the undersigned shall be deemed to have instructed the Trustee to exercise the Exchange Right under the Voting and Exchange Trust Agreement in respect of such unredeemed Retracted Shares on the Retraction Date or as soon as reasonably practicable thereafter.

The undersigned acknowledges that the issuance and delivery of Mango Common Stock in connection with this Retraction Request is subject to the Nasdaq Cap until the Required Approvals have been obtained and may be deferred to the extent required by Section 5 of the Exchangeable Share Provisions. Any Exchangeable Shares corresponding to such deferred issuance shall remain outstanding, with all rights attaching thereto, until the applicable shares of Mango Common Stock may be issued and delivered in compliance with Section 5 of the Exchangeable Share Provisions.

The undersigned hereby represents and warrants to Mango, CallCo and the ExchangeCo that the undersigned: (select one)

☐ is resident in Canada for purposes of the Income Tax Act (Canada); or

☐ is not resident in Canada for purposes of the Income Tax Act (Canada).

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THE UNDERSIGNED ACKNOWLEDGES THAT, IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS RESIDENT IN CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM ANY AMOUNT PAYABLE OR PROPERTY DELIVERABLE TO THE UNDERSIGNED UPON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

The undersigned hereby represents and warrants to Mango, CallCo and ExchangeCo that the undersigned has good title to and owns the Retracted Shares free and clear of all Encumbrances and has full power and authority to transfer the Retracted Shares to CallCo or ExchangeCo, as applicable.

Date: ________________________________________

Name of Holder: ________________________________________

Signature of Holder: ________________________________________

Signature Guaranteed by: ________________________________________

Number of Retracted Shares: ________________________________________

☐ Please check this box if any securities, direct registration statement, cheque or other payment resulting from the retraction or purchase of the Retracted Shares is to be held for pick-up by the undersigned from the Transfer Agent. If this box is not checked, such securities, statement, cheque or other payment will be delivered to the address of the undersigned shown in the securities register of ExchangeCo, unless the delivery instructions below are duly completed.

NOTE: This Retraction Request, together with any certificate or other evidence of ownership representing the Retracted Shares and such additional documents, instruments and payments as ExchangeCo or the Transfer Agent may reasonably require, must be delivered to ExchangeCo or the Transfer Agent. No physical surrender shall be required in respect of uncertificated Exchangeable Shares if the transfer or cancellation of such shares may otherwise be effected through the records of ExchangeCo or the Transfer Agent.

Unless the delivery instructions below are duly completed, any Mango Common Stock, direct registration statement, cheque or other payment resulting from the retraction or purchase of the Retracted Shares will be issued, registered and made payable, as applicable, in the name of the undersigned as it appears in the securities register of ExchangeCo and delivered to the address of the undersigned shown in such securities register.

DELIVERY AND REGISTRATION INSTRUCTIONS

Date:
Name of Person in Whose Name Securities or Payments Are to Be Registered, Issued or Delivered (please print):
Street Address or P.O. Box:
City, Province or State, and Postal or ZIP Code:
Electronic Address:
Signature of Holder:
Signature Guaranteed by:

NOTE: If this Retraction Request applies to fewer than all of the Exchangeable Shares represented by any certificate, direct registration statement or other evidence of ownership delivered with this Retraction Request, ExchangeCo shall issue or cause to be issued a certificate, direct registration statement or other evidence of ownership representing the balance of such Exchangeable Shares in the name of the registered holder, unless the foregoing registration instructions are duly completed and accepted by ExchangeCo or the Transfer Agent.

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Schedule E – [Reserved]

[Remainder of this page intentionally left blank]

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Schedule F — Form of Support Agreement

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (the “Agreement”) is made as of [●], 2026 among MANGOCEUTICALS, INC., a corporation existing under the laws of the State of Texas (“US Parent”), [CALLCO LEGAL NAME], an unlimited liability company existing under the laws of British Columbia (“CallCo”), and [EXCHANGECO LEGAL NAME], an unlimited liability company existing under the laws of British Columbia (“ExchangeCo”).

RECITALS

A.	Pursuant to the Business Combination Agreement dated as of [●], 2026 (the “Business Combination Agreement”) among US Parent and NUCLEA ENERGY INC. (“Nuclea”) and the other parties thereto, and the Amalgamation Agreement dated as of [●], 2026 among Nuclea, ExchangeCo and [●][1], ExchangeCo has agreed to exchange certain securities held by former securityholders of Nuclea into exchangeable shares in its capital (the “Exchangeable Shares”).

B.	In connection with the transactions contemplated by the Business Combination Agreement, the parties intend that the Exchangeable Shares provide holders thereof with economic rights and voting participation that are, to the greatest extent practicable, equivalent to those of holders of US Parent Common Shares (as defined below), subject to the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and the Nasdaq Cap.

C.	In connection with the issuance of the Exchangeable Shares, the parties have entered into, or will enter into, a Voting and Exchange Trust Agreement providing, among other things, for the exercise of voting rights associated with the Exchangeable Shares and the protection of holders thereof.

D.	Pursuant to the Business Combination Agreement, the parties have agreed to enter into this Agreement to provide for, among other things, the support by US Parent of the Exchangeable Shares and the preservation of the economic equivalence thereof.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1. Definitions.

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set out in the Articles of ExchangeCo, as amended from time to time (the “Exchangeable Share Provisions”), and the following terms shall have the following meanings:

(a)	“affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (and the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise;

(b)	“Agreement” means this Support Agreement, as amended, supplemented or modified from time to time in accordance with its terms;

1 Insert name of Amalco Sub

(c)	“Business Combination Agreement” has the meaning set forth in recital A hereto;

(d)	“CallCo” has the meaning given to such term in the introductory paragraph of this Agreement;

(e)	“ExchangeCo” has the meaning given to such term in the introductory paragraph of this Agreement;

(f)	“Exchangeable Shares” means the exchangeable shares in the capital of ExchangeCo, and “Exchangeable Share” means any one of them;

(g)	“Nasdaq Cap” has the meaning attributed to such term in the Exchangeable Share Provisions;

(h)	“Person” includes an individual, corporation, partnership, limited liability company, unlimited liability company, joint venture, association, trust, trustee, executor, administrator, legal representative, government, governmental authority or other entity, whether or not having legal personality;

(i)	“Mango Special Voting Share” means the one special voting share or other special voting security of US Parent issued to and held by the Trustee pursuant to the Voting and Exchange Trust Agreement for the benefit of the Exchangeable Shareholders, carrying the voting rights described in the Voting and Exchange Trust Agreement and the Exchangeable Share Provisions;

(j)	“Trust” means the trust established pursuant to the Voting and Exchange Trust Agreement;

(k)	“Trustee” means the trustee from time to time acting under the Voting and Exchange Trust Agreement;

(l)	“US Parent” has the meaning given to such term in the introductory paragraph of this Agreement;

(m)	“US Parent Common Shares” means the common stock of US Parent;

(n)	“Voting and Exchange Trust Agreement” means the Voting and Exchange Trust Agreement entered into among US Parent, CallCo, ExchangeCo and the Trustee, as amended, supplemented or modified from time to time in accordance with its terms; and

(o)	“Voting Rights” means the voting rights attached to the Mango Special Voting Share and exercisable by the Trustee pursuant to the Voting and Exchange Trust Agreement.

1.2.	Interpretation Not Affected by Headings. The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3.	Number and Gender. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4.	Date of any Action. If the date on which any action is required to be taken under this Agreement by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5.	Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

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Article 2

COVENANTS OF PARENT AND EXCHANGECO

2.1 Covenants Regarding Exchangeable Shares.

So long as any Exchangeable Shares not owned by US Parent or its affiliates are outstanding, US Parent shall:

(a)	not take any action that will result in the declaration or payment of any dividend or make any other distribution on the US Parent Common Shares unless:

(i)	ExchangeCo shall: (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”); and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law and the Exchangeable Share Provisions, of any such Equivalent Dividend; or

(ii)	if the dividend or other distribution is a stock or share dividend or distribution of stock or shares, and if ExchangeCo so chooses as an alternative to taking the action described in (i), in lieu of such dividend or other distribution on the US Parent Common Shares, ExchangeCo shall: (A) effect a corresponding, contemporaneous and economically equivalent subdivision of the outstanding Exchangeable Shares (as determined in accordance with the Exchangeable Share Provisions) (an “Equivalent Stock Subdivision”); and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)	advise ExchangeCo sufficiently in advance of the declaration by US Parent of any dividend or other distribution on the US Parent Common Shares and take all such other actions as are reasonably necessary or desirable, in co-operation with ExchangeCo, to ensure that:

(i)	the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the US Parent Common Shares; or

(ii)	the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock or share dividend or distribution of stock or shares, in lieu of such a dividend or other distribution on the US Parent Common Shares and that such Equivalent Stock Subdivision shall comply with the requirements of the stock exchange on which the US Parent Common Shares are then listed;

(c)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit ExchangeCo, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by ExchangeCo, as the case may be, including, without limitation, all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to deliver or cause to be delivered US Parent Common Shares or other property to the holders of Exchangeable Shares in accordance with the Exchangeable Share Provisions;

(d)	take all such actions and do all such things as are reasonably necessary or desirable enable and permit the Trustee to exercise the Voting Rights attached to the Mango Special Voting Share and to perform its obligations under the Voting and Exchange Trust Agreement;

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(e)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Trustee to exercise and enforce the Exchange Right and the Automatic Exchange Right in accordance with the Voting and Exchange Trust Agreement and applicable Law, including all actions necessary to permit the issuance or delivery of the applicable Exchangeable Share Consideration in accordance with the Exchangeable Share Provisions;

(f)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit US Parent or CallCo, as the case may be, in accordance with applicable Law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right (or upon the exercise by a holder of Exchangeable Shares of its right to require CallCo to exercise the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right), including, without limitation, all such actions and all such things as are necessary or desirable to enable and permit CallCo to deliver or cause to be delivered US Parent Common Shares, cash or other property to the holders of Exchangeable Shares in accordance with the provisions of the Exchangeable Share Provisions;

(g)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit ExchangeCo, in accordance with applicable Law, to perform its obligations in connection with a Retraction Request pursuant to the Exchangeable Share Provisions and the redemption by ExchangeCo pursuant to the Exchangeable Share Provisions, including, without limitation, all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to deliver or cause to be delivered US Parent Common Shares or other property to the holders of Exchangeable Shares in accordance with the Exchangeable Share Provisions;

(h)	not, except as otherwise contemplated in the Exchangeable Share Provisions:

(i)	exercise its vote as a shareholder of ExchangeCo to initiate the voluntary liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs; or

(ii)	take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, in each case, without the approval of the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions;

(i)	maintain at all times a sufficient number of authorized but unissued US Parent Common Shares to satisfy all obligations arising under:

(i)	the Exchangeable Share Provisions;

(ii)	the Voting and Exchange Trust Agreement; and

(iii)	this Agreement;

(j)	use commercially reasonable efforts to obtain any shareholder approval required under applicable securities Laws, stock exchange rules or Nasdaq requirements to permit the issuance of all US Parent Common Shares issuable pursuant to the Exchangeable Share Provisions;

(k)	not take any action the primary purpose of which is to frustrate, impair or delay the issuance of US Parent Common Shares otherwise issuable pursuant to the Exchangeable Share Provisions; and

(l)	comply with all obligations imposed upon US Parent under the Nasdaq Cap provisions contained in the Exchangeable Share Provisions.

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2.2 Segregation of Funds.

US Parent will cause ExchangeCo to deposit a sufficient amount of funds in a separate account of ExchangeCo and segregate a sufficient amount of such other assets and property as is necessary to enable ExchangeCo to pay or otherwise satisfy its obligations with respect to the applicable dividend, Liquidation Amount, Retraction Price or Redemption Price, in each case once such amounts become payable under the terms of this Agreement or the Exchangeable Share Provisions. ExchangeCo will use such funds, assets and property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.

2.3 Reservation of US Parent Common Shares.

US Parent hereby represents, warrants and covenants in favour of ExchangeCo and CallCo that US Parent has reserved for issuance and shall, at all times while any Exchangeable Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of US Parent Common Shares (or other shares or securities into which US Parent Common Shares may be reclassified or changed as contemplated by Section 2.6):

(a)	as are now and may hereafter be required to enable and permit each of US Parent, CallCo and ExchangeCo to meet its obligations in respect of the Exchangeable Shares and the Exchangeable Shareholders; and

(b)	as are now and may hereafter be required to enable and permit each of US Parent, ExchangeCo and CallCo to meet its obligations under the Voting and Exchange Trust Agreement, the Exchangeable Share Provisions and any other security or commitment pursuant to which US Parent may now or hereafter be required to issue or cause to be issued US Parent Common Shares.

Without limiting the foregoing, US Parent shall maintain a sufficient number of authorized but unissued US Parent Common Shares to satisfy all obligations arising under the Exchangeable Share Provisions, including any obligations relating to anti-dilution adjustments, dividend-equivalent rights, exchange rights, redemption rights, retraction rights and any deferred issuance obligations arising as a result of the Nasdaq Cap provisions contained in the Exchangeable Share Provisions. For greater certainty, the obligations of US Parent under this Section 2.2 shall be subject to the Nasdaq Cap provisions contained in the Exchangeable Share Provisions until the Required Approvals have been obtained, provided that no such limitation shall extinguish or reduce any deferred entitlement of a holder of Exchangeable Shares.

2.4 Notification of Certain Events.

In order to assist US Parent to comply with its obligations under this Agreement and to permit US Parent or CallCo to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as applicable, ExchangeCo shall notify US Parent and CallCo of each of the following events at the time set forth below:

(a)	in the event of any determination by the board of directors of ExchangeCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly upon the earlier of: (i) receipt by ExchangeCo of notice of, and (ii) ExchangeCo otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs;

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(c)	immediately, upon receipt by ExchangeCo of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions;

(e)	as soon as practicable upon the issuance by ExchangeCo of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Business Combination Agreement); and

(f)	promptly, upon receiving notice of a Change of Law.

2.5 Delivery of US Parent Common Shares.

Upon notice from CallCo or ExchangeCo of any event that requires CallCo or ExchangeCo to deliver or cause to be delivered US Parent Common Shares to any holder of Exchangeable Shares, US Parent shall forthwith issue and deliver or cause to be delivered the requisite number of US Parent Common Shares for the benefit of CallCo or ExchangeCo, as appropriate, and CallCo or ExchangeCo, as the case may be, shall forthwith cause to be delivered the requisite number of US Parent Common Shares to be received by or for the benefit of the former holder of the surrendered Exchangeable Shares. All such US Parent Common Shares shall be duly authorized and validly issued as fully paid, non-assessable, free of pre-emptive rights and shall be free and clear of any lien, claim or encumbrance.

2.6	Qualification of US Parent Common Shares.

US Parent covenants and agrees that it shall: (a) file a registration statement (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “1933 Act”), prior to Completion (as defined in the Business Combination Agreement), to register any and all of the US Parent Common Shares to be issued or delivered to holders of the Exchangeable Shares by US Parent or CallCo (including, for greater certainty, pursuant to the Exchange Right or the Automatic Exchange Right); (b) cause the Registration Statement to become effective prior to Completion; and (c) cause the Registration Statement (or a successor registration statement) to remain effective at all times that any Exchangeable Shares remain outstanding, in each case unless the issuance of such securities is exempt from any requirement for registration under the 1933 Act and all applicable state securities laws. Without limiting the generality of the foregoing, US Parent and CallCo each covenant and agree that it will to make such filings and seek such regulatory consents and approvals as are necessary so that the US Parent Common Shares to be issued or delivered to holders of Exchangeable Shares by US Parent or CallCo pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement will be offered, sold, issued and delivered in compliance with the 1933 Act and all applicable state securities laws, and applicable securities laws in Canada and shall ensure that the US Parent Common Shares will not be “restricted securities” within the meaning of Rule 144 under the 1933 Act. US Parent will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all US Parent Common Shares to be delivered to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Share Provisions, the Voting and Exchange Trust Agreement and this Agreement to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding US Parent Common Shares have been listed by US Parent and remain listed and are quoted or posted for trading at such time.

Notwithstanding any other provision of the Exchangeable Share Provisions, or any term of this Agreement, the Voting and Exchange Trust Agreement or the Business Combination Agreement, no US Parent Common Shares shall be issued (and US Parent will not be required to issue any US Parent Common Shares) in connection with any liquidation, dissolution or winding-up of ExchangeCo, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of US Parent Common Shares would not be permitted by applicable laws.

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2.7 Economic Equivalence.

(1)	So long as any Exchangeable Shares not owned by US Parent or its affiliates are outstanding:

(a)	US Parent shall not, without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with the Exchangeable Share Provisions:

(i)	issue or distribute US Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire US Parent Common Shares) to the holders of all or substantially all of the then outstanding US Parent Common Shares by way of stock or share dividend or other distribution, other than an issue of US Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire US Parent Common Shares) to holders of US Parent Common Shares:

(A)	who exercise an option to receive dividends in US Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire US Parent Common Shares) in lieu of receiving cash dividends; or

(B)	pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement;

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding US Parent Common Shares entitling them to subscribe for or purchase US Parent Common Shares or securities exchangeable for or convertible into or carrying rights to acquire US Parent Common Shares; or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding US Parent Common Shares:

(A)	shares or securities of US Parent of any class other than US Parent Common Shares (or securities convertible into or exchangeable for or carrying rights to acquire US Parent Common Shares);

(B)	rights, options, warrants or other assets other than those referred to in Section 2.7(1)(a)(ii);

(C)	evidences of indebtedness of US Parent; or

(D)	assets of US Parent,

unless, in each case, ExchangeCo issues or distributes the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by US Parent in order to give effect to and consummate the transactions contemplated by, and in accordance with, the Business Combination Agreement.

(b)	US Parent shall not, without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding US Parent Common Shares into a greater number of US Parent Common Shares;

(ii)	reduce, combine, consolidate or change the then outstanding US Parent Common Shares into a lesser number of US Parent Common Shares; or

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(iii)	reclassify or otherwise change the US Parent Common Shares or effect an amalgamation, merger, combination, reorganization or other transaction affecting the US Parent Common Shares, unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by US Parent in order to give effect to and consummate the transactions contemplated by, and in accordance with, the Business Combination Agreement.

(2)	The board of directors of ExchangeCo shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of may determine), “economic equivalence” for the purposes of any event referred to in Section 2.7(1)(a) or Section 2.7(1)(b) and each such determination shall be conclusive and binding on US Parent. In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of ExchangeCo to be relevant, be considered by the board of directors of ExchangeCo:

(a)	in the case of any stock or share dividend or other distribution payable in US Parent Common Shares, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of US Parent Common Shares previously outstanding;

(b)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase US Parent Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire US Parent Common Shares), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each US Parent Common Share and the Current Market Price of such US Parent Common Share, the price volatility of the US Parent Common Shares and the terms of any such instrument;

(c)	in the case of the issuance or distribution of any other form of property (including, without limitation, any shares or securities of US Parent of any class other than US Parent Common Shares, any rights, options or warrants other than those referred to in Section 2.5(2)(b), any evidences of indebtedness of US Parent or any assets of US Parent), the relationship between the fair market value (as determined by the board of directors of ExchangeCo in the manner contemplated above) of such property to be issued or distributed with respect to each outstanding US Parent Common Share and the Current Market Price of such US Parent Common Share;

(d)	in the case of any subdivision, redivision or change of the then outstanding US Parent Common Shares into a greater number of US Parent Common Shares, or the reduction, combination, consolidation or change of the then outstanding US Parent Common Shares into a lesser number of US Parent Common Shares, or any amalgamation, merger, combination, arrangement, reorganization or other transaction affecting US Parent Common Shares, the effect thereof upon the then outstanding Exchangeable Shares; and

(e)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of US Parent Common Shares as a result of differences between taxation Laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

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(3)	ExchangeCo agrees that, to the extent required, upon due notice from US Parent, ExchangeCo shall use commercially reasonable efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by ExchangeCo, or the Exchangeable Share Exchange Ratio is adjusted, or subdivisions, redivisions or changes are made to the Exchangeable Shares, as applicable, in order to implement the required economic equivalence with respect to the US Parent Common Shares and Exchangeable Shares as provided for in this Section 2.7.

(4)	Notwithstanding any other provision of this Section 2.7, ExchangeCo shall not undertake any action that will result in the number of authorized but unissued US Parent Common Shares reserved for issuance pursuant to Section 2.2 being less than the number of US Parent Common Shares that may be issuable upon the exchange, redemption, retraction, purchase or automatic exchange of the Exchangeable Shares in accordance with the Exchangeable Share Provisions.

(5)	For greater certainty, any inability of US Parent to issue US Parent Common Shares immediately as a result of the Nasdaq Cap or any restrictions arising under applicable stock exchange requirements shall not relieve US Parent of its obligation to preserve the economic equivalence of the Exchangeable Shares in accordance with this Agreement and the Exchangeable Share Provisions. During any period in which the issuance of US Parent Common Shares is restricted by the Nasdaq Cap, US Parent, CallCo and ExchangeCo shall take all actions reasonably necessary to preserve the economic rights of the holders of Exchangeable Shares in accordance with the Exchangeable Share Provisions.

(6)	US Parent shall not take any action, or fail to take any action, the principal purpose or effect of which would be to circumvent the economic equivalence contemplated by this Section 2.7 or the Nasdaq Cap provisions contained in the Exchangeable Share Provisions.

2.8 Tender Offers.

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to US Parent Common Shares (an “Offer”) is proposed by US Parent or is proposed to US Parent or its stockholders and is recommended by the board of directors of US Parent, or is otherwise effected or to be effected with the consent or approval of the board of directors of US Parent, and the Exchangeable Shares are not redeemed by ExchangeCo or purchased by US Parent or CallCo pursuant to the Redemption Call Right, US Parent and ExchangeCo will use commercially reasonable efforts to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than US Parent and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of US Parent Common Shares, without discrimination.

Without limiting the generality of the foregoing, US Parent and ExchangeCo will use commercially reasonable efforts in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against ExchangeCo (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer).

For greater certainty, if any Offer occurs during a period in which the issuance of US Parent Common Shares is restricted or deferred pursuant to the Nasdaq Cap provisions contained in the Exchangeable Share Provisions, US Parent, CallCo and ExchangeCo shall take all actions reasonably necessary to ensure that holders of Exchangeable Shares are afforded the opportunity to participate in, and receive the economic benefit of, such Offer on a basis that preserves the economic equivalence of the Exchangeable Shares in accordance with the Exchangeable Share Provisions.

Nothing in this Agreement shall affect the rights of ExchangeCo to redeem, or US Parent or CallCo to purchase pursuant to the Redemption Call Right, Exchangeable Shares in the event of a US Parent Control Transaction. For greater certainty, nothing in this Section 2.8 shall limit the ability of ExchangeCo to establish a Redemption Date or of CallCo to exercise the Redemption Call Right in connection with a US Parent Control Transaction in accordance with the Exchangeable Share Provisions.

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2.9 US Parent & Affiliates Not to Vote Exchangeable Shares.

Each of US Parent and CallCo covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of US Parent and CallCo further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (British Columbia) (or any successor or other corporate statute by which ExchangeCo may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares; provided however, for further clarity, that this Section 2.9 shall not in any way restrict the right of US Parent or any of its affiliates to vote their common shares of ExchangeCo in accordance with the Articles of ExchangeCo.

2.10 Ordinary Market Purchases.

For greater certainty, nothing contained in this Agreement, including without limitation the obligations of US Parent contained in Section 2.8, shall limit the ability of US Parent (or any of its affiliates) to make ordinary market or other voluntary purchases of US Parent Common Shares in accordance with applicable Laws and regulatory or stock exchange requirements.

2.11 Ownership of Outstanding Shares.

Without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with the Exchangeable Share Provisions, US Parent covenants and agrees in favour of ExchangeCo that, as long as any Exchangeable Shares not owned by US Parent or its affiliates are outstanding, US Parent will be and remain the direct or indirect beneficial owner of all issued and outstanding voting securities and equity interests of ExchangeCo and CallCo.

US Parent shall not transfer, assign, pledge, encumber or otherwise dispose of any of its direct or indirect ownership interest in ExchangeCo or CallCo if such transfer, assignment, pledge, encumbrance or disposition could reasonably be expected to impair the rights of the holders of Exchangeable Shares under the Exchangeable Share Provisions, this Agreement or the Voting and Exchange Trust Agreement.

Notwithstanding the foregoing, US Parent shall not be in violation of this Section 2.11 if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of US Parent or the US Parent Common Shares pursuant to any merger, consolidation, arrangement, amalgamation, recapitalization, reorganization or similar transaction involving US Parent pursuant to which US Parent is not the surviving corporation, provided that such transaction complies with Article 3 and the successor entity assumes the obligations of US Parent under this Agreement, the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement.

2.12 Reimbursement by US Parent.

US Parent shall reimburse ExchangeCo for, and indemnify and hold ExchangeCo harmless against, any expense or liability incurred by ExchangeCo with respect to the Exchangeable Shares.

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Article 3

PARENT SUCCESSORS

3.1 Certain Requirements in Respect of Combination, etc.

Subject to the Exchangeable Share Provisions, so long as any Exchangeable Shares not owned by US Parent or its affiliates are outstanding, US Parent shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, combination, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of an amalgamation or merger or combination, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “US Parent Successor”) by operation of Law becomes bound by this Agreement or, if not so bound, executes and delivers, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments as may be necessary or advisable to evidence:

(i)	the assumption by the US Parent Successor of all obligations of US Parent under this Agreement;

(ii)	the assumption by the US Parent Successor of all obligations relating to the Exchangeable Shares and the Exchangeable Share Provisions;

(iii)	the assumption by the US Parent Successor of all obligations under the Voting and Exchange Trust Agreement;

(iv)	the assumption by the US Parent Successor of all obligations relating to any outstanding Call Rights;

(v)	the assumption by the US Parent Successor of all obligations relating to any deferred issuance of US Parent Common Shares arising pursuant to the Nasdaq Cap provisions contained in the Exchangeable Share Provisions; and

(vi)	the assumption by the US Parent Successor of all obligations relating to the Exchange Right, the Automatic Exchange Right and the Mango Special Voting Share under the Voting and Exchange Trust Agreement;

(b)	such transaction shall be upon such terms and conditions as to preserve and not to impair any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2 Vesting of Powers in Successor.

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the US Parent Successor and such other person that may then be the issuer of the US Parent Common Shares shall possess and from time to time may exercise each and every right and power of US Parent under this Agreement in the name of US Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of US Parent or any officers of US Parent may be done and performed with like force and effect by the directors or officers of such US Parent Successor.

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3.3 Wholly-Owned Subsidiaries.

Nothing herein shall be construed as preventing (a) the amalgamation or merger or combination of any wholly-owned direct or indirect subsidiary of US Parent (other than ExchangeCo or CallCo) with or into US Parent, (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of US Parent (other than ExchangeCo or CallCo), provided that all of the assets of such subsidiary are transferred to US Parent or another wholly-owned direct or indirect subsidiary of US Parent, (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of US Parent (other than ExchangeCo or CallCo) among the shareholders of such subsidiary for the purpose of winding up its affairs, and (d) any such transactions are expressly permitted by this Article 3.

3.4 Successorship Transaction.

Notwithstanding the foregoing provisions of this Article 3, in the event of a US Parent Control Transaction:

(a)	in which US Parent merges, combines or amalgamates with, or in which all or substantially all of the then outstanding US Parent Common Shares are acquired by, one or more other corporations to which US Parent is, immediately before such merger, combination, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and

(c)	in which all or substantially all of the then outstanding US Parent Common Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) or another corporation (the “Other Corporation”) that, immediately after such US Parent Control Transaction, owns or controls, directly or indirectly, US Parent;

then all references in this Agreement to “US Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references in this Agreement to “US Parent Common Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the Business Combination Agreement or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the US Parent Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions, or the exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the US Parent Control Transaction and the US Parent Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required. For greater certainty, any successor corporation shall remain subject to all obligations relating to economic equivalence, the Exchange Right, the Automatic Exchange Right, the Mango Special Voting Share and any deferred issuance obligations arising under the Nasdaq Cap provisions contained in the Exchangeable Share Provisions and the Voting and Exchange Trust Agreement.

Article 4

GENERAL

4.1 Term.

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than US Parent and any of its affiliates.

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4.2 Changes in Capital of US Parent & ExchangeCo.

Notwithstanding the provisions of Section 4.4, at all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either US Parent Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which US Parent Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4 Amendments, Modifications.

Subject to Section 4.2, Section 4.3 and Section 4.5, this Agreement may not be amended or modified except by an agreement in writing executed by US Parent, CallCo and ExchangeCo and approved by the holders of the Exchangeable Shares in accordance with the Exchangeable Share Provisions. No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5 Ministerial Amendments.

Notwithstanding the provisions of Section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all of the parties hereto if the board of directors of each of US Parent, CallCo and ExchangeCo shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	evidencing the succession of US Parent Successors and the covenants of and obligations assumed by each such US Parent Successor in accordance with the provisions of Article 3;

(c)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of US Parent, CallCo and ExchangeCo, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(d)	making such changes or corrections hereto which, on the advice of counsel to US Parent, CallCo and ExchangeCo, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein, provided that the boards of directors of each of US Parent, CallCo and ExchangeCo shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

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4.6 Meeting to Consider Amendments.

ExchangeCo, at the request of US Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the articles of ExchangeCo, the Exchangeable Share Provisions and all applicable Laws.

4.7 Enurement.

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.8 Notices to Parties.

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission or e-mail (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

In the case of US Parent, CallCo and ExchangeCo:

c/o Mangoceuticals, Inc.

17130 N. Dallas Parkway, Suite 240

Dallas, Texas 75248 USA

Attention: Chief Executive Officer

Email: jacob@mangorx.com

With a copy (which shall not constitute notice) to each of:

Lucosky Brookman LLP

101 Wood Avenue South

Woodbridge, New Jersey 08830 USA

Attention: Andrew Frost

Email: AFrost@lucbro.com

and such notice or other communication shall be deemed to have been given and received (x) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery, or (y) otherwise, on the next Business Day. Either party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

4.9 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.10 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

4.11 Attornment.

Each of US Parent, CallCo, and ExchangeCo agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of British Columbia, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and US Parent hereby appoints ExchangeCo at its registered office in the Province of British Columbia as attorney for service of process.

[Remainder of this page left intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MANGOCEUTICALS, INC.

By:
Name:
Title:

[CALLCO LEGAL NAME]

By:
Name:
Title:

[EXCHANGECO LEGAL NAME]

By:
Name:
Title:

Schedule G — Form of Voting and Exchange Trust Agreement

VOTING AND EXCHANGE TRUST AGREEMENT

THIS VOTING AND EXCHANGE TRUST AGREEMENT is made as of [●], 2026 (the “Execution Date”),

AMONG:

MANGOCEUTICALS, INC., a corporation existing under the Laws of the State of Texas, with its principal executive office at 17130 N. Dallas Parkway, Suite 240, Dallas, Texas 75248 (“Mango”),

- and -

[●] CALLCO ULC, a British Columbia unlimited liability company and direct wholly owned subsidiary of Mango (“CallCo”),

- and -

[●] EXCHANGECO ULC, a British Columbia unlimited liability company and direct wholly owned subsidiary of Mango (“ExchangeCo”),

- and -

[●] TRUST COMPANY, a trust company existing under the Laws of [●] (the “Trustee”).

RECITALS:

A.	Mango and Nuclea Energy Inc., a corporation existing under the laws of British Columbia (“Nuclea”) are parties to a business combination agreement dated July 29, 2026 (as amended, restated or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Amalco Sub and Nuclea will amalgamate under the Business Corporations Act (British Columbia) (the “Act”) to form “Amalco”, a direct wholly owned subsidiary of ExchangeCo;

B.	Pursuant to the Business Combination Agreement, Mango, CallCo, ExchangeCo and the Trustee are required to enter into a voting and exchange trust agreement (this “Agreement”) substantially in the form attached as Schedule C to the Business Combination Agreement;

C.	Mango has agreed to issue the Mango Special Voting Share to the Trustee, to be held by the Trustee for the benefit of the Exchangeable Shareholders, and Mango and CallCo have agreed to grant to the Trustee, for the benefit of the Exchangeable Shareholders, the Exchange Right and the Automatic Exchange Right, in each case on the terms of this Agreement; and

D.	These recitals and any other statements of fact in this Agreement are made by Mango, CallCo and ExchangeCo and not by the Trustee.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, each capitalized term used and not otherwise defined herein has the meaning ascribed to it in the Business Combination Agreement or in the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set out in the articles of ExchangeCo (collectively, the “Exchangeable Share Provisions”), and the following terms have the following meanings:

“Act” has the meaning ascribed thereto in Recital A.

“Agreement” has the meaning ascribed thereto in Recital B, and the terms “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof.

“Amalco” means the corporation formed on the amalgamation of Amalco Sub and Nuclea under the Act, as contemplated by the Business Combination Agreement.

“Automatic Exchange Right” has the meaning ascribed thereto in Section 5.12.

“Beneficiaries” means, at any time, the Exchangeable Shareholders, being the registered holders from time to time of Exchangeable Shares, other than Mango, CallCo, ExchangeCo and their respective Affiliates.

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2.

“Business Combination Agreement” has the meaning ascribed thereto in Recital A.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Vancouver, British Columbia or Dallas, Texas.

“CallCo” has the meaning ascribed thereto in the introductory paragraph.

“Call Rights” means, collectively, the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, each as defined in the Exchangeable Share Provisions.

“Canadian Dollar Equivalent” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Current Market Price” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Mango Control Transaction” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Equivalent Vote Amount” means, with respect to any matter, proposition, proposal or question on which holders of Mango Common Stock are entitled to vote, consent or otherwise act, the number of votes to which a holder of one share of Mango Common Stock is entitled with respect to such matter, proposition or question.

“Exchange Right” has the meaning ascribed thereto in Section 5.1.

“Exchangeable Share Consideration” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Exchangeable Share Price” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Exchangeable Shares” has the meaning ascribed thereto in the Business Combination Agreement, such Exchangeable Shares issuable in certificated form or in uncertificated form evidenced by direct registration system notifications or other book-entry statements issued by ExchangeCo or its registrar and transfer agent.

“Exchangeable Share Provisions” has the meaning ascribed thereto in the introductory paragraph of this Section 1.1, being the provisions attaching to the Exchangeable Shares of ExchangeCo attached as Schedule D to the Business Combination Agreement.

“Exchangeable Shareholders” has the meaning ascribed thereto in the Exchangeable Share Provisions and the Business Combination Agreement, being, at any time, the registered holders of Exchangeable Shares, other than Mango, CallCo, ExchangeCo and their respective Affiliates.

“ExchangeCo” has the meaning ascribed thereto in the introductory paragraph.

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1.

“Insolvency Event” means: (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it; (ii) the filing by ExchangeCo of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous Laws, including the Companies’ Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver; (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due; or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable Law, to redeem any Retracted Shares pursuant to the Exchangeable Share Provisions specified in a retraction request delivered to ExchangeCo in accordance with the Exchangeable Share Provisions.

“List” has the meaning ascribed thereto in Section 4.6.

“Liquidation Call Right” has the meaning ascribed thereto in Section 6(d) of the Exchangeable Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Section 5.12. For the avoidance of doubt, a Liquidation Event (a liquidation, dissolution, winding-up or similar event affecting Mango) is distinct from the Liquidation Date and Liquidation Amount under Section 6 of the Exchangeable Share Provisions, which address a liquidation, dissolution or winding-up of ExchangeCo.

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 5.12.

“Mango” has the meaning ascribed thereto in the introductory paragraph.

“Mango Common Stock” has the meaning ascribed thereto in the Exchangeable Share Provisions, being the common stock, par value US$0.0001 per share, of Mango.

“Mango Special Voting Share” has the meaning ascribed thereto in the Business Combination Agreement and the Exchangeable Share Provisions, being the one share of special voting stock or preferred stock of Mango, as finally determined in accordance with Mango’s constating documents and applicable Texas Law, issued by Mango to and deposited with the Trustee and held by the Trustee for the benefit of the Exchangeable Shareholders, which, as of the time of any vote of shareholders shall carry, in the aggregate, the then number of votes that the holders of outstanding Exchangeable Shares would have been entitled to exercise had such holders exchanged their Exchangeable Shares for Mango Common Stock immediately prior to the applicable record date, excluding Exchangeable Shares held by Mango, CallCo, ExchangeCo or their respective Affiliates and subject to the Nasdaq Cap until the Required Approvals have been obtained.

“Mango Successor” has the meaning ascribed thereto in Section 10.1(a).

“Nasdaq Cap” has the meaning ascribed thereto in the Exchangeable Share Provisions and the Business Combination Agreement, and shall be calculated and administered on an aggregate, transaction-wide basis after giving effect to all issuances and deliveries of Mango Common Stock contemplated by the Business Combination Agreement, the Exchangeable Share Provisions, the Support Agreement, this Agreement and the other Transaction Documents.

“Officer’s Certificate” means, with respect to Mango, CallCo or ExchangeCo, a certificate signed by any one director or officer of Mango, CallCo or ExchangeCo, as applicable.

“Other Corporation” has the meaning ascribed thereto in Section 10.4(c).

“Other Shares” has the meaning ascribed thereto in Section 10.4(c).

“Privacy Laws” has the meaning ascribed thereto in Section 6.18.

“Redemption Call Right” has the meaning ascribed thereto in Section 8(d) of the Exchangeable Share Provisions.

“Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Registration Statement” has the meaning ascribed thereto in Section 5.10.

“Required Approvals” means the Mango Stockholder Approval and the Nasdaq Approval.

“Retracted Shares” has the meaning ascribed thereto in Section 7(a)(i)(B)(1) of the Exchangeable Share Provisions.

“Retraction Call Right” has the meaning ascribed thereto in Section 7(a)(i)(B)(3) of the Exchangeable Share Provisions.

“Retraction Date” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Support Agreement” has the meaning ascribed thereto in the Exchangeable Share Provisions, being the support agreement dated the date hereof among Mango, CallCo and ExchangeCo, substantially in the form of Schedule F to the Business Combination Agreement.

“1933 Act” means the United States Securities Act of 1933, as amended.

“Trust” means the trust created by this Agreement.

“Trust Estate” means the Mango Special Voting Share, any other securities, the Exchange Right and the Automatic Exchange Right, and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement.

“Trustee” has the meaning ascribed thereto in the introductory paragraph and the Exchangeable Share Provisions.

“Voting Rights” means the voting rights attached to the Mango Special Voting Share, including those relating to the exercise thereof described in Article 4, subject to the Nasdaq Cap until the Required Approvals have been obtained.

Other capitalized terms used in this Agreement and not otherwise defined have the meanings given to them in the Business Combination Agreement or the Exchangeable Share Provisions.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number, Gender, etc.

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars, provided that, consistent with the Exchangeable Share Provisions, any cash payment provided for in this Agreement may be made, at the option of ExchangeCo, in the Canadian Dollar Equivalent thereof.

1.6	Statutes

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

ARTICLE 2
PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. Mango, as the settlor of the Trust, hereby appoints the Trustee as trustee of the Trust. The Trustee shall hold the Mango Special Voting Share in order to enable the Trustee to exercise the Voting Rights and shall hold the Exchange Right and the Automatic Exchange Right in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

ARTICLE 3
MANGO SPECIAL VOTING SHARE

3.1	Issue and Ownership of the Mango Special Voting Share

Immediately following execution and delivery of this Agreement, Mango shall issue to and deposit with the Trustee the Mango Special Voting Share and shall deliver, or cause its registrar and transfer agent to deliver, to the Trustee the certificate, direct registration statement or other evidence of registration representing such share, to be held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries in accordance with this Agreement. Mango hereby acknowledges receipt from the Trustee, as trustee for and on behalf of the Beneficiaries, of $1.00 and other good and valuable consideration, the receipt and adequacy of which are acknowledged, for the issuance of the Mango Special Voting Share by Mango to the Trustee. During the term of the Trust, and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Mango Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Mango Special Voting Share; provided, however, that:

(a)	the Trustee shall hold the Mango Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with this Agreement; and

(b)	except as specifically authorized by this Agreement, the Trustee shall have no power or authority to sell, transfer, vote or otherwise deal in or with the Mango Special Voting Share, and the Mango Special Voting Share shall not be used or disposed of by the Trustee for any purpose, including the exercise of dissent or appraisal rights relating to the Mango Special Voting Share, other than the purposes for which the Trust is created pursuant to this Agreement.

3.2	Notice of Rights

ExchangeCo shall cause each certificate, direct registration statement or other written evidence of ownership of Exchangeable Shares to contain or be accompanied by a legend or notice describing the Voting and Exchange Trust Agreement, the Exchange Right, the Automatic Exchange Right, the Call Rights, the Nasdaq Cap and the restrictions applicable until the Required Approvals have been obtained, and any applicable restrictions under Canadian or United States securities Laws. The absence of such legend or notice shall not affect the validity of the Exchangeable Shares or any rights of a Beneficiary under this Agreement.

3.3	Safe Keeping of Evidence of Registration

The certificate, direct registration statement or other evidence of registration representing the Mango Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

3.4	Nasdaq Cap

Notwithstanding any other provision of this Agreement, until Mango has confirmed in a Nasdaq Cap Certificate that the applicable Required Approvals have been obtained:

(a)	the aggregate number of Voting Rights exercised in respect of the Mango Special Voting Share shall not exceed the applicable limitation under the Nasdaq Cap;

(b)	the aggregate number of shares of Mango Common Stock issued or delivered pursuant to the Business Combination Agreement, the Exchangeable Share Provisions, the Support Agreement, this Agreement and the other Transaction Documents shall not exceed the Nasdaq Cap; and

(c)	Mango, CallCo, ExchangeCo and the Trustee shall administer the Voting Rights, the Exchange Right and the Automatic Exchange Right in accordance with Section 5 of the Exchangeable Share Provisions.

Mango shall be responsible for determining the applicable limitations forming part of the Nasdaq Cap, acting reasonably and after consultation with its Nasdaq counsel, and shall provide the Trustee, CallCo and ExchangeCo with written notice of such determination and any adjustment thereto. The Trustee, CallCo and ExchangeCo may conclusively rely on such written notice and shall have no duty to calculate or independently verify the Nasdaq Cap or the capacity available thereunder.

Any exchange or other acquisition of Exchangeable Shares that cannot be completed without exceeding the Nasdaq Cap shall be completed only in respect of the number of Exchangeable permitted by Section 5 of the Exchangeable Share Provisions. The balance of such Exchangeable Shares shall remain outstanding with all rights attaching thereto and shall not be deemed transferred, purchased, exchanged, redeemed or cancelled. Available capacity under the Nasdaq Cap shall be allocated among affected Beneficiaries in accordance with Section 5 of the Exchangeable Share Provisions.

ARTICLE 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the Mango Special Voting Share, shall be entitled to exercise all of the Voting Rights, including the right to consent to or vote in person or by proxy the Mango Special Voting Share, on any matter, question, proposal or proposition whatsoever that may properly come before the stockholders of Mango at a Mango Meeting or in connection with a Mango Consent. The Voting Rights shall be and remain vested in and exercisable by the Trustee on behalf of the Beneficiaries as provided in this Agreement. Subject to Section 6.15 and to Section 3.4 and this Article 4:

(a)	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by Mango or by applicable Law for such Mango Meeting or Mango Consent who are entitled to instruct the Trustee as to the voting thereof;

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights in respect of which such Beneficiary is entitled to instruct the Trustee, the Trustee shall not exercise or permit the exercise of such Voting Rights; and

(c)	without prejudice to paragraph (b), under no circumstances shall the Trustee exercise or permit the exercise of a number of Voting Rights greater than the number of Exchangeable Shares outstanding at the relevant time, and, until the Required Approvals have been obtained, the Trustee shall exercise only the number of Voting Rights permitted under the Nasdaq Cap, as determined by Mango in accordance with Section 3.4.

4.2	Number of Votes

With respect to all meetings of stockholders of Mango at which holders of Mango Common Stock are entitled to vote (each, a “Mango Meeting”) and with respect to all written consents sought by Mango from holders of Mango Common Stock (each, a “Mango Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, that number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary at the close of business on the record date established by Mango or applicable Law for such Mango Meeting or Mango Consent, as applicable (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Mango Meeting or consented to in connection with such Mango Consent, subject to Section 4.12; subject, at all times, to the Nasdaq Cap.

4.3	Mailings to Shareholders

With respect to each Mango Meeting or Mango Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as Mango utilizes in communications to holders of Mango Common Stock, subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner of communication and provided that such manner of communication is reasonably available to the Trustee) to each Beneficiary named in the applicable List on the same day as the mailing (or other communication) with respect thereto is commenced by Mango to its stockholders:

(a)	a copy of such mailing, together with any related materials, including any proxy statement, information statement or listing particulars, to be provided to stockholders of Mango;

(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Mango Meeting or Mango Consent or, pursuant to Section 4.7, to attend such Mango Meeting and to exercise personally the Beneficiary Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give: (A) a proxy to such Beneficiary or his, her or its designee to exercise personally such holder’s Beneficiary Votes; or (B) a proxy to a designated agent or other representative of Mango to exercise such holder’s Beneficiary Votes;

(d)	a statement that if no such instructions are received from such Beneficiary, the Beneficiary Votes to which the Beneficiary is entitled will not be exercised;

(e)	a form of direction such Beneficiary may use to direct and instruct the Trustee as contemplated herein; and

(f)	a statement of: (A) the time and date by which such instructions must be received by the Trustee in order for such instructions to be binding upon the Trustee, which in the case of a Mango Meeting shall not be earlier than the close of business on the Business Day immediately prior to the date by which Mango has required proxies to be deposited for such meeting; and (B) the method for revoking or amending such instructions.

The materials referred to in this Section 4.3 shall be provided to the Trustee by Mango, and the materials referred to in Sections 4.3(b) through 4.3(f) shall (if reasonably practicable) be subject to reasonable comment by the Trustee in a timely manner. Mango shall ensure that such materials are provided to the Trustee in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Mango Common Stock. Mango agrees not to communicate with holders of Mango Common Stock with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Mango may, at its option, exercise the duties of the Trustee to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as, in each case, Mango delivers a certificate to the Trustee stating that Mango has undertaken to perform the obligations of the Trustee set forth in this Section 4.3.

For the purpose of determining the number of Beneficiary Votes to which a Beneficiary is entitled in respect of any Mango Meeting or Mango Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Mango or by applicable Law for purposes of determining stockholders entitled to vote at such Mango Meeting or in respect of such Mango Consent. Mango shall notify the Trustee of any decision of the board of directors of Mango with respect to the calling of any Mango Meeting or any Mango Consent and shall provide all necessary information and materials to the Trustee promptly and, in any event, in sufficient time to enable the Trustee to perform its obligations set forth in this Section 4.3.

4.4	Copies of Shareholder Information

Mango shall deliver to the Trustee copies of all proxy materials (including notices of Mango Meetings but excluding proxies to vote Mango Common Stock), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed by Mango from time to time to holders of Mango Common Stock, in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of Mango Common Stock. The Trustee shall mail or otherwise send to each Beneficiary, at the expense of Mango, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Mango) received by the Trustee from Mango contemporaneously with the sending of such materials to holders of Mango Common Stock. The Trustee shall also make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the Mango Special Voting Share and made available by Mango generally to the holders of Mango Common Stock; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Mango.

Notwithstanding the foregoing, Mango may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Beneficiaries as required by this Section 4.4 so long as, in each case, Mango delivers a certificate to the Trustee stating that Mango has undertaken to perform the obligations of the Trustee set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by Mango or its stockholders (if such receipt is known by Mango) of any material sent or given by or on behalf of a third party to holders of Mango Common Stock generally, including dissident proxy and information circulars and related materials, and take-over bid or exchange offer materials and related materials, and provided such material has not been sent to the Beneficiaries by or on behalf of such third party, Mango shall obtain and deliver to the Trustee copies thereof in sufficient quantities to enable the Trustee to forward such materials to each Beneficiary as soon as possible thereafter. The Trustee shall mail or otherwise send to each Beneficiary, at the expense of Mango, copies of all such materials received by the Trustee from Mango, and shall make available for inspection during regular business hours by any Beneficiary at the Trustee’s principal office copies of all such materials. Notwithstanding the foregoing, Mango may, at its option, exercise the duties of the Trustee to deliver copies of all such materials to all Beneficiaries as required by this Section 4.5 so long as, in each case, Mango delivers a certificate to the Trustee stating that Mango has undertaken to perform the obligations of the Trustee set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

ExchangeCo shall: (a) prior to each annual or other Mango Meeting or the seeking of any Mango Consent; and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Mango Meeting or Mango Consent, at the close of business on the record date established by Mango or pursuant to applicable Law for determining the holders of Mango Common Stock entitled to receive notice of and/or to vote at such Mango Meeting or to give consent in connection with a Mango Consent. Each such List shall be delivered to the Trustee promptly after receipt by ExchangeCo of such request or the record date for such meeting or seeking of consent, as applicable, and, in any event, within sufficient time to permit the Trustee to perform its obligations under this Agreement. Mango agrees to give ExchangeCo notice (with a copy to the Trustee) of the calling of any Mango Meeting or the seeking of any Mango Consent, together with the record date therefor, sufficiently in advance to enable ExchangeCo to perform its obligations under this Section 4.6.

4.7	Entitlement to Direct Votes

Subject to Sections 4.8, 4.11 and 4.12, any Beneficiary named in a List prepared in connection with any Mango Meeting or Mango Consent shall be entitled to: (a) instruct the Trustee in the manner described in Section 4.2 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled; (b) attend such meeting and personally exercise thereat, or exercise with respect to any written consent, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled; or (c) appoint a third party as the proxy of the Trustee to attend such meeting and exercise thereat the Beneficiary Votes to which such Beneficiary is entitled, except, in each case, to the extent that such Beneficiary has transferred ownership of the applicable Exchangeable Shares after the close of business on the record date for such meeting or consent.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

In connection with each Mango Meeting and Mango Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.2, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions), other than any Beneficiary Votes that are the subject of the paragraph below, provided that such written instructions are received by the Trustee prior to the time and date fixed by the Trustee for receipt of such instructions in the notice given pursuant to Section 4.3.

To the extent so instructed in accordance with the terms of this Agreement, the Trustee shall cause a representative empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights enabling a Beneficiary to attend a Mango Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either: (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting; or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary Votes as the Trustee to speak at the meeting, to vote by way of ballot, and to vote by way of a show of hands, in each case in respect of any matter, question, proposal or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by the Trustee to the Beneficiaries pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Mango utilizes in communications to holders of Mango Common Stock, subject to applicable regulatory requirements and to the Trustee being advised in writing of such manner and provided such manner is reasonably available to the Trustee) to each Beneficiary at its address as shown on the register of holders of Exchangeable Shares maintained by the registrar. In connection with each such distribution, ExchangeCo shall provide or cause to be provided to the Trustee, for purposes of communication, on a timely basis and without charge or other expense, a current List, and upon request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement. ExchangeCo’s obligations under this Section 4.9 shall be deemed satisfied to the extent Mango exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and ExchangeCo provides the required information and materials to Mango.

4.10	Termination of Voting Rights

Except as otherwise provided in the Exchangeable Share Provisions, all rights of a Beneficiary with respect to the Beneficiary Votes attributable to an Exchangeable Share shall cease only upon the earliest of:

(a)	completion of the purchase of such Exchangeable Share pursuant to the Exchange Right and delivery in full of the applicable Exchangeable Share Consideration;

(b)	completion of the automatic exchange of such Exchangeable Share pursuant to Article 5, including delivery of the applicable Exchangeable Share Consideration;

(c)	completion of the retraction or redemption of such Exchangeable Share pursuant to Section 7 or Section 8, respectively, of the Exchangeable Share Provisions, including delivery of the applicable Exchangeable Share Consideration;

(d)	completion of the applicable distribution in connection with the liquidation, dissolution or winding-up of ExchangeCo pursuant to Section 6 of the Exchangeable Share Provisions; or

(e)	completion of the purchase of such Exchangeable Share by Mango or CallCo pursuant to the Liquidation Call Right, Redemption Call Right or Retraction Call Right, including delivery of the applicable Exchangeable Share Consideration.

For greater certainty, the tender or surrender of an Exchangeable Share, or the delivery of an instruction, request or notice relating thereto, shall not terminate the Voting Rights attributable to such Exchangeable Share unless and until the applicable purchase, exchange, redemption, retraction or other acquisition has been completed and the relevant consideration has been delivered.

4.11	Disclosure of Interest in Exchangeable Shares

The Trustee or ExchangeCo shall be entitled to require any Beneficiary or any Person whom the Trustee or ExchangeCo, as the case may be, knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to: (a) confirm that fact; or (b) give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity securities” of ExchangeCo) under applicable Canadian securities Laws or as would be required under the articles of Mango or any Laws or regulations, or pursuant to the rules or regulations of any regulatory agency, if and only to the extent that the Exchangeable Shares were shares of Mango Common Stock. If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the board of directors of Mango may take any action permitted under the articles or by-laws of Mango or any Laws or regulations, or pursuant to the rules or regulations of any regulatory agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Beneficiary as if, and only to the extent that, the Exchangeable Shares were shares of Mango Common Stock.

4.12	Nasdaq Cap Limitation on Voting Rights

Until the Required Approvals have been obtained, neither the Trustee nor any Beneficiary shall exercise or instruct the exercise of Voting Rights to the extent that such exercise would exceed the applicable voting limitation forming part of the Nasdaq Cap.

If valid voting instructions would otherwise cause the Voting Rights exercised to exceed that limitation, the Trustee shall reduce the Voting Rights actually exercised and allocate the permitted Voting Rights among the affected Beneficiaries on a pro rata basis according to the number of Beneficiary Votes each such Beneficiary validly instructed the Trustee to exercise, unless another allocation method is required by applicable Law or Nasdaq.

The Trustee may conclusively rely on Mango’s written determination of the applicable voting limitation under Section 3.4 and shall have no obligation to calculate or independently verify the Nasdaq Cap or the applicable allocation.

ARTICLE 5
EXCHANGE AND AUTOMATIC EXCHANGE

5.1	Grant and Ownership of the Exchange Right and Automatic Exchange Right

Mango and CallCo hereby grant to the Trustee, as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries:

(a)	the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Mango or, at the option of Mango, CallCo to purchase from a Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary in accordance with this Agreement; and

(b)	the Automatic Exchange Right.

Each of Mango and CallCo acknowledges receipt from the Trustee, as trustee for and on behalf of the Beneficiaries, of good and valuable consideration, the receipt and adequacy of which are acknowledged, for the grant of the Exchange Right and the Automatic Exchange Right.

During the term of the Trust, the Trustee shall possess and be vested with legal ownership of the Exchange Right and the Automatic Exchange Right and shall be entitled to exercise the rights and powers of an owner with respect thereto, provided that the Trustee shall:

(a)	hold the Exchange Right, the Automatic Exchange Right and the legal title thereto solely as trustee for the use and benefit of the Beneficiaries in accordance with this Agreement; and

(b)	except as expressly authorized by this Agreement, have no power or authority to exercise or otherwise deal with the Exchange Right or the Automatic Exchange Right for any purpose other than the purposes for which the Trust is created.

5.2	Notice of Exchange Rights

ExchangeCo shall cause each certificate, direct registration statement or other written evidence of ownership of Exchangeable Shares to contain or be accompanied by the notice required under Section 3.2.

5.3	General Exercise of Exchange Right

The Exchange Right shall remain vested in and exercisable by the Trustee. Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from a Beneficiary entitled to instruct the Trustee as to its exercise. To the extent no such instructions are received from a Beneficiary, the Trustee shall not exercise the Exchange Right in respect of the Exchangeable Shares held by such Beneficiary.

5.4	Purchase Price

The purchase price payable by Mango or CallCo, as applicable, for each Exchangeable Share purchased pursuant to the Exchange Right shall be an amount per Exchangeable Share equal to the Exchangeable Share Price on the last Business Day immediately preceding the closing of the purchase and sale, which shall be satisfied in full by Mango or CallCo delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing such Exchangeable Share Price.

In connection with each exercise of the Exchange Right, Mango or CallCo, as applicable, shall provide the Trustee with an Officer’s Certificate setting forth the calculation of the Exchangeable Share Price. Upon delivery in full of the Exchangeable Share Consideration, the relevant Beneficiary shall cease to have any right to receive from ExchangeCo any amount in respect of declared, payable and unpaid dividends included in such Exchangeable Share Consideration.

No Exchangeable Share shall be deemed purchased, transferred or cancelled, and no right of a Beneficiary in respect thereof shall terminate, unless and until the applicable Exchangeable Share Consideration has been delivered in full, subject to Section 5.15.

5.5	Exercise Instructions

Upon the occurrence and during the continuance of an Insolvency Event, a Beneficiary may instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary.

To exercise the Exchange Right, the Beneficiary shall deliver to the Trustee:

(a)	in the case of certificated Exchangeable Shares, the applicable certificate or certificates, duly endorsed in blank for transfer;

(b)	in the case of uncertificated Exchangeable Shares, an instruction or other evidence of ownership and transfer satisfactory to the Trustee, ExchangeCo and the Transfer Agent;

(c)	a completed notice of exercise specifying:

(i)	the number of Exchangeable Shares in respect of which the Exchange Right is being exercised;

(ii)	that the Beneficiary has good title to such Exchangeable Shares, free and clear of all Encumbrances;

(iii)	the registration instructions for the Mango Common Stock forming part of the Exchangeable Share Consideration; and

(iv)	the delivery instructions for the Exchangeable Share Consideration; and

(d)	payment, or evidence satisfactory to Mango, CallCo, ExchangeCo and the Trustee of payment, of any taxes payable under Section 5.8.

If only part of a Beneficiary’s certificated or uncertificated position is purchased, ExchangeCo or the Transfer Agent shall issue a replacement certificate, direct registration statement or other written evidence of ownership representing the balance of the Exchangeable Shares at ExchangeCo’s expense.

5.6	Completion and Effect of Exercise

Promptly after receiving the documents and instructions required under Section 5.5, the Trustee shall notify Mango, CallCo and ExchangeCo. Such notice shall constitute the Trustee’s exercise of the Exchange Right on behalf of the relevant Beneficiary.

The purchase shall be completed only to the extent permitted by Section 5 of the Exchangeable Share Provisions. Mango or, at the option of Mango, CallCo shall deliver to the Trustee the Exchangeable Share Consideration payable in respect of the number of Exchangeable Shares permitted to be purchased.

The purchase and sale of an Exchangeable Share shall be completed only when the applicable Exchangeable Share Consideration has been delivered in full to the Trustee for delivery to the Beneficiary. At that time:

(a)	the Beneficiary shall be deemed to have transferred to Mango or CallCo, as applicable, all of its right, title and interest in the purchased Exchangeable Share and the related interest in the Trust Estate;

(b)	the Beneficiary shall cease to be a holder of that Exchangeable Share;

(c)	the Beneficiary shall be deemed to be the holder of the Mango Common Stock included in the applicable Exchangeable Share Consideration; and

(d)	the Trustee shall promptly deliver the applicable Exchangeable Share Consideration to the Beneficiary or its properly designated recipient.

Any Exchangeable Shares tendered but not capable of being purchased because of the Nasdaq Cap shall remain outstanding and shall be returned or credited to the Beneficiary, with all rights attaching thereto unaffected.

5.7	Exercise of Exchange Right Subsequent to Retraction

If a Beneficiary has delivered a Retraction Request under Section 7(a) of the Exchangeable Share Provisions and ExchangeCo determines that it is not permitted, as a result of the solvency requirements or other provisions of applicable Law, to redeem all of the Retracted Shares, then, provided that CallCo has not exercised the Retraction Call Right and the Beneficiary has not withdrawn the Retraction Request, the Retraction Request shall constitute and be deemed to constitute an instruction from the Beneficiary to the Trustee to exercise the Exchange Right in respect of the Retracted Shares that ExchangeCo is unable to redeem.

ExchangeCo shall promptly notify the Trustee of the number of Retracted Shares that ExchangeCo is unable to redeem and shall forward to the Trustee all relevant documents and materials delivered by the Beneficiary to ExchangeCo or the Transfer Agent in connection with the proposed retraction. The Trustee shall thereupon exercise the Exchange Right in respect of such unredeemed Retracted Shares and require Mango or, at the option of Mango, CallCo to purchase such shares in accordance with this Article 5, subject to Section 5 of the Exchangeable Share Provisions and Section 5.15 of this Agreement.

5.8	Transfer Taxes

Upon any sale or transfer of Exchangeable Shares to Mango or CallCo pursuant to the Exchange Right or the Automatic Exchange Right, the certificate, direct registration statement or other book-entry evidence representing the Mango Common Stock to be delivered as part of the applicable Exchangeable Share Consideration shall be issued in the name of the Beneficiary or in such other name as the Beneficiary may direct in writing, without charge to the Beneficiary; provided that the Beneficiary: (a) shall pay, and none of Mango, CallCo, ExchangeCo or the Trustee shall be required to pay, any documentary, stamp, transfer or other taxes or duties payable in respect of any sale or transfer involved in the issuance or delivery of such shares to a Person other than such Beneficiary, including where the securities are issued or delivered in the name of a clearing service, depositary or nominee thereof; or (b) shall have evidenced to the satisfaction of Mango, CallCo, ExchangeCo and the Trustee that such taxes or duties have been paid.

5.9	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Mango and ExchangeCo shall give written notice thereof to the Trustee. As soon as practicable after receiving such notice, or upon the Trustee otherwise becoming aware of an Insolvency Event, the Trustee shall mail to each Beneficiary, at the expense of Mango (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Mango, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10	U.S. Securities Law Compliance and Listing of Mango Common Stock

Mango shall, in accordance with the Business Combination Agreement:

(a)	as promptly as reasonably practicable following Closing, prepare and file with the United States Securities and Exchange Commission a registration statement on Form S-4 containing the proxy statement for the Mango Stockholder Approval and a prospectus for the registration under the 1933 Act of the Mango Common Stock to be issued in connection with the Exchangeable Shares (the “Registration Statement”);

(b)	use commercially reasonable efforts to respond promptly to comments received from the United States Securities and Exchange Commission and to cause the Registration Statement to become effective;

(c)	use commercially reasonable efforts to obtain the Mango Stockholder Approval and the Nasdaq Approval, as well as the other Mango Proposals, as promptly as reasonably practicable following Closing;

(d)	following effectiveness, maintain the effectiveness of the Registration Statement, or a successor registration statement, for so long as required by the Business Combination Agreement and applicable Law to permit the issuance or delivery of Mango Common Stock in connection with the Exchangeable Shares; and

(e)	make all filings and obtain all regulatory consents and approvals required so that Mango Common Stock issued or delivered under the Exchangeable Share Provisions, the Support Agreement or this Agreement is issued and delivered in compliance with applicable United States federal and state securities Laws and applicable Canadian securities Laws.

Before the Registration Statement becomes effective, Mango Common Stock may be issued or delivered only pursuant to an available exemption from registration and subject to all applicable resale restrictions and legends. Nothing in this Agreement shall require Mango, CallCo, ExchangeCo or the Trustee to issue, deliver or transfer securities in violation of applicable securities Laws or Nasdaq requirements.

Mango shall use commercially reasonable efforts to cause the Mango Common Stock issuable in connection with the Exchangeable Shares to be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance and the Nasdaq Cap until the Required Approvals have been obtained.

5.11	Mango Common Stock

Mango represents, warrants and covenants that the shares of Mango Common Stock deliverable under this Agreement will, when issued in accordance with this Agreement, the Exchangeable Share Provisions and applicable Law, be duly authorized, validly issued, fully paid and non-assessable and delivered free and clear of any Encumbrance arising by, through or under Mango, CallCo or ExchangeCo, other than restrictions arising under applicable securities Laws.

5.12	Automatic Exchange on Liquidation of Mango

Mango shall give the Trustee written notice of each of the following events (each, a “Liquidation Event”) at the time set forth below:

(a)	in the event of any determination by the board of directors of Mango to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Mango or to effect any other distribution of assets of Mango among its stockholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	as soon as practicable following the earlier of: (A) receipt by Mango of notice of; and (B) Mango otherwise becoming aware of, any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Mango or to effect any other distribution of assets of Mango among its stockholders for the purpose of winding up its affairs, in each case where Mango has failed to contest in good faith any such proceeding commenced in respect of Mango within 30 days of becoming aware thereof; and

(c)	definitive documents respecting any Mango Control Transaction (other than a transaction contemplated by Section 10.4) are entered into by Mango and the board of directors of Mango determines in good faith that it is not practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Mango Control Transaction.

As soon as practicable following receipt by the Trustee from Mango of notice of a Liquidation Event, the Trustee shall give notice thereof to the Beneficiaries. Such notice shall be provided by Mango to the Trustee and shall include a brief description of the automatic exchange of Exchangeable Shares for Mango Common Stock provided for below (the “Automatic Exchange Right”).

In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Mango Common Stock in the distribution of assets of Mango in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Mango and its Affiliates) shall be automatically exchanged for Mango Common Stock. To effect such automatic exchange, Mango shall purchase each such Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall sell each such Exchangeable Share held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to the Exchangeable Share Price immediately prior to the Liquidation Event Effective Date, satisfied in full by Mango delivering to such holder the Exchangeable Share Consideration representing such Exchangeable Share Price. For greater certainty, the Beneficiary shall upon delivery of the Exchangeable Share Consideration cease to have any right to be paid by ExchangeCo any amount in respect of declared and unpaid dividends on the Exchangeable Shares.

The closing of the purchase and sale contemplated by the Automatic Exchange Right shall occur immediately prior to the Liquidation Event Effective Date upon delivery in full of the applicable Exchangeable Share Consideration to the Trustee for delivery to the relevant Beneficiary. Upon such delivery: (a) the Beneficiary shall be deemed to have transferred to Mango all of its right, title and interest in and to the applicable Exchangeable Shares, free and clear of all Encumbrances, and the related interest in the Trust Estate; (b) the Beneficiary shall cease to be a holder of those Exchangeable Shares; (c) the Beneficiary shall be deemed for all purposes to be the holder of the Mango Common Stock included in the Exchangeable Share Consideration; and (d) the Trustee shall promptly deliver the Exchangeable Share Consideration to the Beneficiary. Certificated and uncertificated Exchangeable Shares shall be transferred and cancelled through procedures established by ExchangeCo and the Transfer Agent.

Notwithstanding the foregoing, the Automatic Exchange Right shall be subject to Section 5 of the Exchangeable Share Provisions and Section 5.15 of this Agreement. No Exchangeable Share shall be deemed transferred, purchased, exchanged or cancelled, and no Beneficiary shall cease to have any rights in respect thereof, unless and until the applicable Exchangeable Share Consideration has been delivered in full. To the extent that an automatic exchange cannot be completed because of the Nasdaq Cap, the corresponding Exchangeable Shares shall remain outstanding with all rights attaching thereto, and Mango shall comply with its obligations under Article 10 and the Support Agreement to preserve the economic and voting rights of the applicable Beneficiaries in connection with the relevant Liquidation Event or Mango Control Transaction.

5.13	Withholding Rights

Mango, CallCo, ExchangeCo and the Trustee shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Mango Common Stock such amounts as Mango, CallCo, ExchangeCo or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the U.S. Internal Revenue Code of 1986, as amended, or any provision of federal, provincial, territorial, state, local or foreign tax Law, in each case as amended or succeeded. The Trustee may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided such withheld amounts are actually remitted to the appropriate taxing agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Mango, CallCo, ExchangeCo and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to comply with such deduction or withholding requirement, and shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

5.14	Fractional Shares

No fractional share of Mango Common Stock shall be issued or delivered upon the exercise of the Exchange Right or Automatic Exchange Right. If a Beneficiary would otherwise be entitled to receive a fractional share of Mango Common Stock, the number of shares of Mango Common Stock deliverable to such Beneficiary shall be rounded down to the nearest whole share, and the Beneficiary shall receive, in lieu of the fractional share, an amount in cash equal to the product obtained by multiplying:

(a)	the applicable fractional interest; by

(b)	the Current Market Price of one share of Mango Common Stock on the Business Day immediately preceding the applicable payment date;

provided that no cash payment shall be made if the aggregate amount otherwise payable to the Beneficiary in lieu of a fractional share is less than US$10.00.

5.15	Nasdaq Cap Limitation on Delivery of Mango Common Stock

Until the Required Approvals have been obtained, no Exchangeable Share shall be purchased or exchanged under this Article 5 to the extent that the issuance or delivery of the applicable Mango Common Stock would exceed the Nasdaq Cap.

Mango shall determine the capacity available under the Nasdaq Cap, acting reasonably and after consultation with its Nasdaq counsel, and shall provide written notice of such determination to the Trustee, CallCo and ExchangeCo. The Trustee, CallCo and ExchangeCo may conclusively rely on Mango’s determination and shall have no duty to calculate or independently verify the capacity available under the Nasdaq Cap.

Any Retraction Requests delivered pursuant to arrangements made in connection with Closing shall receive the priority specified in Section 5 of the Exchangeable Share Provisions. Thereafter, where available capacity is insufficient to complete all pending exchanges or purchases, such capacity shall be allocated among affected Beneficiaries on a pro rata basis according to the number of shares of Mango Common Stock otherwise deliverable to them, unless another allocation method is required by applicable Law or Nasdaq.

Only Exchangeable Shares for which the applicable Exchangeable Share Consideration has been delivered in full shall be transferred, purchased, exchanged or cancelled. All remaining Exchangeable Shares shall remain outstanding, with all rights attaching thereto, until they may be purchased or exchanged in compliance with Section 5 of the Exchangeable Share Provisions, applicable Law and Nasdaq requirements.

ARTICLE 6
CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the Mango Special Voting Share from Mango as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	voting the Beneficiary Votes on the direction and behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(d)	receiving the grant of the Exchange Right from Mango and CallCo and the Automatic Exchange Right from Mango, as trustee for and on behalf of the Beneficiaries in accordance with this Agreement;

(e)	exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Right in accordance with this Agreement and, in connection therewith, receiving from Beneficiaries any requisite documents and distributing to such Beneficiaries the Exchangeable Share Consideration to which they are entitled;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Mango, CallCo and ExchangeCo under this Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Agreement to be carried out by the Trustee.

In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all Persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this Agreement.

The Trustee, in exercising its rights, powers, duties and authorities hereunder, shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of, any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notice shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to Mango, CallCo and ExchangeCo that, at the date of execution and delivery of this Agreement, there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes this Section 6.2, any interested party may apply to the courts of British Columbia for an order that the Trustee be replaced as Trustee hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

Each of Mango, CallCo and ExchangeCo irrevocably authorizes the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any subsequent registrar or transfer agent, of the Exchangeable Shares and Mango Common Stock; and

(b)	requisition, from time to time, from any such registrar or transfer agent, any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement.

Each of Mango and CallCo irrevocably authorizes its respective registrar and transfer agent to comply with all such requests and covenants that it shall supply the Trustee or its transfer agent, as the case may be, in a timely manner with duly executed share certificates for the purpose of completing the exercise from time to time of all rights to acquire Mango Common Stock hereunder, under the Exchangeable Share Provisions and under any other security or commitment given to the Beneficiaries pursuant thereto.

6.4	Books and Records

The Trustee shall keep available for inspection during regular business hours by Mango, CallCo and ExchangeCo at the Trustee’s principal office correct and complete books and records of account relating to the Trust created by, and the Trustee’s actions under, this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Right. On or before March 31 in each year, commencing March 31, 2027, so long as the Mango Special Voting Share is registered in the name of the Trustee, the Trustee shall transmit to Mango, CallCo and ExchangeCo a brief report, dated as of the preceding December 31, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Exchange Right, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance and delivery by Mango or CallCo of Mango Common Stock in connection with the Exchange Right, during the calendar year ended on such December 31; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

6.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file, or cause to be prepared and filed, on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable Law, by any court, tribunal, government or governmental or regulatory agency or public official, or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors (who may be experts or advisors to Mango, CallCo and/or ExchangeCo) as the Trustee considers necessary or advisable. If requested by the Trustee, Mango shall retain or cause to be retained qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Mango Special Voting Share pursuant to Article 4, subject to Section 6.15, and with respect to the Exchange Right and the Automatic Exchange Right pursuant to Article 5.

None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given security and indemnified as aforesaid.

6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Right or the Automatic Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder, if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.

6.9	Evidence and Authority to Trustee

Mango, CallCo and/or ExchangeCo shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Mango, CallCo and/or ExchangeCo or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights, the Exchange Right or the Automatic Exchange Right, and the taking of any other action to be taken by the Trustee at the request of or on the application of Mango, CallCo and/or ExchangeCo, promptly if and when:

(a)	such evidence is required by any other Section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Mango, CallCo and/or ExchangeCo written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of Mango, CallCo and/or ExchangeCo or a statutory declaration or a certificate made by Persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement. Whenever such evidence relates to a matter other than the Voting Rights, the Exchange Right, the Automatic Exchange Right or the taking of any other action to be taken by the Trustee at the request or on the application of Mango, CallCo and/or ExchangeCo, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other Person whose qualifications give authority to a statement made by such Person; provided, however, that if such report or opinion is furnished by a director, officer or employee of Mango, CallCo and/or ExchangeCo it shall be in the form of an Officer’s Certificate or a statutory declaration. Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the Person giving the evidence: (i) declaring that such Person has read and understands the provisions of this Agreement relating to the condition in question; (ii) describing the nature and scope of the examination or investigation upon which such Person based the statement or opinion; and (iii) declaring that such Person has made such examination or investigation as such Person believes is necessary to enable such Person to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Trustee may: (a) in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Trustee or by Mango, CallCo and/or ExchangeCo or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder, and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; (b) employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and (c) pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested, or which may be on deposit with the Trustee, or which may be in the hands of the Trustee, may be invested or reinvested in the name or under the control of the Trustee in securities in which trustees are authorized to invest trust moneys under the Laws of [British Columbia] or as otherwise agreed in writing by the Trustee and ExchangeCo, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of ExchangeCo. Pending investment, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of ExchangeCo, in the deposit department of the Trustee or any other specified loan or trust company authorized to accept deposits under the Laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Trustee shall not be held liable for any losses incurred in the investment of any funds as herein provided, and all interest on moneys held by or on behalf of the Trustee shall be for the account of ExchangeCo and held by the Trustee for the benefit of ExchangeCo.

6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Mango, CallCo and/or ExchangeCo or of the respective directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

6.14	Authority to Carry on Business

The Trustee represents to Mango, CallCo and ExchangeCo that, at the date of execution and delivery by it of this Agreement, it is authorized to carry on the business of a trust company in [●], but if, notwithstanding this Section 6.14, it ceases to be so authorized, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Right, and the other rights granted in or resulting from the Trustee being a party to this Agreement, shall not be affected in any manner whatsoever by reason only of such event, but the Trustee shall, within 90 days after ceasing to be so authorized, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands, and in so doing the Trustee shall not be or become liable to any Person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b)	all differences with respect to the Voting Rights, Exchange Right, Automatic Exchange Right or other rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various Persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Third Party Interests

Each party to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this Agreement, for or to the credit of such party, either: (a) is not intended to be used by or on behalf of any third party; or (b) is intended to be used by or on behalf of a third party, in which case such party agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.18	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

6.19	Reliance on Nasdaq Cap Determination

The Trustee shall be entitled to rely conclusively and without independent investigation on any written determination or notice delivered by Mango under Section 3.4 or Section 5.15. The Trustee shall have no responsibility or liability for: (a) calculating the Nasdaq Cap; (b) determining the capacity available under the Nasdaq Cap; (c) determining whether the Required Approvals have been obtained; (d) monitoring issuances of Mango Common Stock outside this Agreement; or (e) determining whether the exercise of Voting Rights or issuance or delivery of Mango Common Stock complies with Nasdaq requirements.

ARTICLE 7
COMPENSATION

7.1	Fees and Expenses of the Trustee

Mango, CallCo and ExchangeCo jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement, as separately agreed in the Trustee’s fee schedule or engagement letter separately agreed with the Trustee, and shall reimburse the Trustee for all reasonable expenses (including taxes (other than taxes based on the net income or capital of the Trustee), fees paid to legal counsel and other experts, advisors and agents, and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, in each case reasonably incurred by the Trustee in connection with its duties under this Agreement; provided, however, that Mango, CallCo and ExchangeCo shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit, litigation or proceedings in which the Trustee is determined to have acted in bad faith or with fraud, gross negligence, recklessness or wilful misconduct.

ARTICLE 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

Mango, CallCo and ExchangeCo jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents (collectively, the “Indemnified Parties”) from and against any and all liabilities, losses, damages, penalties, claims, demands, actions, suits or proceedings (whether civil, criminal, administrative, investigative or otherwise), and reasonable costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind whatsoever which, unless resulting from the bad faith, fraud, gross negligence, recklessness or wilful misconduct of the applicable Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Mango, CallCo or ExchangeCo pursuant hereto.

The Trustee shall promptly notify Mango, CallCo and ExchangeCo of a claim or of any action commenced against any Indemnified Parties promptly after the Trustee or any Indemnified Party shall have received written assertion of such claim or action or have been served with a summons or other first legal process giving information as to the nature and basis of the claim or action; provided, however, that the omission to so notify Mango, CallCo or ExchangeCo shall not relieve Mango, CallCo or ExchangeCo of any liability which any of them may have to any Indemnified Party except to the extent that any such delay prejudices the defence of any such claim or action or results in any increase in the liability which Mango, CallCo or ExchangeCo have under this indemnity. Mango, CallCo and ExchangeCo shall be entitled to participate at their own expense in the defence and, if Mango, CallCo and ExchangeCo so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Mango, CallCo or ExchangeCo; or (ii) the named parties to any such suit include both the Trustee and Mango, CallCo or ExchangeCo and the Trustee shall have been advised by counsel acceptable to Mango, CallCo and ExchangeCo that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Mango, CallCo or ExchangeCo and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Mango, CallCo and ExchangeCo shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of the Trust and the resignation or removal of the Trustee.

8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the bad faith, fraud, gross negligence, recklessness or wilful misconduct on the part of the Trustee.

ARTICLE 9
CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Mango, CallCo and ExchangeCo specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless Mango, CallCo and ExchangeCo otherwise agree, and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee.

Upon receiving such notice of resignation, Mango, CallCo and ExchangeCo shall promptly appoint a successor trustee, which shall be a trust company, corporate trustee or other third-party trustee acceptable to Mango and Nuclea, acting reasonably, that: (a) is independent of Mango, CallCo and ExchangeCo; (b) has the corporate power and capacity to perform the obligations of the Trustee under this Agreement; and (c) satisfies any other applicable eligibility requirements under this Agreement and applicable Law, by written instrument in duplicate, one copy of which shall be delivered to the resigning Trustee and one copy to the successor trustee.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Mango, CallCo and ExchangeCo, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee, provided that such removal shall not take effect until the date of acceptance of appointment by the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed under this Agreement shall execute, acknowledge and deliver to Mango, CallCo, ExchangeCo and the predecessor Trustee an instrument accepting such appointment and agreeing to be bound by this Agreement. Upon such acceptance, the resignation or removal of the predecessor Trustee shall become effective and the successor trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the predecessor Trustee under this Agreement as if originally named as Trustee herein.

At the written request of Mango, CallCo, ExchangeCo or the successor trustee, the predecessor Trustee shall, upon payment of all amounts then due to it under this Agreement, execute and deliver such instruments as may reasonably be required to transfer to and vest in the successor trustee all rights and powers of the predecessor Trustee under this Agreement. Mango, CallCo and ExchangeCo shall execute such additional instruments as may reasonably be required to evidence or give effect to such succession.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Mango, CallCo and ExchangeCo shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Mango, CallCo or ExchangeCo shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Mango, CallCo and ExchangeCo.

ARTICLE 10
MANGO SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by Mango, CallCo, ExchangeCo or their respective Affiliates are outstanding, Mango shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of an amalgamation or merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other Person or continuing corporation (the “Mango Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Mango Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Mango Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Mango under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as to substantially preserve and not impair any of the rights, duties, powers and authorities of the Trustee or the holders of the Exchangeable Shares.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the parties, if required by Section 10.1, shall execute and deliver the supplemental trust agreement provided for in Section 10.1(a), and thereupon the Mango Successor and such other Person that may then be the issuer of Mango Common Stock shall possess and from time to time may exercise each and every right and power of Mango under this Agreement in the name of Mango or otherwise, and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Mango or any officers of Mango may be done and performed with like force and effect by the directors or officers of such Mango Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing: (a) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Mango (other than ExchangeCo or CallCo) with or into Mango; (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Mango (other than ExchangeCo or CallCo), provided that all of the assets of such subsidiary are transferred to Mango or another wholly-owned direct or indirect subsidiary of Mango; (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Mango among the shareholders of such subsidiary for the purpose of winding up its affairs; and (d) any such transactions which are expressly permitted by this Article 10.

10.4	Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event of a Mango Control Transaction:

(a)	in which Mango merges or amalgamates with, or in which all or substantially all of the then outstanding shares of Mango Common Stock are acquired by, one or more other corporations to which Mango is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date pursuant to paragraph (ii) of the definition of “Redemption Date” in the Exchangeable Share Provisions; and

(c)	in which all or substantially all of the then outstanding shares of Mango Common Stock are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Mango Control Transaction, owns or controls, directly or indirectly, Mango;

then: (i) all references herein to “Mango” shall thereafter be and be deemed to be references to the Other Corporation, and all references herein to “Mango Common Stock” shall thereafter be and be deemed to be references to the Other Shares (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or the exchange of such shares pursuant to this Agreement immediately subsequent to the Mango Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions, or the exchange of such shares pursuant to this Agreement, had occurred immediately prior to the Mango Control Transaction and the Mango Control Transaction was completed), but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of this Agreement and without any further action required; and (ii) Mango shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.

ARTICLE 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Sections 11.2, 11.4 and 13.1, this Agreement may not be amended or modified except by an agreement in writing executed by Mango, CallCo, ExchangeCo and the Trustee and approved by the Beneficiaries in accordance with Section 12(b) of the Exchangeable Share Provisions (requiring the approval of not less than two-thirds of the votes cast by Exchangeable Shareholders, whether by written resolution or at a duly called meeting).

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder, provided that the board of directors of each of Mango, CallCo and ExchangeCo shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)	evidencing the succession of Mango Successors and the covenants of and obligations assumed by each such Mango Successor in accordance with the provisions of Article 10;

(c)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Mango, CallCo and ExchangeCo and in the opinion of the Trustee, it may be expedient to make, provided that each such board of directors and the Trustee shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the Beneficiaries; or

(d)	making such changes or corrections which, on the advice of counsel to Mango, CallCo, ExchangeCo and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that each such board of directors and the Trustee shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the Beneficiaries.

11.3	Meeting to Consider Amendments

ExchangeCo, at the request of Mango, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the articles of ExchangeCo, Section 12(b) of the Exchangeable Share Provisions and all applicable Laws.

11.4	Changes in Capital of Mango and ExchangeCo

Notwithstanding Section 11.1, following the occurrence of any subdivision, consolidation, reclassification, recapitalization, stock dividend, distribution, reorganization or other change affecting Mango Common Stock or the Exchangeable Shares that is addressed by the economic-equivalence provisions of the Exchangeable Share Provisions or the Support Agreement, this Agreement shall apply, with all necessary modifications, to the securities or other property resulting from such event so as to preserve substantially the rights of the Beneficiaries under this Agreement. Mango, CallCo, ExchangeCo and the Trustee shall execute and deliver any supplemental agreement reasonably necessary to evidence or implement those modifications.

11.5	Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. Notwithstanding the provisions of Section 11.1, from time to time Mango, CallCo and ExchangeCo (in each case, when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of Mango Successors and the covenants of and obligations assumed by each such Mango Successor in accordance with the provisions of Article 10, and the successors of the Trustee or any successor trustee in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Right which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or which, in the opinion of counsel to the Trustee, are necessary or advisable to incorporate, reflect or comply with applicable legislation; and

(c)	for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, relying on the advice of counsel, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12
TERMINATION

12.1	Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)	each of Mango, CallCo and ExchangeCo elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 12(b) of the Exchangeable Share Provisions; and

(c)	the date that is the maximum duration permitted by the Perpetuity Act (British Columbia) or any other rule against perpetuities or analogous rule of Law applicable to the Trust.

12.2	Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

ARTICLE 13
GENERAL

13.1	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2	Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.

13.3	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person, sent by email (with confirmation of receipt), or sent by overnight courier, to the parties at the following addresses:

(a)	In the case of Mango:

Mangoceuticals, Inc.

17130 N. Dallas Parkway, Suite 240

Dallas, Texas 75248

Attention: Chief Executive Officer

Email: jacob@mangorx.com

with a copy, which shall not constitute notice, to:

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Suite 2200

Los Angeles, CA 90067

Attention: Lawrence Venick, Esq.

Email: lvenick@loeb.com

(b)	In the case of CallCo or ExchangeCo, at the addresses set out above for Mango, or such other address as CallCo or ExchangeCo may designate;

(c)	In the case of the Trustee:

[●] Trust Company

[Address]

Attention: [●]

Email: [●]

Any such notice or other communication shall be deemed to have been given and received: (i) if delivered on a Business Day prior to 5:00 p.m. (local time in the place where the notice or other communication is received), on the date of delivery; or (ii) otherwise, on the next Business Day. Any party may change its address for notice by giving notice to the other parties in accordance with the foregoing provisions.

13.4	Notice to Beneficiaries

Any notice, request or other communication to be given to a Beneficiary shall be given or sent to the address of the holder recorded in the securities register of ExchangeCo or, in the event the address of any such holder is not so recorded, then at the last known address of such holder, in any manner permitted by the articles of ExchangeCo, and shall be deemed received at the time specified by such articles. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken pursuant thereto.

13.5	Counterparts

This Agreement may be executed in counterparts (including by electronic signature or PDF), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable therein, without regard to conflict-of-laws principles, provided that: (a) matters relating to the corporate existence, corporate authority, capital stock or internal affairs of Mango, including the creation, issuance and terms of the Mango Special Voting Share, shall be governed by the Laws of the State of Texas; and (b) matters relating to CallCo, ExchangeCo, the Exchangeable Shares and the Trust created hereby shall be governed by the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

13.7	Attornment

Each of Mango, CallCo, ExchangeCo and the Trustee agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of British Columbia, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of such courts in any such action or proceeding, agrees to be bound by any judgment of such courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction, and Mango hereby appoints ExchangeCo at its registered office in the Province of British Columbia as attorney for service of process.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MANGOCEUTICALS, INC.

By:
Name:	[●]
Title:	[●]

[●] CALLCO ULC

By:
Name:	[●]
Title:	[●]

[●] EXCHANGECO ULC

By:
Name:	[●]
Title:	[●]

[●] TRUST COMPANY

By:
Name:	[●]
Title:	[●]

By:
Name:	[●]
Title:	[●]

Schedule H — Form of Mango Voting Support Agreement

MANGO VOTING SUPPORT AGREEMENT

This MANGO VOTING SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 28, 2026 (the “Execution Date”), by and among:

(i) Mangoceuticals, Inc., a corporation incorporated under the Laws of the State of Texas (“Mango”);

(ii) Nuclea Energy Inc., a corporation existing under the Laws of British Columbia (“Nuclea”); and

(iii) the stockholder of Mango identified on the signature page hereto (the “Supporting Stockholder”).

Each of Mango, Nuclea and the Supporting Stockholder is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Mango, Nuclea and certain other parties have entered into that certain Business Combination Agreement, dated as of July 28, 2026 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”), pursuant to which, among other things, the parties thereto have agreed to consummate a business combination through a Canadian exchangeable share structure on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, the Supporting Stockholder is the record and/or beneficial owner of the shares of Mango Common Stock and other voting securities of Mango set forth on Schedule A attached hereto (such shares, together with any New Shares (as defined below), the “Covered Shares”);

WHEREAS, the BCA contemplates that Mango will solicit the approval of the holders of Mango Common Stock and other voting securities of Mango with respect to, among other things, the Mango Stockholder Approval and the Mango Proposals (each as defined below);

WHEREAS, as a condition to the willingness of Nuclea to enter into the BCA, Nuclea has required that the Supporting Stockholder enter into this Agreement; and

WHEREAS, the Supporting Stockholder acknowledges that Mango and Nuclea are entering into the BCA in reliance on the representations, warranties, covenants and other agreements of the Supporting Stockholder set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the BCA. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of the Supporting Stockholder or any other Person means any other Person or entity that directly or indirectly controls, is controlled by, or is under common control with such Supporting Stockholder or other Person.

“Agreement” has the meaning set forth in the Preamble.

“BCA” has the meaning set forth in the Recitals.

“Covered Shares” means (a) the Existing Shares and (b) the New Shares.

“Effective Date” means the Closing.

“Existing Shares” means all shares of Mango Common Stock and other voting securities of Mango that the Supporting Stockholder owns (beneficially or of record) as of the Execution Date, as set forth on Schedule A.

“Expiration Date” has the meaning set forth in Section 6.1.

“Mango” has the meaning set forth in the Preamble.

“Mango Proposals” means (i) the Mango Stockholder Approval; (ii) the election of the directors designated by the Principal Nuclea Shareholders to the Mango Board of Directors; (iii) the amendment of the Mango Certificate of Formation to change Mango’s corporate name to such name as the Principal Nuclea Shareholders shall determine, with the consent of Mango, not to be unreasonably withheld, delayed or conditioned; (iv) if required for Nasdaq compliance, a reverse stock split of Mango Common Stock at a ratio to be determined; (v) the amendment of the Mango Incentive Plan or, if agreed by the Parties, the authorization of a new incentive plan for Mango; (vi) the increase in the number of authorized shares of Mango Common Stock; (vii) the adjournment of the Mango Stockholder Meeting, if necessary or appropriate, to solicit additional proxies; and (viii) any other proposal mutually agreed by Mango and Nuclea that is reasonably necessary or advisable to implement the Transaction, the Completion, the Exchangeable Share structure, the Required Approvals, or the Transaction Documents.

“Mango Stockholder Approval” means the approval of the holders of Mango voting securities required under applicable Law and Nasdaq Listing Rules for the issuance of Mango Common Stock in excess of the Nasdaq Cap in connection with the Transaction and the Transaction Documents.

“Mango Stockholder Meeting” means the meeting of holders of Mango Common Stock (including any adjournment or postponement thereof) to be convened for the purpose of voting on the Mango Proposals as contemplated by the BCA.

“New Shares” means all shares of Mango Common Stock and other voting securities of Mango that the Supporting Stockholder acquires (beneficially or of record) after the Execution Date and prior to the Expiration Date, whether by purchase, exercise of options or warrants, conversion, dividend, distribution, or otherwise.

“Nuclea” has the meaning set forth in the Preamble.

“Permitted Transfer” has the meaning set forth in Section 3.1(b).

“Proxy Statement” means the proxy statement/prospectus forming part of the Registration Statement on Form S-4 to be filed by Mango with the SEC in connection with the solicitation of the Mango Stockholder Approval.

“Required Approvals” means the Mango Stockholder Approval, Nasdaq Approval, and such other regulatory or stockholder approvals as are required to implement the Transaction and the Transaction Documents.

“Supporting Stockholder” has the meaning set forth in the Preamble.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, grant a security interest in, or otherwise dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or other disposition of (by merger, testamentary disposition, operation of law or otherwise). “Transferred” shall have a correlative meaning.

ARTICLE II

VOTING COVENANTS

Section 2.1 Agreement to Vote. During the period commencing on the Effective Date and continuing until the Expiration Date (the “Support Period”), the Supporting Stockholder irrevocably and unconditionally agrees that, at the Mango Stockholder Meeting or at any other meeting of the stockholders of Mango (whether annual or special, and at each adjourned or postponed meeting), and in connection with any action by written consent of the stockholders of Mango, the Supporting Stockholder shall:

(a) appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum;

(b) vote (or cause to be voted), or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares in favor of each of the Mango Proposals and any other proposal reasonably necessary or advisable to implement the Transaction, the Completion, the Exchangeable Share structure, the Nasdaq Approval, the Required Approvals and the Transaction Documents;

(c) vote (or cause to be voted), or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares against (i) any alternative business combination, merger, amalgamation, acquisition, share exchange, sale of equity securities, sale of material assets or similar transaction involving such Party (a “Competing Transaction”) or any proposal made in furtherance of, or that could reasonably be expected to lead to, a Competing Transaction; (ii) any dissolution, liquidation, or winding up of Mango; (iii) any amendment to the Certificate of Formation or Bylaws of Mango that would reasonably be expected to prevent, materially delay, impair or interfere with the Transaction, the Completion, the Mango Stockholder Approval, the Required Approvals, or the Supporting Stockholder’s obligations under this Agreement; and (iv) any other proposal, action or agreement that would reasonably be expected to prevent, materially delay, impair or interfere with the Transaction, the Completion, the Mango Stockholder Approval, the Required Approvals, or the Supporting Stockholder’s obligations under this Agreement; and

(d) not abstain or fail to vote (or fail to cause to be voted) any of the Covered Shares with respect to any of the matters set forth in clauses (b) and (c) of this Section 2.1.

Section 2.2 Irrevocable Proxy.

(a) The Supporting Stockholder hereby irrevocably appoints Nuclea and any designee of Nuclea, and each of them individually, as the Supporting Stockholder’s proxy and attorney-in-fact (with full power of substitution), solely for the purpose of voting the Covered Shares in accordance with Section 2.1, at any meeting of the stockholders of Mango and in any action by written consent of such stockholders, in each case solely if and to the extent the Supporting Stockholder fails to comply with its obligations under Section 2.1 within one (1) Business Day following written notice from Nuclea of such failure.

(b) The Supporting Stockholder represents that any proxies heretofore given in respect of the Covered Shares that are inconsistent with this Agreement, if any, are not irrevocable, and that any such prior proxies are hereby revoked to the extent inconsistent herewith.

(c) The Supporting Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.2 is coupled with an interest and is granted in consideration of Mango and Nuclea entering into the BCA and agreeing to consummate the Transaction. The proxy granted by this Section 2.2 shall be irrevocable during the Support Period, shall be deemed to be a proxy coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke all prior proxies granted by the Supporting Stockholder with respect to the Covered Shares that are inconsistent herewith.

(d) Notwithstanding the foregoing, nothing in this Section 2.2 shall be construed to require or authorize any Person to vote, or execute a consent with respect to, the Covered Shares prior to the time that definitive proxy materials (including a definitive proxy statement or consent solicitation statement) have been furnished to the stockholders of Mango in compliance with applicable Law, the rules and regulations of the SEC, and applicable Nasdaq Listing Rules.

(e) The power of attorney granted under this Section 2.2 is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Supporting Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the expiration of the Support Period.

ARTICLE III

TRANSFER RESTRICTIONS; ADDITIONAL COVENANTS

Section 3.1 No Transfer.

(a) During the Support Period, the Supporting Stockholder shall not, directly or indirectly, Transfer any of the Covered Shares, or enter into any agreement, arrangement or understanding (whether or not in writing) to Transfer any of the Covered Shares, or grant any proxy, power of attorney, or other authorization or consent with respect to any of the Covered Shares, or deposit any of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Covered Shares, or take any other action that would in any way restrict, limit or interfere with the performance of the Supporting Stockholder’s obligations hereunder or the transactions contemplated hereby or by the BCA; provided that the foregoing shall not prohibit a Permitted Transfer.

(b) A “Permitted Transfer” means a Transfer of Covered Shares by the Supporting Stockholder to (i) an Affiliate of the Supporting Stockholder, (ii) a member of the Supporting Stockholder’s immediate family (or a trust established solely for the benefit of the Supporting Stockholder or any such family member), or (iii) upon the death of the Supporting Stockholder, to the Supporting Stockholder’s estate, heirs or beneficiaries; provided that, in each case, such Transfer shall be permitted only if, as a precondition thereto, the transferee agrees in writing (in the form of the Joinder attached hereto as Exhibit A) to be bound by all of the terms and conditions of this Agreement to the same extent as the Supporting Stockholder. Any Transfer in violation of this Section 3.1 shall be null and void.

(c) The Supporting Stockholder shall not, directly or indirectly, tender any Covered Shares into any tender or exchange offer, or convert, exercise, exchange or take any other action that would reduce the number of Covered Shares held by the Supporting Stockholder, or enter into any swap, hedge, short sale or similar arrangement that transfers the economic consequences of ownership of any Covered Shares, in each case unless otherwise agreed in writing by Nuclea.

Section 3.2 Additional Shares. The Supporting Stockholder agrees that any New Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes hereunder. The Supporting Stockholder shall promptly notify Mango and Nuclea of any acquisition of New Shares.

Section 3.3 No Inconsistent Arrangements. The Supporting Stockholder shall not, directly or indirectly, (a) enter into any voting agreement, voting trust, or grant any proxy or power of attorney with respect to any Covered Shares that is inconsistent with the Supporting Stockholder’s obligations pursuant to this Agreement, (b) take any action that would make any representation or warranty of the Supporting Stockholder contained herein untrue or incorrect, or (c) take any action that would have the effect of preventing, impairing or interfering with the performance by the Supporting Stockholder of its obligations under this Agreement.

Section 3.4 No Solicitation. During the Support Period, the Supporting Stockholder shall not (in its capacity as a stockholder of Mango), directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer relating to, or that could reasonably be expected to lead to, a Competing Transaction, (b) engage in, continue or otherwise participate in any negotiations or discussions with any Person regarding a Competing Transaction, or (c) provide any non-public information regarding Mango to any Person in connection with or in furtherance of a Competing Transaction. Notwithstanding the foregoing, nothing in this Section 3.4 shall restrict any action taken by the Supporting Stockholder in the Supporting Stockholder’s capacity as a director or officer of Mango (as opposed to in such individual’s capacity as a stockholder) to the extent such action is required by the fiduciary duties of the Supporting Stockholder in such capacity as a director or officer under applicable Law and is otherwise permitted by the BCA.

Section 3.5 Cooperation; Information. The Supporting Stockholder shall (a) reasonably cooperate with Mango and Nuclea in connection with the solicitation of proxies from the stockholders of Mango in favor of the Mango Proposals, (b) promptly provide to Mango any information regarding the Supporting Stockholder that is reasonably requested by Mango for inclusion in the Proxy Statement, and (c) promptly notify Mango and Nuclea in writing of (i) any acquisition or disposition of Covered Shares, (ii) any legal proceeding commenced or, to the knowledge of the Supporting Stockholder, threatened against the Supporting Stockholder that could reasonably be expected to impair the ability of the Supporting Stockholder to perform its obligations hereunder, and (iii) any fact, event, or circumstance that would make any representation or warranty of the Supporting Stockholder herein untrue, inaccurate, or misleading in any material respect.

Section 3.6 Public Statements. The Supporting Stockholder shall not make any public statement or issue any press release regarding this Agreement, the BCA, or the Transaction that is inconsistent with or contrary to the approvals or recommendations of the Mango Board of Directors or the terms of the BCA without the prior written consent of Mango and Nuclea (such consent not to be unreasonably withheld, conditioned, or delayed).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING STOCKHOLDER

The Supporting Stockholder hereby represents and warrants to Mango and Nuclea as follows:

Section 4.1 Ownership. The Supporting Stockholder is the record and/or beneficial owner of the Existing Shares set forth on Schedule A, free and clear of all liens, charges, encumbrances, pledges, security interests, equities, claims, options and restrictions (collectively, “Liens”), other than (a) Liens arising under applicable securities laws, (b) Liens arising under this Agreement, and (c) Liens set forth on Schedule A. Except as set forth on Schedule A, the Supporting Stockholder has sole voting power and sole dispositive power with respect to all of the Existing Shares, with no restrictions on the Supporting Stockholder’s rights of voting or disposition pertaining thereto, and no Person other than the Supporting Stockholder has any right to direct or approve the voting or disposition of any of the Existing Shares. As of the Execution Date, the Supporting Stockholder does not own, beneficially or of record, any securities of Mango other than the Existing Shares.

Section 4.2 Authority; Binding Agreement. The Supporting Stockholder has full legal right, power and authority to execute and deliver this Agreement and to perform the Supporting Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If the Supporting Stockholder is not a natural person, the execution and delivery of this Agreement and the performance of the Supporting Stockholder’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of the Supporting Stockholder. This Agreement has been duly and validly executed and delivered by the Supporting Stockholder and, assuming due authorization, execution and delivery by Mango and Nuclea, constitutes a legal, valid and binding obligation of the Supporting Stockholder, enforceable against the Supporting Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 No Conflicts. The execution, delivery and performance of this Agreement by the Supporting Stockholder does not and will not (a) violate any provision of any organizational document of the Supporting Stockholder (if the Supporting Stockholder is not a natural person), (b) require any consent, approval, or notice under, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under, any contract, agreement, lease, license, permit, instrument, or other arrangement to which the Supporting Stockholder is a party or by which the Supporting Stockholder is bound, (c) result in the creation of a Lien on any of the Covered Shares, or (d) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Supporting Stockholder or the Covered Shares.

Section 4.4 No Existing Proxies or Voting Arrangements. Except as contemplated by this Agreement, (a) there are no agreements or arrangements of any kind, contingent or otherwise, to which the Supporting Stockholder is a party obligating the Supporting Stockholder to Transfer any of the Covered Shares, and (b) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Covered Shares. Except as contemplated by this Agreement, the Supporting Stockholder has not (i) granted any proxy or power of attorney with respect to any of the Covered Shares, (ii) deposited any of the Covered Shares in a voting trust, or (iii) entered into any voting agreement, arrangement, or understanding (whether or not in writing) with respect to any of the Covered Shares.

Section 4.5 Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Supporting Stockholder, threatened against the Supporting Stockholder or any of the Supporting Stockholder’s properties or assets (including the Covered Shares) that could reasonably be expected to prevent, delay or impair the ability of the Supporting Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.6 Acknowledgment. The Supporting Stockholder understands and acknowledges that Mango and Nuclea are entering into the BCA in reliance on the execution, delivery and performance of this Agreement by the Supporting Stockholder. The Supporting Stockholder has had the opportunity to review the BCA and this Agreement and to consult with independent legal counsel of its choosing regarding its rights and obligations hereunder.

ARTICLE V

CAPACITY

Section 5.1 Stockholder Capacity. The Supporting Stockholder enters into this Agreement solely in the Supporting Stockholder’s capacity as a stockholder of Mango and nothing herein shall be construed to limit or affect any action taken or omitted to be taken by the Supporting Stockholder (or any representative, designee or nominee of the Supporting Stockholder) in the Supporting Stockholder’s capacity as an officer, director, or employee of Mango. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall limit or restrict the Supporting Stockholder from acting in the Supporting Stockholder’s capacity as a director or officer of Mango (including, in such capacity, participating in discussions and actions of the Mango Board of Directors) to the extent required by the fiduciary duties of the Supporting Stockholder in such capacity under applicable Law and otherwise permitted by the BCA. No action taken or omitted by the Supporting Stockholder in its capacity as a director or officer of Mango shall be deemed a breach of this Agreement.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement, and all rights and obligations of the Parties hereunder, shall automatically terminate, without any further action by any Party, upon the earliest to occur (the “Expiration Date”):

(a) the valid termination of the BCA in accordance with its terms;

(b) the Completion (including the receipt of the Mango Stockholder Approval and all other Required Approvals);

(c) the mutual written agreement of the Parties to terminate this Agreement; or

(d) any amendment, modification or waiver of the BCA that (i) reduces or changes the form of consideration payable to Mango stockholders in connection with the Transaction or (ii) is otherwise materially adverse to the Supporting Stockholder, in each case without the prior written consent of the Supporting Stockholder.

Section 6.2 Effect of Termination. Upon termination of this Agreement, no Party shall have any further obligations or liabilities hereunder; provided that (a) nothing in this Section 6.2 shall relieve any Party from liability for any Willful Breach of this Agreement occurring prior to such termination, and (b) Article VII (other than Section 7.1) shall survive any termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which any Party is entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason.

Section 7.2 Governing Law; Venue.

(a) This Agreement and any claim, controversy or dispute arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the Laws of any other jurisdiction.

(b) Notwithstanding Section 7.2(a), the following matters shall be governed by, and construed in accordance with, the Laws of the State of Texas: (i) the internal corporate affairs of Mango, (ii) the voting rights and obligations of stockholders of Mango and the validity of stockholder votes, and (iii) the validity and effect of shares of Mango capital stock.

(c) Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines jurisdiction, the United States District Court for the District of Delaware or the Superior Court of the State of Delaware) in connection with any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each Party irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding in such courts and any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

Section 7.3 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.4 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf) or other electronic means shall be effective as delivery of an original executed counterpart.

Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given in accordance with the notice provisions set forth in the BCA (which are incorporated herein by reference, mutatis mutandis). Notices to the Supporting Stockholder shall be sent to the address set forth on the signature page hereto (or such other address as the Supporting Stockholder may specify by notice given in accordance with this Section 7.5).

Section 7.6 Entire Agreement. This Agreement (together with the BCA, to the extent referenced herein) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 7.7 Amendment; Waiver. This Agreement may not be amended, supplemented or otherwise modified except by a written instrument signed by each of the Parties. Any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived only if set forth in a written instrument signed by the Party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 7.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of each other Party, and any such assignment without such prior written consent shall be null and void; provided that Nuclea may assign its rights and obligations hereunder to any successor or permitted assignee under the BCA without the consent of any other Party, but no such assignment shall relieve Nuclea of its obligations hereunder.

Section 7.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 7.11 Expenses. Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

Section 7.12 Further Assurances. Each Party shall execute and deliver such additional documents and take such additional actions as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Agreement.

Section 7.13 Construction. The headings of Articles and Sections herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “or” shall not be exclusive.

[Signature Pages Follow]

SIGNATURE PAGE TO MANGO VOTING SUPPORT AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

MANGOCEUTICALS, INC.

By:
Name:	Jacob Cohen
Title:	Chief Executive Officer

NUCLEA ENERGY INC.

By:
Name:	Sagar Sanghera
Title:	President

SUPPORTING STOCKHOLDER:

Name: [●]
Title (if entity): [●]

Address for Notices:

[●]
[●]
Attention: [●]
Email: [●]

SCHEDULE A

Covered Shares of the Supporting Stockholder

Name of Supporting Stockholder: [●]

Class / Series of Securities	Number of Shares	Manner Held (Record / Beneficial)
Mango Common Stock	[●]	[Record / Beneficial]
[Series [●] Preferred Stock]	[●]	[Record / Beneficial]
[Options / Warrants (exercisable)]	[●]	[Beneficial]

Existing Liens or Encumbrances (if any): [None / Describe]

Shared Voting or Dispositive Power (if any): [None / Describe]

EXHIBIT A

Form of Joinder Agreement

This JOINDER AGREEMENT (this “Joinder”) is made as of [●], 202[●], by the undersigned (the “Transferee”) in favor of Mangoceuticals, Inc. (“Mango”) and Nuclea Energy Inc. (“Nuclea”).

WHEREAS, the Transferee is acquiring [●] shares of [Mango Common Stock / ●] (the “Transferred Shares”) from [●] (the “Transferor”), who is a party to that certain Mango Voting Support Agreement, dated as of [●], 2026 (the “Support Agreement”), among Mango, Nuclea and the Transferor.

NOW, THEREFORE, as a condition to the Transfer of the Transferred Shares, the Transferee hereby agrees as follows:

1. The Transferee has received and reviewed a copy of the Support Agreement.

2. The Transferee hereby agrees to be bound by all of the terms and conditions of the Support Agreement to the same extent as the Transferor, as if the Transferee were an original signatory thereto, with respect to the Transferred Shares and any additional shares of Mango voting securities hereafter acquired by the Transferee.

3. The Transferee hereby makes each of the representations and warranties set forth in Article IV of the Support Agreement as if made by the Transferee as of the date hereof (with all references to “Supporting Stockholder” therein being deemed references to the Transferee).

4. This Joinder shall be governed by and construed in accordance with the governing law provisions set forth in the Support Agreement.

[Signature Page Follows]

[SIGNATURE]

Name:	[●]
Title (if entity): [●]
Date:	[●]

Acknowledged and Agreed:

MANGOCEUTICALS, INC.

By:
Name:	[●]
Title:	[●]

NUCLEA ENERGY INC.

By:
Name:	[●]
Title:	[●]

Schedule I —Form of Lock-Up Agreement

FORM OF LOCK-UP AGREEMENT

[Insert date]

Mangoceuticals Inc

17130 N. Dallas Parkway, Suite 240

Dallas, Texas 75248

Attn: Board of Directors

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement dated as of July [*], 2026 (the “Business Combination Agreement”) entered into by and among MANGOCEUTICALS, INC., a corporation incorporated under the Laws of the State of Texas, with its principal executive office at 17130 N. Dallas Parkway, Suite 240, Dallas, Texas 75248 (“Mango”), NUCLEA ENERGY INC., a corporation existing under the Laws of British Columbia, with an office at 2425 Skymark Ave., Unit 5, Mississauga, Ontario L4W 4Y6 (“Nuclea”), and certain shareholders and senior executives of Mango and Nuclea listed on the signature page hereof (each, a “Shareholder” and collectively the “Shareholders”).

Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings ascribed thereto in the Business Combination Agreement.

In order to induce Mango and Nuclea to proceed with the Transaction and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned Shareholder hereby agrees with Mango as follows (the Shareholders, Nuclea and Mango collectively the “Parties” and each individually a “Party”):

1. Subject to the exceptions set forth herein, the Shareholder agrees not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Mango Common Stock (the “Mango Shares”) held by it immediately after the Closing, any Mango Shares issuable upon the exercise of any rights, options, warrants or other securities to purchase any Mango Shares held by it immediately after the Closing, or any rights, options, warrants or other securities convertible into or exercisable or exchangeable for any Mango Shares held by it immediately after the Closing (collectively, the “Subject Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Subject Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) for the period (the “Lock-Up Period”) commencing on the Effective Time and until the date that is three-hundred and sixty-five (365) days after the Closing.

2.	The restrictions set forth in paragraph 1 shall not apply to:

(i)	if the Shareholder is not an individual, in the case of an entity, Transfers to a shareholder, partner, member or direct or indirect affiliate (within the meaning set forth in Rule 405 under Securities Act) of the Shareholder;

(ii)	if the Shareholder is an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	if the Shareholder is an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	if the Shareholder is an individual, Transfers pursuant to a qualified domestic relations order;

(v)	if the Shareholder is not an individual, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vi)	Transfers pursuant to transactions relating to the Mango Shares or other securities convertible into or exercisable or exchangeable for the Mango Shares acquired in open market transactions after the Closing;

(vii)	Transfers pursuant to transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Mango’s shareholders having the right to exchange their Mango Shares for cash, securities or other property; and

(viii)	Transfers pursuant to transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties thereto, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 or qualifying as a nonrecognition exchange described in Section 351(a) of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes).

provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Shareholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Shareholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. The Shareholder hereby represents and warrants that such Shareholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms. Upon request, the Shareholder will execute any additional documents necessary in connection with enforcement hereof, provided that the terms of any such additional document shall not impose any additional restrictions or obligations on the Shareholder. Any obligations of the Shareholder shall be binding upon the successors and assigns of the Shareholder from and after the date hereof.

4. This Letter Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all of the Parties.

5. No Party may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Shareholder and each of its respective successors, heirs and assigns and permitted transferees.

6. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Article VII of the Business Combination Agreement (Dispute Resolution) shall apply mutatis mutandis hereunder.

7. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8. This Letter Agreement shall terminate upon expiration of the Lock-Up Period.

[remainder of page intentionally left blank]

Very truly yours,

[Shareholder Name]

By:
Name:
Title:
Address:

[Signature Page to Lock-up Agreement]